                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                               CenturyTel, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                               [CENTURYTEL LOGO]

================================================================================

                         2004 NOTICE OF ANNUAL MEETING

                              AND PROXY STATEMENT

                          ANNUAL FINANCIAL STATEMENTS

                            AND REVIEW OF OPERATIONS

================================================================================

                             THURSDAY, MAY 6, 2004
                              2:00 P.M. LOCAL TIME
                              100 CENTURYTEL DRIVE
                               MONROE, LOUISIANA

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF CENTURYTEL, INC.:

         The Annual Meeting of Shareholders of CenturyTel, Inc. will be held at 2:00 p.m., local time, on May 6, 2004 in the Corporate Conference Room of the Company's principal offices, 100 CenturyTel Drive, Monroe, Louisiana, for the following purposes:

1.       to elect four Class I directors;

2. to ratify the appointment of KPMG LLP as the Company's independent auditor for 2004; and

3. to transact such other business as may properly come before the meeting and any adjournments thereof.

         The Board of Directors has fixed the close of business on March 8, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and all adjournments thereof.

                                          By Order of the Board of Directors
                                          /s/ Stacey W. Goff
                                          STACEY W. GOFF, Secretary

Dated:  March 24, 2004

SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU EXPECT TO ATTEND, IT IS IMPORTANT THAT YOU PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IF YOU PLAN TO ATTEND AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE YOUR PROXY IS VOTED.

                             [CENTURYTEL LETTERHEAD]

                                 March 24, 2004

Dear Shareholder:

         It is a pleasure to invite you to the Company's 2004 Annual Meeting of Shareholders on Thursday, May 6, beginning at 2:00 p.m. local time, at the Company's headquarters in Monroe, Louisiana. I hope you will be able to attend.

         As in the past, this booklet includes our formal notice of the meeting, our proxy statement and our annual financial statements and review of operations.

         Most of you have received with this booklet a proxy card that indicates the number of votes that you will be entitled to cast at the meeting according to the records of the Company or your broker or other nominee. Each share of the Company that you have "beneficially owned" continuously since May 30, 1987 generally entitles you to ten votes; each other share entitles you to one vote. Shares held through a broker or other nominee are presumed to have one vote per share. In lieu of receiving a proxy card, participants in the Company's benefit plans have been furnished with voting instruction cards. The reverse side of this letter describes the Company's voting provisions in greater detail.

         Regardless of how many shares you own or whether you plan to attend the meeting in person, it is important that your shares be voted at the meeting. At your earliest convenience, please complete the enclosed proxy card (or voting instruction cards) and return it or them promptly in the enclosed return envelope.

         Thank you for your interest and continued support.

                                              Sincerely,

                                              /S/ Glen F. Post,III
                                              Glen F. Post, III
                                              Chairman of the Board and
                                              Chief Executive Officer

                                VOTING PROVISIONS

SHAREHOLDERS

         Record Shareholders. In general, shares registered in the name of any natural person or estate that are represented by certificates dated as of or prior to May 30, 1987 are presumed to have ten votes per share and all other shares are presumed to have one vote per share. However, the Company's articles of incorporation (the relevant provisions of which are reproduced below) set forth a list of circumstances in which the foregoing presumptions may be refuted. If you believe that the voting information set forth on your proxy card is incorrect or a presumption made with respect to your shares should not apply, please send a letter to the Company briefly describing the reasons for your belief. Merely marking the proxy card will not be sufficient notification to the Company that you believe the voting information thereon is incorrect.

         Beneficial Shareholders. All shares held through a broker, bank or other nominee are presumed to have one vote per share. The Company's articles of incorporation set forth a list of circumstances in which this presumption may be refuted by the person who has held since May 30, 1987 all of the attributes of beneficial ownership referred to in Article III(C)(2) reproduced below. If you believe that some or all of your shares are entitled to ten votes, you may follow one of two procedures. First, you may write a letter to the Company describing the reasons for your belief. The letter should contain your name (unless you prefer to remain anonymous), the name of the brokerage firm, bank or other nominee holding your shares, your account number with such nominee and the number of shares you have beneficially owned continuously since May 30, 1987. Alternatively, you may ask your broker, bank or other nominee to write a letter to the Company on your behalf stating your account number and indicating the number of shares that you have beneficially owned continuously since May 30, 1987. In either case, your letter should indicate how you wish to have your shares voted.

         Other. The Company will consider all letters received prior to the date of the Annual Meeting and, when a return address is provided in the letter, will advise the party furnishing such letter of its decision, although in many cases the Company will not have time to inform an owner or nominee of its decision prior to the time the shares are voted. In limited circumstances, the Company may require additional information before a determination will be made. If you have any questions about the Company's voting procedures, please call the Company at (318) 388-9500.

PARTICIPANTS IN BENEFIT PLANS

         Participants in the Company's Employee Stock Ownership Plan, Dollars & Sense Plan, Union Retirement Savings Plan, Union Group Incentive Plan, or Security Systems Inc. 401(k) Plan have received voting instruction cards in lieu of a proxy card. For additional information, please refer to the materials supplied by the trustee of the plans in which you participate.

                                     * * * *

EXCERPTS FROM THE COMPANY'S ARTICLES OF INCORPORATION

         Paragraph C of Article III of the Company's articles of incorporation provides as follows:

         (1) Each share of Common Stock . . . which has been beneficially owned continuously by the same person since May 30, 1987 will entitle such person to ten votes with respect to such share on each matter properly submitted to the shareholders of the Corporation for their vote, consent, waiver, release or other action . . .

         (2) (a) For purposes of this paragraph C, a change in beneficial ownership of a share of the Corporation's stock will be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of such share; (ii) investment power, which includes the power to direct the sale or other disposition of such share; (iii) the right to receive or retain the proceeds of any sale or other disposition of such share; or (iv) the right to receive distributions, including cash dividends, in respect to such share.

         (b) In the absence of proof to the contrary provided in accordance with the procedures referred to in subparagraph (4) of this paragraph C, a change in beneficial ownership will be deemed to have occurred whenever a share of stock is transferred of record into the name of any other person.

         (c) In the case of a share of Common Stock . . . held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, or in any other name except a natural person, if it has not been established pursuant to the procedures referred to in subparagraph
         (4) that such share was beneficially owned continuously since May 30, 1987 by the person who possesses all of the attributes of beneficial ownership referred to in clauses (i) through (iv) of subparagraph
         (2)(a) of this paragraph C with respect to such share of Common Stock . . . then such share of Common Stock . . . will carry with it only one vote regardless of when record ownership of such share was acquired.

         (d) In the case of a share of stock held of record in the name of any person as trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act, the Uniform Transfers to Minors Act or any comparable statute as in effect in any state, a change in beneficial ownership will be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian or the minor for whom such custodian is acting.

         (3) Notwithstanding anything in this paragraph C to the contrary, no change in beneficial ownership will be deemed to have occurred solely as a result of:

         (a) any event that occurred prior to May 30, 1987, including contracts providing for options, rights of first refusal and similar arrangements, in existence on such date to which any holder of shares of stock is a party;

         (b) any transfer of any interest in shares of stock pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for the purpose of circumventing this paragraph C;

         (c) any change in the beneficiary of any trust, or any distribution of a share of stock from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age 18 or the passage of a given period of time or the attainment by any natural person of a specified age, or the creation or termination of any guardianship or custodian arrangement; or

         (d) any appointment of a successor trustee, agent, guardian or custodian with respect to a share of stock.

         (4) For purposes of this paragraph C, all determinations concerning changes in beneficial ownership, or the absence of any such change, will be made by the Corporation. Written procedures designed to facilitate such determinations will be established by the Corporation and refined from time to time. Such procedures will provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Corporation and any transfer agent will be entitled to rely on all information concerning beneficial ownership of a share of stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Corporation nor any transfer agent will be charged with any other knowledge concerning the beneficial ownership of a share of stock.

         (5) Each share of Common Stock acquired by reason of any stock split or dividend will be deemed to have been beneficially owned by the same person continuously from the same date as that on which beneficial ownership of the share of Common Stock, with respect to which such share of Common Stock was distributed, was acquired.

                                     * * * *

         (8) Shares of Common Stock held by the Corporation's employee benefit plans will be deemed to be beneficially owned by such plans regardless of how such shares are allocated to or voted by participants, until the shares are actually distributed to participants.

                                     * * * *

                                CENTURYTEL, INC.
                              100 CENTURYTEL DRIVE
                             MONROE, LOUISIANA 71203
                                 (318) 388-9500

                                 PROXY STATEMENT

                                 March 24, 2004

         This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of CenturyTel, Inc. (the "Company") for use at its annual meeting of shareholders to be held at the time and place set forth in the accompanying notice, and at any adjournments thereof (the "Meeting"). This proxy statement is first being mailed to shareholders of the Company on or about March 29, 2004.

         As of March 8, 2004, the record date for determining shareholders entitled to notice of and to vote at the Meeting (the "Record Date"), the Company had outstanding 141,834,419 shares of common stock (the "Common Shares") and 319,000 shares of Series L preferred stock that vote together with the Common Shares as a single class on all matters ("Preferred Shares" and, collectively with the Common Shares, "Voting Shares"). The Company's Restated Articles of Incorporation (the "Articles") generally provide that holders of Common Shares that have been beneficially owned continuously since May 30, 1987 are entitled to cast ten votes per share, subject to compliance with certain procedures. Article III of the Articles and the voting procedures adopted thereunder contain several provisions governing the voting power of Common Shares, including a presumption that each Common Share held by nominees or by any holder other than a natural person or estate entitles such holder to one vote, unless the holder furnishes the Company with proof to the contrary. Applying the presumptions described in Article III, the Company's records indicate that 221,408,211 votes are entitled to be cast at the Meeting, of which 221,089,211 (99.9%) are attributable to the Common Shares. Unless otherwise indicated, all percentages of voting power set forth in this proxy statement have been calculated based on such number of votes.

         If you are a participant in the Company's Automatic Dividend Reinvestment and Stock Purchase Service or the Company's Employee Stock Purchase Plans, the Company's proxy card covers shares credited to your account under each plan, as well as shares registered in your name. You should not, however, use the proxy card to vote any shares held for you in the Company's Employee Stock Ownership Plan, Dollars & Sense Plan, Union Retirement Savings Plan, Union Group Incentive Plan, or Security Systems Inc. 401(k) Plan. Instead, participants in these plans will receive from the plan trustees separate voting instruction cards covering these shares. These voting instruction cards should be completed and returned in the manner provided in the instructions that accompany such cards.

         The Company will pay all expenses of soliciting proxies for the Meeting. Proxies may be solicited personally, by mail, by telephone or by facsimile by the Company's directors, officers and employees, who will not be additionally compensated therefor. The Company will also request persons holding Voting Shares in their names for others, such as brokers, banks and other nominees, to forward proxy materials to their principals and request authority for the execution of proxies, for which the Company will reimburse them for expenses incurred in connection therewith. The Company has retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies, for which it will be paid a fee of $7,500 and will be reimbursed for certain out-of-pocket expenses.

                              ELECTION OF DIRECTORS
                  (ITEM 1 ON PROXY OR VOTING INSTRUCTION CARD)

         The Board of Directors has fixed the number of directors at 13 members, which are divided under the Articles into three classes. Members of the respective classes hold office for staggered terms of three years, with one class elected at each annual shareholders' meeting. Four Class I directors will be elected at the Meeting. Acting upon the recommendation of its Nominating and Corporate Governance Committee, the Board has nominated the four individuals listed below to serve as Class I directors. Unless authority is withheld, all votes attributable to the shares represented by each duly executed and delivered proxy will be cast for the election of each of these below-named nominees. Under the Company's bylaw nominating procedures, these nominees are the only individuals who may be elected at the Meeting. See "Corporate Governance - Director Nomination Process." If for any reason any such nominee should decline or become unable to stand for election as a director, which is not anticipated, votes will be cast instead for another candidate designated by the Board, without resoliciting proxies.

         The following provides certain information with respect to each nominee and each other director whose term will continue after the Meeting, including his or her beneficial ownership of Common Shares determined in accordance with Rule 13d-3 of the Securities and Exchange Commission ("SEC"). Unless otherwise indicated, (i) all information is as of the Record Date, (ii) each person has been engaged in the principal occupation shown for more than the past five years and (iii) shares beneficially owned are held with sole voting and investment power. Unless otherwise indicated, none of the persons named below beneficially owns more than 1% of the outstanding Common Shares or is entitled to cast more than 1% of the total voting power.

CLASS I DIRECTORS (FOR TERM EXPIRING IN 2007):

                                    [PHOTO]

         WILLIAM R. BOLES, JR., age 47; a director since 1992; an executive officer, director and practicing attorney with The Boles Law Firm.

         Committee Memberships:      Risk Evaluation (Chairman)

         Shares Beneficially Owned: 15,965 (1)

                                    [PHOTO]

         W. BRUCE HANKS, age 49; a director since 1992; Athletic Director of the University of Louisiana at Monroe between March 2001 and mid-year 2004; a senior or executive officer of the Company with operational or strategic development responsibilities for several years prior to such time.

         Committee Membership:       Risk Evaluation

         Shares Beneficially Owned: 141,341 (1), (2)

                                    [PHOTO]

         C. G. MELVILLE, JR., age 63; a director since 1968; private investor since 1992; retired executive officer of an equipment distributor.

         Committee Memberships:      Compensation (Chairman); Nominating
                                     and Corporate Governance

         Shares Beneficially Owned: 21,471 (1)

                                    [PHOTO]

         GLEN F. POST, III, age 51; a director since 1985; Chairman of the Board since June 2002 and Chief Executive Officer of the Company since 1993. Mr. Post also served as Vice Chairman of the Board from 1993 to 2002 and President from 1990 to 2002.

         Committee Membership:       Executive (Chairman)

         Shares Beneficially Owned: 1,531,732 (2)

       THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES.

CLASS II DIRECTORS (TERM EXPIRES IN 2005):

                                    [PHOTO]

         VIRGINIA BOULET, age 50; a director since 1995; President and Chief Operating Officer of IMDiversity, Inc., an on-line recruiting company, and Special Counsel at Adams and Reese LLP, a law firm, since March 2002; Partner, Phelps Dunbar, L.L.P., a law firm, for 10 years prior to such time.

         Committee Memberships:      Nominating and Corporate
                                     Governance (Chairperson); Audit

         Shares Beneficially Owned: 15,328 (1), (3)

                                    [PHOTO]

         CALVIN CZESCHIN, age 68; a director since 1975; President and Chief Executive Officer of Yelcot Telephone Company and Ultimate Auto Group.

         Committee Memberships:      Executive; Risk Evaluation

         Shares Beneficially Owned: 360,869 (1), (4)

                                    [PHOTO]

         JAMES B. GARDNER, age 69; a director since 1981; Senior Managing Director of the capital markets division of Samco Capital Markets, a division of Penson Financial Services, Inc., since November 2001; Managing Director of such division for over seven years prior to such date; a director of Ennis Business Forms, Inc.

         Committee Memberships:      Audit (Chairman); Executive;
                                     Compensation

         Shares Beneficially Owned: 13,500 (1)

                                    [PHOTO]

         R. L. HARGROVE, JR., age 72; a director since 1985; retired as an executive officer of the Company in 1987 after 12 years of service as an officer.

         Committee Memberships:      Executive; Audit; Nominating and
                                     Corporate Governance

         Shares Beneficially Owned: 73,140 (1)

                                    [PHOTO]

         JOHNNY HEBERT, age 75; a director since 1968; President of family-owned electrical contracting businesses.

         Committee Memberships:      Risk Evaluation

         Shares Beneficially Owned: 22,552 (1), (5)

CLASS III DIRECTORS (TERM EXPIRES IN 2006):

                                    [PHOTO]

         FRED R. NICHOLS, age 57; a director since May 2003; retired in 2000 after serving as Executive Vice President of Operations of Cox Communications, Inc. from August 1999 to February 2000; Chairman of the Board, President and Chief Executive Officer of TCA Cable TV, Inc. from 1997 to August 1999.

         Committee Membership:       Audit

         Shares Beneficially Owned: 8,000 (1)

                                    [PHOTO]

         HARVEY P. PERRY, age 59; a director since 1990; non-executive Vice Chairman of the Board of Directors of the Company since January 1, 2004; retired from the Company on December 31, 2003 after serving as Executive Vice President and Chief Administrative Officer for almost five years, as Secretary for 18 years and as General Counsel for 20 years; also served as Senior Vice President from 1985 to 1999.

         Committee Membership:     Executive

         Shares Beneficially Owned: 368,338 (2), (6)

                                    [PHOTO]

         JIM D. REPPOND, age 62; a director since 1986; retired from the Company in 1996 after serving as President-Telephone Group of the Company (or a comparable predecessor position) for several years.

         Committee Memberships:      Executive; Compensation

         Shares Beneficially Owned: 73,920 (1)

                                    [PHOTO]

         JOSEPH R. ZIMMEL, age 50; a director since January 2003; retired in 2002 after serving as a managing director of the investment banking division of The Goldman Sachs Group, Inc. from 1996 to 2001; a director of Modem Media, Inc.

         Committee Membership:       Audit

         Shares Beneficially Owned: 12,667 (1)

(1) Includes shares that each outside director has the right to acquire within 60 days of the date of this Proxy Statement pursuant to options granted under the Company's directors stock option plan. Under these options, each outside director has the right to acquire within such period 10,000 shares, other than Messrs. Nichols and Zimmel, who have the right to acquire 6,000 and 7,667 shares, respectively.

(2) Includes (i) shares of restricted stock issued to the below-named directors under the Company's incentive compensation plans ("Restricted Stock"), with respect to which such individuals have sole voting power but no investment power; (ii) shares ("Option Shares") that such individuals have the right to acquire within 60 days of the Record Date pursuant to options granted under the Company's incentive compensation plans (other than the Company's directors stock option plan referenced in footnote 1 above); and (iii) shares (collectively, "Plan Shares") allocated to such individual's accounts under the Company's Employee Stock Ownership Plan ("ESOP") and the Company's Dollars & Sense Plan ("401(k) Plan"), as follows:

       Name              Restricted Stock       Option Shares         Plan Shares
------------------       ----------------     ----------------        -----------
W. Bruce Hanks                  -                    89,616                 -
Glen F. Post, III            52,259               1,310,547               79,774
Harvey P. Perry                 -                   318,000                 -

         Participants in the 401(k) Plan who have attained 45 years of age or three years of service with the Company have investment power with respect to all shares held in their 401(k) Plan account, and participants in the ESOP who have attained 55 years of age and 10 years of participation in the plan have investment power with respect to a portion of the shares held in their ESOP accounts. Participants in both these plans are entitled to direct the voting of their plan shares, as described in greater detail elsewhere herein.

(3) Includes 1,272 shares held by Ms. Boulet as custodian for the benefit of her children and 450 shares owned by Ms. Boulet's spouse, as to which she disclaims beneficial ownership.

(4) Constitutes 0.3% of the outstanding Common Shares and entitles Mr. Czeschin to cast 1.6% of the total voting power; includes 11,997 shares owned by Mr. Czeschin's wife, as to which he disclaims beneficial ownership; also includes 300,000 shares that are pledged pursuant to a pre-paid forward sale contract that expires January 19, 2006. Mr. Czeschin holds voting but not investment power as to such pledged shares.

(5) Includes 1,767 shares owned by Mr. Hebert's wife, as to which he disclaims beneficial ownership.

(6) Includes 2,837 shares held as custodian for the benefit of Mr. Perry's children.

                              CORPORATE GOVERNANCE

GOVERNANCE GUIDELINES

         Listed below are excerpts from the Company's corporate governance guidelines, which the Board reviews at least annually. A complete copy of the Company's corporate governance guidelines is an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and is posted on the Company's website at www.centurytel.com.

1.       Director Qualifications

         - The Board will have a majority of independent directors. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include members' independence qualifications, as well as consideration of diversity, age, character, skills and experience in the context of the needs of the Board.

         - The Board presently has 13 members. It is the sense of the Board that a size of 11 to 13 is about right. However, the Board would be willing to go to a somewhat larger size in order to accommodate the availability of an outstanding candidate. It is the general sense of the Board that no more than two management directors should serve on the Board.

         - The Board expects directors who change the job or responsibility they held when they were elected to the Board to volunteer to resign from the Board. It is not the sense of the Board that in every such instance the director should necessarily leave the Board. There should, however, be an opportunity for the Board, through the Nominating and Corporate Governance Committee, to review the continued appropriateness of Board membership under the circumstances.

         - No director may serve on more than two other unaffiliated public company boards, unless this prohibition is waived by the Board. No director may be appointed or nominated to a new term if he or she would be age 72 or older at the time of the election or appointment.

         - The Nominating and Corporate Governance Committee will review each director's continuation on the Board every three years.

         - Directors will be deemed to be "independent" if (i) the Board affirmatively confirms that neither the director nor any organization with which the director is affiliated receives any payments from the Company other than Permissible Directors Compensation (as defined below) and (ii) none of the disqualifying events or conditions specified in Rule 303A(2)(b) of the NYSE Listed Company Manual apply to the director. For purposes hereof, "Permissible Directors Compensation" means (i) director and committee fees, (ii) reimbursement for an annual physical, continuing education, travel and other out-of-pocket expenses in accordance with the Company's applicable policies and (iii) a pension or other form of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service. The Board may make determinations or interpretations under this paragraph, provided that they are consistent with the foregoing standards.

         - Once the Board has determined that a director is independent, the director may not engage in any transaction with the Company, either directly or indirectly through an immediate family member or related entity, without such transaction being approved by the Board.

2.       Director Responsibilities

         -        The Chairman will establish the agenda for each Board meeting.
                  Each Board member is free to suggest the inclusion of items on the agenda. Each Board member is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board will review the Company's long-term strategic plans and the principal issues that the Company will face in the future during at least one Board meeting each year.

         - The non-management directors will meet in executive session at least quarterly. The director who presides at these meetings will be an independent director chosen annually by the non-management directors, and his or her name will be disclosed in the annual proxy statement.

3.       Board Committees

         - The Board will have at all times an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. All of the members of these committees will be independent directors, as defined in Section 1 above.

         - The Chair of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee's charter. The Chair of each committee, in consultation with members of the committee and others specified in the committee's charter, will develop the committee's agenda.

         - The Board and each committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

         - Each committee may meet in executive session as often as it deems appropriate.

4.       Director Access to Officers and Employees

         - Directors have full and free access to officers and employees of the Company.

         - The Board welcomes regular attendance at each Board meeting of senior officers of the Company.

5.       Director Compensation

         - The form and amount of director compensation will be determined by the Nominating and Corporate Governance Committee in accordance with the policies and principles set forth in its charter, and such Committee will conduct an annual review of director compensation.

6.       Director Orientation and Continuing Education

         - The Nominating and Corporate Governance Committee shall maintain an Orientation Program for new directors. All new directors must participate in the Company's Orientation Program, which should be conducted as soon as practicable after new directors are elected or appointed.

         - The Company will also maintain a Continuing Education Program for directors, pursuant to which it will endeavor to periodically update directors on industry, technological and regulatory developments, and to provide adequate resources to support directors in understanding the Company's business and matters to be acted upon at board and committee meetings.

7.       CEO Evaluation and Management Succession

         - The Nominating and Corporate Governance Committee will conduct an annual review of the CEO's performance. The Nominating and Corporate Governance Committee will provide a report of its findings to the Board of Directors (with appropriate recusals of the CEO and other management directors, as necessary) to enable the Board to ensure that the CEO is providing the best leadership for the Company in the long- and short-term.

         - The Nominating and Corporate Governance Committee should report periodically to the Board on succession planning. The entire Board will consult periodically with the Nominating and Corporate Governance Committee regarding potential successors to the CEO. The CEO should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

8.       Annual Performance Evaluation

         - The Board of Directors will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Corporate Governance Committee will receive comments from all directors and report annually to the Board with an assessment of the Board's performance, which will be discussed with the full Board. The assessment will focus on the Board's contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve.

9.       Standards of Business Conduct and Ethics

         - All of the Company's directors, officers and employees are required to abide by the Company's long-standing Corporate Compliance Program, which includes standards of business conduct and ethics. The Company's program and related procedures cover all areas of professional conduct, including employment policy, conflicts of interests, protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company's business.

         - Any waiver of the Company's policies, principles or guidelines relating to business conduct or ethics for executive officers or directors may be made only by the Audit Committee and will be promptly disclosed as required by law or stock exchange regulation.

INDEPENDENCE

         The Board has determined that W. Bruce Hanks, C. G. Melville, Jr., Virginia Boulet, James B. Gardner, R. L. Hargrove, Jr., Fred R. Nichols, Jim D. Reppond and Joseph R. Zimmel qualify as independent directors under the standards referred to above under " - Governance Guidelines."

MEETINGS AND CERTAIN COMMITTEES OF THE BOARD

         During 2003, the Board held four regular meetings and six special meetings.

         During 2003, the Board's Audit Committee held ten meetings. The Audit Committee's functions are described further below under "Report of Audit Committee."

         The Board's Compensation Committee held six meetings during 2003. The Compensation Committee's Incentive Awards Subcommittee held one meeting during 2003. Both the Compensation Committee and the Subcommittee are described further below under "Executive Compensation and Related Information - Report of Compensation Committee Regarding Executive Compensation."

         The Board's Nominating and Corporate Governance Committee (the "Nominating Committee") met nine times during 2003. The Nominating Committee is responsible for, among other things, (i) recommending to the Board nominees to serve as directors and officers, (ii) monitoring the composition of the Board and its committees, (iii) periodically reassessing the Company's corporate governance guidelines, (iv) leading the Board in its annual review of the Board's performance and (v) reviewing annually the Chief Executive Officer's performance and reporting to the Board on succession planning for senior executive officers. For information on the Company's director nomination process, see "- Director Nomination Process" below.

         Each of the committees listed above is composed solely of independent directors under the standards referred to above under "- Governance Guidelines." The Board has determined that R. L. Hargrove, Jr. and James B. Gardner are audit committee financial experts, as defined under the federal securities laws.

         If you would like additional information on the responsibilities of the committees listed above, please refer to the committees' respective charters, which are exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and are posted on the Company's website at www.centurytel.com.

         The Company expects all of its directors to attend the Company's annual shareholders meetings. Each director attended the 2003 annual shareholders meeting.

DIRECTOR NOMINATION PROCESS

         Nominations for the election of directors at annual shareholder meetings may be made by the Board (upon the receipt of recommendations of the Nominating Committee) or by any shareholder of record who complies with the Company's bylaws. Under the bylaws, any shareholder of record interested in making a nomination (referred to below as "nominating shareholders") generally must deliver written notice to the Company's secretary not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year's annual shareholder's meeting. For the Meeting this year, the Board has nominated the four nominees listed above under "Election of Directors" to stand for election as Class I directors, and no shareholders submitted any nominations. For further information on deadlines for submitting nominations for the Company's 2005 annual shareholders meeting, see "Other Matters - Shareholder Nominations and Proposals."

         The written notice required to be sent by any nominating shareholder must include (i) the name, age, business address and residential address of the nominating shareholder and any other person acting in concert with such shareholder, (ii) a representation that the nominating shareholder is a record holder of Voting Shares, and intends to make his nomination in person, (iii) a description of all agreements among the nominating shareholder, any person acting in concert with him, each proposed nominee and any other person pursuant to which the nomination or nominations are to be made and (iv) various biographical information about each proposed nominee, including principal occupation, holdings of Voting Shares and other information required to be disclosed in the Company's proxy statement. The notice must also be accompanied by the written consent of each proposed nominee to serve as a director if elected, and an affidavit certifying that the proposed nominee meets the qualifications for service specified in the bylaws and summarized below. The Company may require a proposed nominee to furnish other reasonable information or certifications. Shareholders interested in bringing before a shareholders meeting any matter other than a director nomination should consult the bylaws for additional procedures governing such requests. The Company may disregard any nomination or submission of any other matter that fails to comply with these bylaw procedures.

         The Nominating Committee will consider candidates nominated by shareholders in accordance with the bylaws. Upon receipt of any such nominations, the Committee will review the submission for compliance with the bylaws, including determining if the proposed nominee meets the bylaw qualifications for service as a director. These provisions disqualify any person who fails to respond satisfactorily to any inquiry for information to enable the Company to make any certifications required by the Federal Communications Commission under the Anti-Drug Abuse Act of 1988, or who has been arrested or convicted of certain specified drug offenses or engaged in actions that could lead to such an arrest or conviction.

         Under the Company's corporate governance guidelines, the Nominating Committee assesses director candidates based on their independence, diversity, age, character, skills and experience in the context of the needs of the Board. Although the guidelines permit the Nominating Committee to adopt additional selection guidelines or criteria, it has chosen not to do so. Instead, the Nominating Committee periodically assesses skills and characteristics then required by the Board based on the Board's configuration and future challenges at the time of the assessment. The Nominating Committee believes this flexible approach enables it to respond to changes caused by director retirements and industry developments. Although the Company does not have a history of receiving director nominations from shareholders, the Nominating Committee envisions that it would evaluate any such candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with the Company's management, operations, business, industry, strategies and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to the Board and the Company.

DIRECTOR COMPENSATION

         Each director who is not an employee of the Company (referred to as "outside directors" or "non-management directors") is paid an annual fee of $30,000 plus $2,000 for attending each regular Board meeting, $2,500 for attending each special Board meeting and $1,500 for attending each meeting of a Board committee.

         Currently the Vice Chairman of the Board is paid supplemental board fees at the rate of $100,000 per year. The Vice Chairman's duties include (i) assisting the Chairman by facilitating communications among the directors and monitoring the activities of the Board's committees, (ii) serving at the Chairman's request on the board of any company in which the Company has an investment, (iii) monitoring the Company's strategies and (iv) performing certain executive succession functions.

         Currently (i) the chair of the Audit Committee is paid supplemental board fees at the rate of $12,000 per year, (ii) the chair of the Compensation Committee and the chair of the Nominating Committee are each paid supplemental board fees at the rate of $8,000 per year, and (iii) the chair of the Risk Evaluation Committee is paid supplemental board fees at the rate of $6,000 per year.

         The Company permits each outside director to defer receipt of all or a portion of his or her fees. Amounts so deferred earn interest equal to the six-month Treasury bill rate. Each outside director is also entitled to be reimbursed (i) for expenses incurred in attending meetings and (ii) up to $5,000 per year for the cost of an annual physical examination, plus related travel expenses and the estimated income taxes incurred by the director in connection with receiving these reimbursement payments.

         Under the Company's 2002 Directors Stock Option Plan, outside directors are entitled to receive annual grants of options to purchase up to 6,000 Common Shares (with the actual number to be determined by the Compensation Committee of the Board) following each annual meeting of shareholders and upon joining the Board if other than by election at an annual meeting of shareholders. In 2003, the Board's Compensation Committee granted each outside director non-qualified options to purchase 6,000 Common Shares. In 2004, the Compensation Committee authorized each outside director to receive subsequent to the Meeting non-qualified options to purchase an additional 6,000 Common Shares.

         Prior to June 1, 2002, outside directors participated in the Company's Outside Directors Retirement Plan. Under such plan, participating outside directors with fully vested rights are entitled to receive, upon normal retirement at age 70, $30,000 per year, payable bi-weekly generally, in the form of a life annuity (subject to certain limited exceptions). Under the plan, participating outside directors can also receive payments upon early retirement at age 65, subject to certain benefit reductions. In addition, the plan provides certain disability and preretirement death benefits. The Company has established a trust to fund its obligations under the plan, but participants' rights to these trust assets are no greater than the rights of unsecured creditors. Under the plan, participating outside directors whose service is terminated in connection with a change in control of the Company are entitled to receive a cash payment equal to the present value of their vested plan benefits, determined in accordance with actuarial assumptions specified in the plan. In 2002, the plan was "frozen" to (i) limit participation to outside directors serving as of May 31, 2002, (ii) limit benefits to those accrued through May 31, 2002, and (iii) freeze the annual payment for participants with fully vested rights at $30,000, which equaled the annual retainer plus the fee for attending one special Board meeting as of May 31, 2002.

         The Company's bylaws require it to indemnify its directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. The Company has signed agreements with each of those individuals contractually obligating it to provide these indemnification rights.

PRESIDING DIRECTOR

         As indicated above, the non-management directors meet in executive session at least quarterly. The non-management directors have selected Virginia Boulet to preside over such meetings during 2004. The Company's website posts information on the manner in which Ms. Boulet may be contacted by interested parties.

            RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR
                  (ITEM 2 ON PROXY OR VOTING INSTRUCTION CARD)

         The Company's 2003 financial statements were audited by KPMG LLP. The Audit Committee of the Board has appointed KPMG as independent auditor of the Company for the fiscal year ending December 31, 2004, and the Board is submitting that appointment to the Company's shareholders for ratification at the Meeting.

         Representatives of KPMG will be present at the Meeting, are expected to be available to respond to appropriate questions, and will also have an opportunity to make a statement if they desire to do so. If the shareholders do not ratify the appointment of KPMG by the affirmative vote of at least a majority of the voting power present or represented at the Meeting, the Audit Committee will reconsider the selection of the independent auditor.

         For additional information on KPMG, see "Report of the Audit Committee" below.

           THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

               VOTING SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth information regarding ownership of the Company's Common Shares by (i) each person known to the Company to beneficially own more than 5% of the outstanding Common Shares, (ii) certain executive officers who are not listed in the table included under the heading "Election of Directors" and (iii) all of the Company's directors and executive officers as a group. Unless otherwise indicated, all information is presented as of the Record Date in the same manner described under "Election of Directors" and all shares indicated as beneficially owned are held with sole voting and investment power.

                                                                     AMOUNT AND
                                                                     NATURE OF
                                                                     BENEFICIAL            PERCENT OF         PERCENT
                                                                    OWNERSHIP OF          OUTSTANDING        OF VOTING
BENEFICIAL OWNER                                                  COMMON SHARES(1)      COMMON SHARES(1)     POWER(2)
--------------------------------------------                      ---------------       ---------------      ---------
Principal Shareholders:

     Capital Research and Management Company                         7,748,330 (3)                  5.4%           3.5%
     333 South Hope Street
     Los Angeles, California  90071

     Ariel Capital Management, Inc.                                  7,292,374 (4)                  5.1%           3.3%
     200 E. Randolph Drive, Suite 2900
     Chicago, Illinois 60601

     Regions Morgan Keegan Trust, as Trustee                         7,203,532 (5)                  5.1%          29.1%
         (the "Trustee") of the ESOP
     1807 Tower Drive
     Monroe, Louisiana  71201

Certain Executive Officers:

     R. Stewart Ewing, Jr.                                             393,035 (6)                    *              *

     David D. Cole                                                     376,636 (7)                    *              *

     Karen A. Puckett                                                  338,766 (8)                    *              *

     All directors and executive officers as of                      4,047,760 (9)                  2.9%           3.3%
     the Record Date as a group (18 persons)

-----------------
*        Represents less than 1%.

(1) Determined in accordance with Rule 13d-3 of the SEC based upon information furnished by the persons listed. In addition to Common Shares, the Company has outstanding Preferred Shares that vote together with the Common Shares as a single class on all matters. One or more persons beneficially own more than 5% of the Preferred Shares; however, the percentage of total voting power held by such persons is immaterial. For additional information regarding the Preferred Shares, see page 1 of this proxy statement. For additional information regarding the investment power held by participants with respect to their Restricted Stock and Plan Shares, see footnote 2 to the table included under the heading "Election of Directors."

(2) Based on the Company's records and, with respect to all shares held of record by the Trustee, based on information the Trustee periodically provides to the Company to establish that certain of these shares entitle the Trustee to cast ten votes per share.

(3)      Based on share information as of February 10, 2004 contained in a
         Schedule 13G/A Report that Capital Research and Management Company has filed with the SEC. In this report, Capital Research and Management Company indicated that (i) it is deemed to be the beneficial owner of these shares as a result of acting as investment advisor to various registered investment companies, (ii) it holds no voting power with respect to any of these shares and (iii) it disclaims beneficial ownership of all of these shares. In this report, Capital Research and Management Company further indicated that these shares include 2,469,330 Common Shares that it has the right to acquire from the Company on or before May 15, 2005 pursuant to purchase contracts included in the Corporate Units of the Company beneficially owned by Capital Research and Management Company.

(4) Based on information provided by Ariel Capital Management, Inc., on March 19, 2003, Ariel Capital Management, Inc. beneficially owned 7,292,374 Common Shares, as to which it held sole voting power with respect to 5,943,124 of such shares and sole dispositive power with respect to 7,206,019 of such shares.

(5) Substantially all of the voting power attributable to these shares is directed by the participants of the ESOP, each of whom is deemed, subject to certain limited exceptions, to tender such instructions as a "named fiduciary" for all shares (except for PAYSOP shares) under such plan, which requires the participants to direct their votes in a manner that they believe to be prudent and in the best interests of the participants of the ESOP.

(6) Includes 21,939 shares of Restricted Stock, 310,058 Option Shares that Mr. Ewing has the right to acquire within 60 days of the Record Date, and 36,347 Plan Shares allocated to his accounts under the ESOP and 401(k) Plan.

(7) Includes (i) 14,729 shares of Restricted Stock, (ii) 312,373 Option Shares that Mr. Cole has the right to acquire within 60 days of the Record Date, (iii) 26,410 Plan Shares allocated to his accounts under the ESOP and 401(k) Plan and (iv) 4,808 Plan Shares held directly by Mr. Cole's wife as a former employee of the Company in her accounts under the ESOP and 401(k) Plan, as to which he disclaims beneficial ownership.

(8) Includes 25,639 shares of Restricted Stock, 310,000 Option Shares that Ms. Puckett has the right to acquire within 60 days of the Record Date, 685 Plan Shares allocated to her accounts under the ESOP and 401(k) Plan and 200 shares held as custodian for the benefit of Ms. Puckett's children.

(9) Includes (i) 141,295 shares of Restricted Stock, (ii) 2,999,804 Option Shares that such individuals have the right to acquire within 60 days of the Record Date, (iii) 146,428 Plan Shares allocated to their respective accounts under the ESOP and 401(k) Plan, (iv) 19,022 shares held of record by the spouses of certain of these individuals, as to which beneficial ownership is disclaimed, and (v) 4,589 shares held as custodian for the benefit of children of such individuals.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

         The following table sets forth certain information regarding the compensation of (i) the Company's Chief Executive Officer and (ii) each of the Company's four most highly compensated executive officers other than the Chief Executive Officer (collectively, the "named officers"). Following this table is additional information regarding option grants and option exercises during 2003. For additional information, see " - Report of Compensation Committee Regarding Executive Compensation."

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                             COMPENSATION AWARDS
                                                                    ----------------------------------------
                                                                             AWARDS            PAYOUTS
                                                                    ----------------------------------------
                                                                                  NO. OF
                                                                    RESTRICTED  SECURITIES      LONG-TERM
NAME AND CURRENT                                                      STOCK     UNDERLYING      INCENTIVE          ALL OTHER
PRINCIPAL POSITION                YEAR     SALARY         BONUS      AWARDS(1)   OPTIONS      PLAN PAYOUTS(2)   COMPENSATION(3)
-----------------------------     ----   ----------   ------------  ----------  ----------    --------------    ---------------
Glen F. Post, III                 2003   $  904,846   $  1,064,099  $        0     320,000    $      143,627    $       165,783
    Chairman of the Board and     2002      787,594        812,797     150,000     320,000           239,804             90,190
    Chief Executive Officer       2001      722,194              0           0     320,000                 0             96,885

Karen A. Puckett(4)               2003      496,576        535,309           0     150,000                 0             92,564
    President and Chief           2002      420,600        352,147     100,000     120,000                 0             58,309
    Operating Officer             2001      389,929         95,259           0     120,000                 0             58,951

R. Stewart Ewing, Jr              2003      461,558        407,094           0      81,000    $       42,992             86,298
    Executive Vice President      2002      390,657        274,241     100,000      81,000            72,215             59,651
    and Chief Financial           2001      365,981         56,983           0      81,000                 0             60,328
    Officer

Harvey P. Perry(5)                2003      358,116        315,859           0      81,000    $       42,992             75,937
    Vice Chairman of the Board    2002      344,419        230,072      75,000      81,000            72,215             57,353
                                  2001      333,118         71,487           0      81,000                 0             59,248

David D. Cole                     2003      345,734        304,938           0      81,000    $       42,992             74,771
    Senior Vice President-        2002      331,111        225,155      75,000      81,000            72,215             55,393
    Operations Support            2001      320,212         56,037           0      81,000                 0             56,828

-----------------
         (1) The chart below sets forth information as of December 31, 2003 regarding the named officers' holdings of Restricted Stock issued as a special bonus in 2003 for extraordinary efforts and achievements during 2002. One-third of this Restricted Stock vested March 15, 2004, one-third will vest on March 15, 2005, and one-third will vest on March 15, 2006. (This chart reflects neither (i) Restricted Stock issued in February 2004 nor (ii) Restricted Stock outstanding on December 31, 2003 that was issued free of all restrictions in early 2004.)

                                                          Aggregate
                                            Shares of      Value at
                                            Restricted   December 31,
                      Name                    Stock          2003
                     -----------            ----------   ------------
                     Mr. Post                 5,459       $ 178,073
                     Ms. Puckett              3,639         118,705
                     Mr. Ewing                3,639         118,705
                     Mr. Perry                2,729          89,020
                     Mr. Cole                 2,729          89,020

                  Dividends are paid currently with respect to all shares of Restricted Stock described above. For additional information regarding the foregoing, see "- Report of Compensation Committee Regarding Executive Compensation."

         (2) Reflects the value of Common Shares released or issued as a result of performance-based Restricted Stock and performance shares awarded in 1997 and 1998 becoming vested or earned in early 2002 and 2003, respectively, based on the appreciation in the market value of the Common Shares during the preceding five-year period. See "-Report of Compensation Committee Regarding Executive Compensation-Prior Grants."

         (3) Comprised of the Company's (i) matching contributions to the 401(k) Plan, as supplemented by matching contributions under the Company's Supplemental Dollars & Sense Plan, (ii) estimated premium costs of arranging to pay death benefits to the executive officers' beneficiaries in excess of those provided generally for other employees under "split-dollar" life insurance policies discussed further under "-Report of Compensation Committee Regarding Executive Compensation-Other Benefits," (iii) contributions pursuant to the ESOP, valued as of December 31 of each respective year (as supplemented by contributions under the Company's Supplemental Defined Contribution Plan), and (iv) payment of cash allowances in lieu of previously-offered perquisites, in each case for and on behalf of the named officers as follows:

                                                                                                  Cash
                                                                    Life                        Allowance
                                                 401(k) Plan      Insurance       ESOP          in Lieu of
                 Name                 Year      Contributions     Premiums   Contributions     Perquisites
              -----------             ----      -------------     ---------  -------------     -----------
              Mr. Post                2003         $62,758           $  0       $68,705           $34,320
                                      2002          27,486              0        31,504            31,200
                                      2001          34,197          2,600        28,888            31,200

              Ms. Puckett             2003          30,730              0        33,949            27,885
                                      2002          12,325              0        20,634            25,350
                                      2001          13,449            744        19,408            25,350

              Mr. Ewing               2003          28,981              0        29,431            27,885
                                      2002          16,395              0        17,906            25,350
                                      2001          16,785          1,274        16,919            25,350

              Mr. Perry               2003          24,525              0        23,527            27,885
                                      2002          15,367              0        16,636            25,350
                                      2001          15,728          1,986        16,184            25,350

              Mr. Cole                2003          24,051              0        22,835            27,885
                                      2002          14,557              0        15,486            25,350
                                      2001          15,717            711        15,050            25,350

         (4)      Ms. Puckett's employment with the Company commenced on July
                  24, 2000.

         (5) Mr. Perry retired as Executive Vice President and Chief Administrative Officer on December 31, 2003, and has acted as non-executive Vice-Chairman of the Board since January 1, 2004. For additional information on Mr. Perry, see "Election of Directors."

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE VALUE OF
                             -----------------------------------------------------       OPTIONS AT ASSUMED ANNUAL
                              NUMBER OF      % OF TOTAL                                    RATES OF STOCK PRICE
                             SECURITIES        OPTIONS                                  APPRECIATION OVER TEN-YEAR
                             UNDERLYING      GRANTED TO                                         OPTION TERM
                               OPTIONS        EMPLOYEES     EXERCISE    EXPIRATION   ---------------------------------
       NAME                  GRANTED (1)       IN 2003        PRICE        DATE            (5%)              (10%)
-------------------------    -----------     ----------     --------    ----------   ---------------   ---------------
Glen F. Post, III........        320,000          19%         $27.48      2/24/13    $     5,529,600   $    14,016,000
Karen A. Puckett ........        150,000           9%          27.48      2/24/13          2,592,000         6,570,000
R. Stewart Ewing, Jr.....         81,000           5%          27.48      2/24/13          1,399,680         3,547,800
Harvey P. Perry..........         81,000           5%          27.48      2/24/13          1,399,680         3,547,800
David D. Cole............         81,000           5%          27.48      2/24/13          1,399,680         3,547,800
All Shareholders(2)......    144,364,168          -            27.76       -         $ 2,520,326,224   $ 6,387,001,487

-----------------------
         (1) One-third of these options became exercisable on February 24, 2004, one-third will become exercisable on February 24, 2005, and one-third will become exercisable on February 24, 2006.

         (2) The amounts shown as potential realizable value for all shareholders, which are presented for comparison purposes only, represent the aggregate net gain for all holders of Common Shares, as of December 31, 2003, assuming a hypothetical option to acquire 144,364,168 Common Shares (the number of such shares outstanding as of such date) granted at $27.76 per share (the weighted average exercise price of all options granted in 2003) on February 24, 2003 and expiring on February 24, 2013, if the price of Common Shares appreciates at the rates shown in the table. There can be no assurance that the potential realizable values shown in the table will be achieved. The Company neither makes nor endorses any prediction as to future stock performance.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                           NO. OF
                           SHARES
                          ACQUIRED                        NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                             ON           VALUE          UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
NAME                      EXERCISE      REALIZED      OPTIONS AT DECEMBER 31, 2003          DECEMBER 31, 2003
----------------------    --------      ----------    ------------    -------------     -----------     -------------
                                                       EXERCISABLE    UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                                                      ------------    -------------     -----------     -------------
Glen F. Post, III.......    85,027      $1,703,201       1,037,216          639,996     $ 7,898,271     $   2,134,388
Karen A. Puckett .......         0               0         220,000          270,000         710,455           954,595
R. Stewart Ewing, Jr....    51,800       1,045,299         256,060          161,998       1,843,744           540,265
Harvey P. Perry.........   127,257       2,163,656         156,000          162,000         201,965           540,265
David D. Cole...........         0               0         258,375          161,998       1,925,354           540,265

REPORT OF COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

         GENERAL. The Board's Compensation Committee, either directly or through its Incentive Awards Subcommittee, monitors and approves the compensation of the Company's executive officers, administers the Company's incentive compensation programs, and performs other related tasks. The Committee is composed entirely of Board members who qualify as independent directors under the Company's corporate governance guidelines and "non-employee directors" under Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Subcommittee is composed entirely of Committee members who also qualify as "outside directors" under Section 162(m) of the Internal Revenue Code. If you would like additional information on the responsibilities of the Compensation Committee, please refer to its charter, which is filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and is posted on the Company's website at www.centurytel.com.

         Compensation Objectives. During 2003, the Committee applied the following compensation objectives in connection with its deliberations:

         - compensating the Company's executive officers with salaries higher than those of similarly-situated executives at comparable companies, if justified by corporate and individual performance

         - providing a substantial portion of the executives' compensation in the form of incentive compensation based upon
                  (i) the Company's short and long-term performance and (ii) the individual, departmental or divisional achievements of the executives

         -        encouraging team orientation, and

         - providing sufficient benefit levels for executives and their families in the event of disability, illness or retirement.

         In addition, to the extent that it is practicable and consistent with the Company's executive compensation objectives, the Committee seeks to comply with Section 162(m) of the Internal Revenue Code and any regulations promulgated thereunder (collectively, "Section 162(m)") in order to preserve the tax deductibility of performance-based compensation in excess of $1 million per taxable year to each of the named officers. If compliance with Section 162(m) conflicts with the Committee's compensation objectives or is contrary to the best interests of the shareholders, the Committee will pursue its objectives, regardless of the attendant tax implications.

         Overview of 2003 Compensation. As described further below, the Company's executive compensation for 2003 was comprised of:

         -        salary

         -        an annual cash incentive bonus

         - long-term incentive compensation in the form of grants of stock options in 2003 and the payout of incentive awards granted in 1998, and

         - other benefits typically provided to executives of comparable companies, all as described further below.

For each such component of compensation, the Company's compensation levels were compared with those of comparable companies.

         During the Fall of 2002, the Committee retained an independent consulting firm to assist the Company in connection with implementing its officer compensation programs for 2003. The consulting firm compared the Company's officer compensation to that of a national group of companies. This group included a number of telecommunications companies (including several of the peer companies referred to in the Company's stock performance graph appearing elsewhere herein), but also included other companies that have revenue levels similar to the Company's.

         SALARY. The salary of the Chief Executive Officer and each other executive officer is based primarily on the officer's level of responsibility and comparisons to prevailing salary levels for similar officers at comparable companies. Based upon survey data, recommendations of the Committee's independent consulting firm and the Company's Chief Executive Officer, and other considerations, the Committee in February 2003 increased the salary of the Chief Executive Officer by 8.8% and the salaries of each of the Company's other named officers by between 4.1% to 11.8%. The Committee believes these 2003 raises were consistent with its primary objective of ensuring that the executive officers receive salaries in excess of median salaries of similarly-situated executives when warranted by corporate and individual performance.

         ANNUAL INCENTIVE BONUS PROGRAMS. The Company maintains (i) a shareholder-approved short-term incentive program for certain of its executive officers and (ii) an annual incentive bonus program for the Company's other officers and managers. In connection with both of these bonus programs, the Compensation Committee, either directly or through its Incentive Awards Subcommittee, annually establishes target performance levels and the amount of bonus payable if these targets are met, which typically is defined in terms of a percentage of each officer's salary. For 2003, the Committee recommended target bonuses ranging from 40% to 60% of each executive officer's salary if the targets were met, with up to double these amounts if the targets were substantially exceeded and no bonuses if certain minimum target performance levels were not attained. The target bonus payable to the Company's Chief Executive Officer for 2003 performance was based solely upon the Company's overall financial performance measured in terms of operating income growth and specified levels of return on cash flow measured in relation to the performance of a group of peer companies, subject to the "negative discretion" of the Committee to reduce the bonus payment. The bonuses payable to each other executive officer were based upon the same corporate performance goals established for the Chief Executive Officer, subject to the "negative discretion" of the Chief Executive Officer to reduce the bonus payment based on an assessment of the officer's performance during 2003, including an assessment of the degree to which such officer attained his or her individual performance goals for 2003.

         Based on the Company's 2003 performance, the Chief Executive Officer received a bonus equal to 118% of his 2003 salary. Applying the standards described above, each other named officer received a bonus between approximately 88% and 108% of his or her 2003 salary. The Committee elected to pay these 2003 incentive bonuses in cash.

         STOCK INCENTIVE PROGRAMS. The Company's current long-term incentive compensation programs authorize the Incentive Awards Subcommittee to grant stock options and various other stock-based incentives to key personnel. One of the Subcommittee's central goals with respect to stock incentive awards is to strengthen the relationship between compensation and growth in the market price of the Common Shares and thereby align the executive officers' financial interests with those of the Company's shareholders.

         Incentives granted under these programs become exercisable based upon criteria established by the Subcommittee. The Subcommittee generally determines the size of option grants based on the recipient's responsibilities and duties, and on information furnished by the Subcommittee's consultants regarding stock option practices among comparable companies. Since 2001, the Committee's general philosophy has been to award annual option grants as opposed to larger, multi-year grants.

         2003 Grants. During 2003, the Compensation Committee awarded to the Company's officers stock options on the terms further described elsewhere herein. The Committee determined the size of its 2003 option grants based on information furnished by the Committee's independent consulting firm relating to the long-term incentive compensation practices among other comparable companies. Based on the consulting firm's recommendations, the Committee granted awards to each executive officer having a value, determined under the Black-Scholes valuation methodology, commensurate with long-term incentive awards to similarly-situated executives at other comparable companies.

         Prior Grants. During 1997, 1998 and 1999, the Committee awarded to the Company's officers long-term incentive compensation in the form of (i) time-vested restricted stock which will generally vest on or about the fifth anniversary of the grant date and (ii) performance-based restricted stock and performance shares which will vest or be earned based on appreciation of the market value of the Company's Common Shares over a five-year period. These grants vested or were earned in early 2002, 2003 and 2004, respectively.

         OTHER BENEFITS. The Company maintains certain broad-based employee benefit plans in which the executive officers are generally permitted to participate on terms substantially similar to those relating to all other participants, subject to certain legal limitations on the compensation on which benefits and contributions may be based. The Board has determined to have the Company's matching contribution under the 401(k) Plan invested in Common Shares so as to further align employees' and shareholders' financial interests. The Company also maintains the ESOP, which serves to further align employees' and shareholders' interests.

         Prior to the Sarbanes-Oxley Act of 2002, the Company funded supplemental life insurance benefits to its officers in excess of those generally afforded to employees. These benefits were provided pursuant to endorsement "split-dollar" insurance agreements between the Company and its officers. Under each of these agreements, the Company and the officer's beneficiaries shared the death benefits payable upon the officer's death under a life insurance policy procured by the Company, with the beneficiaries receiving pre-retirement death benefits of four times the officer's annual salary less group life insurance benefits (or post-retirement death benefits of two times the officer's annual salary less group life insurance benefits), and the Company receiving all remaining death benefits. In response to uncertainties as to whether these arrangements with the Company's executive officers violated the Sarbanes-Oxley Act, in mid-2002 the Company suspended the payment of further premiums under the "split-dollar" policies insuring the lives of its executive officers. In November 2003, the Compensation Committee approved restructured arrangements with the executive officers in order to alleviate such uncertainties, as well as potential adverse tax consequences of new tax regulations adopted in 2003. Under these restructured arrangements with each executive officer, the Company is authorized to (i) surrender the insurance policy insuring such officer in exchange for cash from the policy equal to the aggregate premiums the Company had previously paid to fund such policy, (ii) terminate its prior "split-dollar" insurance agreement with such officer and transfer ownership of the related policy to such officer, (iii) forfeit its right to receive death benefits under such related policy and (iv) adopt a new plan providing substitute supplemental life insurance benefits for its executive officers. This new plan, among other things, would obligate the Company to pay premiums on the executive officers' respective insurance policies sufficient to provide the same death benefits available under the prior agreements, and entitle the executive officers to purchase additional post-retirement coverage at their cost and to receive "gross-up" cash payments in amounts sufficient to compensate them for income and employment taxes incurred as a result of the Company's premium payments. The Company expects to implement these restructured arrangements during the second quarter of 2004.

         Additionally, the Company makes available to its officers various defined benefit retirement plans (which are described below under " - Pension Plans"), various nonqualified supplemental benefit plans, cash allowances in lieu of previously-offered perquisites, and a disability salary continuation plan.

         COMPENSATION OF CHIEF EXECUTIVE OFFICER. The criteria, standards and methodology used by the Committee and Subcommittee in reviewing and establishing the Chief Executive Officer's salary, bonus and other compensation are the same as those used with respect to all other executive officers, as described above. As discussed above under " - Salary," based on its review of data compiled by the Committee's independent consulting firm and other information, the Committee raised the annual salary of the Chief Executive Officer by 8.8% during 2003 to $925,000. The Chief Executive Officer also received a cash bonus of $1,064,099 for 2003 performance under the Company's shareholder-approved short-term incentive plan. In addition, during 2003 the Chief Executive Officer was granted options to purchase 320,000 shares, as described further herein.

Submitted by the Compensation Committee of the Board of Directors.

C.G. Melville, Jr. (Chairman)        James B. Gardner             Jim D. Reppond

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         One of the members of the Compensation Committee, Jim D. Reppond, was an officer of the Company prior to his retirement in 1996. Mr. Reppond is not a member of the Committee's Incentive Awards Subcommittee, which administers the Company's incentive compensation plans and programs and is comprised solely of Committee members who qualify as "outside directors" under Section 162(m).

PENSION PLANS

         SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Company maintains a Supplemental Executive Retirement Plan (the "Supplemental Pension Plan") pursuant to which certain officers who have completed at least five years of service are generally entitled to receive a monthly payment upon attaining early or normal retirement age under the plan. The following table reflects the approximate annual retirement benefits that a participant with the indicated years of service and compensation level may expect to receive under the Supplemental Pension Plan assuming retirement at age 65. Early retirement may be taken at age 55 by any participant with ten or more years of service, with reduced benefits.

                                                  Years of Service
                       ---------------------------------------------------------------------------
Compensation               5              10                 15               20             25
------------           ---------       ---------          --------         --------       --------
$    400,000           $  60,000       $ 120,000          $140,000         $160,000       $180,000
     500,000              75,000         150,000           175,000          200,000        225,000
     600,000              90,000         180,000           210,000          240,000        270,000
     700,000             105,000         210,000           245,000          280,000        315,000
     800,000             120,000         240,000           280,000          320,000        360,000
     900,000             135,000         270,000           315,000          360,000        405,000
   1,000,000             150,000         300,000           350,000          400,000        450,000
   1,100,000             165,000         330,000           385,000          440,000        495,000
   1,200,000             180,000         360,000           420,000          480,000        540,000

         The above table reflects the annual benefits payable upon normal retirement under the Supplemental Pension Plan assuming such benefits will be paid in the form of a monthly lifetime annuity and before reductions relating to the receipt of Social Security benefits as described below. The actual amount of an officer's monthly payment under the Supplemental Pension Plan is equal to (i) 3% of the officer's "average monthly compensation" (defined below) times the officer's years of service during his first ten years with the Company plus (ii) 1% of the officer's "average monthly compensation" times his years of service after his first ten years with the Company (up to a maximum of 15 additional years), minus (iii) 4% of his estimated monthly Social Security benefits times his years of service with the Company (up to a maximum of 25 years). Payments to retired officers under this formula are increased by 3% per year to reflect cost of living increases. "Average monthly compensation" means the officer's average monthly compensation during the 36 consecutive month period within his last ten years of employment in which he received his highest compensation. Participants added to the plan after January 1, 2000 receive credit only for service while a plan participant.

         Under the Supplemental Pension Plan, the number of credited years of service at December 31, 2003 was 25 years for Mr. Post, three years for Ms. Puckett, 21 years for Mr. Ewing, 19 years for Mr. Perry, and 21 years for Mr. Cole. The compensation upon which benefits are based under such plan is the aggregate amount of compensation reported for 2003 for each respective officer under the columns in the Summary Compensation Table appearing above that are entitled "Salary" and "Bonus."

         BROAD-BASED PENSION PLAN. The Company also maintains a qualified defined benefit plan (the "Qualified Plan") pursuant to which most of the Company's employees (including officers) who have completed at least five years of service are generally entitled to receive payments upon attaining early or normal retirement age under the plan. The Company further maintains a non-qualified defined benefit plan (the "Non-Qualified Plan") designed to pay supplemental retirement benefits to officers in amounts equal to the benefits that such officers would otherwise forego under the Qualified Plan due to federal limitations on the amount of benefits payable to highly compensated participants of qualified plans.

         The following table reflects the approximate total annual retirement benefits that a participant with the indicated years of service and annual compensation level may expect to receive under the Qualified and Non-Qualified Plans (collectively, the "Broad-Based Pension Plan") assuming retirement at age 65 during 2004. Upon attaining age 55, participants with at least five years of service may elect to receive reduced early retirement benefits.

                                                      Years of Service
                       ------------------------------------------------------------------------------------------
Compensation               5               10                15               20             25             30
------------           ---------       ---------          --------         --------       --------      ---------
$    400,000           $  18,840       $  37,690          $ 56,530         $ 75,370       $ 94,210      $ 113,060
     500,000              23,840          47,690            71,530           95,370        119,210        143,060
     600,000              28,840          57,690            86,530          115,370        144,210        173,060
     700,000              33,840          67,690           101,530          135,370        169,210        203,060
     800,000              38,840          77,690           116,530          155,370        194,210        233,060
     900,000              43,840          87,690           131,530          175,370        219,210        263,060
   1,000,000              48,840          97,690           146,530          195,370        244,210        293,060
   1,100,000              53,840         107,690           161,530          215,370        269,210        323,060
   1,200,000              58,840         117,690           176,530          235,370        294,210        353,060

         The above table approximates the total annual benefits payable under the Broad-Based Pension Plan assuming (in addition to the assumptions stated above) that such benefits will be paid in the form of a monthly lifetime annuity. The actual amount of a participant's total monthly payment is equal to the sum of (i) his number of years of service under the plan (up to a maximum of 30 years) multiplied by 0.5% of his final average pay plus (ii) his number of years of service under the plan (up to a maximum of 30 years) multiplied by 0.5% of his final average pay in excess of his compensation subject to Social Security taxes (as determined under the plan). For these purposes, "final average pay" means the participant's average monthly compensation during the 60 consecutive month period within his last ten years of employment in which he received his highest compensation.

         Under the Broad-Based Pension Plan, each named officer other than Ms. Puckett began to receive credit for years of service on January 1, 1999. Ms. Puckett began receiving credit for years of service on July 24, 2000. The compensation upon which benefits are based under such plan is the aggregate amount reported for 2003 for each such officer under the columns in the Summary Compensation Table appearing above that are entitled "Salary" and "Bonus."

CHANGE-IN-CONTROL ARRANGEMENTS

         The Company has agreements with each of its executive officers which entitle any such officer who is terminated without cause or resigns under certain specified circumstances within three years of any change in control of the Company to (i) receive a lump sum cash severance payment equal to three times the sum of such officer's annual salary and bonus, (ii) receive any such additional cash payments as may be necessary to compensate him or her for any federal excise taxes imposed upon contingent change in control payments and (iii) continue to receive certain welfare benefits for three years.

         Under the above-referenced agreements, a "change in control" of the Company would be deemed to occur upon (i) any person (as defined in the Securities Exchange Act of 1934) becoming the beneficial owner of 30% or more of the outstanding Common Shares or 30% or more of combined voting power of the Company's voting securities, (ii) a majority of the Company's directors being replaced, (iii) consummation of certain mergers, substantial asset sales or similar business combinations, or (iv) approval by the shareholders of a liquidation or dissolution of the Company.

         In the event of a change in control of the Company, the Company's benefit plans provide, among other things, that all restrictions on outstanding restricted stock will lapse, all outstanding stock options will become fully exercisable, phantom stock units credited under the Company's supplemental defined contribution plan will be converted into cash and held in trust, and post-retirement health and life insurance benefits will vest with respect to certain current and former employees. In addition, participants in the Supplemental Pension Plan who are terminated without cause or resign under certain specified circumstances within three years of the change in control will receive a cash payment equal to the present value of their plan benefits (after providing age and service credits of up to three years), determined in accordance with actuarial assumptions specified in the plan.

PERFORMANCE GRAPH

         The graph below compares the cumulative total shareholder return on the Common Shares with the cumulative total return of the S&P 500 Index and the S&P Integrated Telecommunications Services Index (the "S&P Telecom Index") for the period from December 31, 1998 to December 31, 2003, in each case assuming (i) the investment of $100 on January 1, 1999 at closing prices on December 31, 1998 and (ii) reinvestment of dividends. The data was provided by Value Line, Inc.

                              [PERFORMANCE GRAPH]

                                                                     December 31,
                                            -----------------------------------------------------------------
                                             1998         1999         2000        2001       2002      2003
                                            -------      -------     -------      ------     ------    ------
CenturyTel..........................        $100.00      $105.73     $ 80.27      $74.13     $66.86    $74.76
S&P 500 Index.......................         100.00       119.62      107.49       93.47      71.63     90.53
S&P Telecom Index(1)................         100.00       108.96       75.34       65.16      48.64     48.43

-------------------
         (1) The S&P Telecom Index consists of ALLTEL Corporation, AT&T Corporation, BellSouth Corporation, Citizens Communications Company, Qwest Communications International Inc., SBC Communications Inc., Sprint Corp. FON Group, Verizon Communications Inc., and the Company. The index is publicly available.

CERTAIN TRANSACTIONS

         The Company paid fees of $874,388 to The Boles Law Firm for legal services rendered to the Company in 2003. William R. Boles, Jr., a director of the Company since 1992, is President and a director and practicing attorney with such firm, which has provided legal services to the Company since 1968.

         During 2003, the Company purchased $399,599 of electrical contracting services from a firm owned by Johnny Hebert, a director of the Company.

         During 2003, the Company paid approximately $265,000 of interest and commitment fees to Regions Bank in its capacity as a participating lender under the Company's credit facility arranged and syndicated by JP Morgan Chase Bank, Wachovia Bank, N.A. and their affiliates. As disclosed elsewhere herein, an affiliated trust of Regions Bank, acting in its capacity as trustee of the Company's ESOP, is the record holder of 5.1% of the Common Shares. The president of a regional office of Regions Bank is the brother-in-law of William R. Boles, Jr., a director of the Company. For several decades, Regions Bank or its predecessors in northeast Louisiana have provided a wide variety of banking and trust services to the Company.

         During 2003, the Company paid $98,448 to a real estate firm owned by the brother of Harvey P. Perry, a director of the Company. In exchange for such payments (approximately $12,520 of which was used to compensate subcontractors and vendors and to recoup other out-of-pocket costs), such firm provided a variety of services with respect to numerous real estate transactions in several states, including locating and analyzing properties suitable for purchase or lease and negotiating purchase or lease terms with the land owners.

         During 2003, the Company paid Rhonda Woodard $88,085 in salary and bonus for serving as Director of Customer Service Centers. Ms. Woodard is the sister-in-law of David Cole, an executive officer of the Company, and has been an employee of the Company since 1991.

         During 2003, the Company paid Rickey Lowery approximately $78,686 in salary and bonus for serving as a lead database analyst technician. Mr. Lowery has been an employee of the Company since 1989 and has been the son-in-law of Harvey P. Perry, a director of the Company, since 1990.

         During 2003, the Company paid Martha Amman $82,876 in salary and bonus for serving as Manager, Employment and Staffing. Ms. Amman is the sister of Harvey P. Perry, a director of the Company, and has been an employee of the Company since 1998.

         During 2003, the Company paid H. Parnell Perry, Jr. $63,533 in salary and bonus for serving as a technician. Mr. Perry is the son of Harvey P. Perry, a director of the Company, and has been an employee of the Company since 1988.

         During 2003, the Company paid Dale Shields $61,235 in salary and bonus for serving as Manager of Risk and Safety, and allowed his wife to use the Company's aircraft in connection with a medical emergency. Mr. Shields is the son-in-law of R. L. Hargrove, Jr., a director of the Company, and has been an employee of the Company since 1983.

         As an accommodation to the heirs of the Company's deceased founder, Clarke M. Williams, in May 2003 the Compensation Committee of the Board approved the sale of options to purchase 640,000 Common Shares that were originally granted to Mr. Williams as executive compensation. The options were sold to Bear Stearns & Co., Inc. by Mr. Williams' surviving spouse and by trusts created for the benefit of one of her grandchildren and her three daughters, including the wife of Harvey P. Perry, the Company's Vice Chairman of the Board. Under the Company's incentive compensation plans, options may not be transferred to non-family members unless the option holder is deceased and the transfer is approved by the Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Securities Exchange Act of 1934 requires the Company's executive officers and directors, among others, to file certain beneficial ownership reports with the SEC. During 2003, each executive officer of the Company and its Controller filed one late Form 4 that reported the grant of stock options on February 24, 2003 described elsewhere herein. Each such form was filed one day late due to a clerical oversight. In addition, Harvey P. Perry, the Vice Chairman of the Board, filed one additional late Form 4 that reported two transactions by his wife. The delinquent form was filed within two hours of the 5:30 p.m. Eastern time filing deadline based on the good faith belief that the SEC's extended 10:00 p.m. Eastern time filing deadline was in effect when, in fact, the extension had been announced but was not yet in effect.

                            REPORT OF AUDIT COMMITTEE

ACTIVITIES OF COMMITTEE

         The Audit Committee of the Board of Directors is currently composed of five directors, all of whom qualify as independent directors under the Company's corporate governance guidelines.

         Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent auditor is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

         In this context, the Committee has met and held discussions with the Company's management, its internal auditors and its independent auditor, KPMG LLP. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted U.S. accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and KPMG. The Committee discussed with KPMG matters required to be discussed by Statements on Auditing Standards No. 61 and 90 (Communication with Audit Committees).

         KPMG also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with KPMG that firm's independence, and considered the effects that the provision of non-audit services may have on KPMG's independence.

         Based on and in reliance upon the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

OTHER INFORMATION

         KPMG has acted as independent certified public auditor for the Company since 1977, and has been selected by the Audit Committee to serve again in that capacity for 2004. The following table lists the aggregate fees and costs billed by KPMG and its affiliates to the Company and its subsidiaries for the 2002 and 2003 services identified below:

                                                                                    Amount Billed
                                                                           --------------------------------
                                                                              2002                  2003
                                                                           ----------            ----------
Audit Fees (1)................................................             $1,641,000            $1,682,000
Audit-Related Fees(2).........................................                129,000               195,000
Tax Fees(3)...................................................              1,869,000             1,122,000
All Other Fees(4).............................................                 21,000                 2,000
                                                                           ----------            ----------
                                                         Total             $3,660,000            $3,001,000
                                                                           ----------            ----------

------------------
         (1) Includes the cost of services rendered in connection with auditing the Company's annual consolidated financial statements for each applicable year and reviewing the Company's quarterly financial statements for such year, as well as auditing the financial statements of several of the Company's telephone subsidiaries and various partnerships included in the Company's discontinued wireless operations; also includes services rendered in connection with reviewing the Company's registration statements and issuing comfort letters.

         (2)      Includes the cost of (i) auditing the Company's benefit plans;
                  (ii) close out audits of the financial statements of various partnerships included in the Company's discontinued wireless operations; (iii) general accounting consulting services; and
                  (iv) services rendered in connection with the Company's implementation of Section 404 of the Sarbanes-Oxley Act of 2002.

         (3) Includes costs associated with (i) assistance in preparing income tax returns; (ii) assistance with various tax audits;
                  (iii) assistance with the Company's divestiture of its wireless business; and (iv) general income tax planning, consultation and compliance. Of these aggregate amounts, for 2002 approximately $831,000, and for 2003 approximately $124,000, is attributable to fees and costs associated with the Company's divestiture of its wireless business in August 2002.

         (4) Substantially all of such amounts for 2002 are related to assistance provided in connection with an internal audit department review of the Company's information technology function.

         The Audit Committee maintains written procedures that require it to annually pre-approve the scope of all auditing services to be performed by the Company's independent auditor. The Committee's procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chairman. The Chairman is authorized to pre-approve projects expected to cost no more than $50,000, provided the total cost of all projects pre-approved by the Chairman during any fiscal quarter does not exceed $100,000. The Audit Committee has pre-approved the Company's independent auditor to provide up to $40,000 per quarter of miscellaneous tax services that do not constitute discrete and separate projects. The Chief Financial Officer is required periodically to advise the full Committee of the scope and cost of services not pre-approved by the full Committee. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee did not use these waiver provisions in either 2002 or 2003.

         The Audit Committee has considered whether the provision of KPMG's non-audit services is compatible with maintaining KPMG's independence.

         If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, which is an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and is posted on the Company's website at www.centurytel.com.

Submitted by the Audit Committee of the Board of Directors.

         James B. Gardner                            R. L. Hargrove, Jr.
           (Chairman)                                Fred R. Nichol
         Virginia Boulet                             Joseph R. Zimmel

                                  OTHER MATTERS

QUORUM AND VOTING OF PROXIES

         The presence, in person or by proxy, of a majority of the total voting power of the Voting Shares is necessary to constitute a quorum to organize the Meeting. Shareholders voting or abstaining from voting on any issue will be counted as present for purposes of constituting a quorum to organize the Meeting.

         If a quorum is present, directors will be elected by plurality vote and, as such, withholding authority to vote in the election of directors will not affect whether the nominees named herein are elected. As indicated above, the affirmative vote of the holders of a majority of the voting power present or represented at the Meeting will be required to ratify the appointment of the independent auditor. Shares as to which the proxy holders have been instructed to abstain from voting will not be treated as present or represented for purposes of such vote, and will therefore not affect the outcome of the vote.

         Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers may vote in their discretion on the election of directors and the ratification of the appointment of the independent auditor when they have not received voting instructions from beneficial owners. If brokers who do not receive voting instructions do not exercise such discretionary voting power (a "broker non-vote"), shares that are not voted will be treated as present for purposes of constituting a quorum to organize the Meeting but not present for purposes of voting to elect directors or ratify the appointment of the independent auditor. Because the election of directors must be approved by plurality vote and the ratification of the independent auditor must be approved by a majority of the voting power present or represented at the Meeting, broker non-votes with respect to these matters will not affect the outcome of the voting.

         Voting Shares represented by all properly executed proxies received in time for the Meeting will be voted at the Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Unless revoked, all properly executed proxies will be voted as specified and, if no specifications are made, will be voted in favor of the nominees and the ratification of the appointment of the independent auditor.

         Management has not timely received any notice that a shareholder desires to present any matter for action at the Meeting in accordance with the Company's bylaws (which are described below), and is otherwise unaware of any matter for action by shareholders at the Meeting other than the election of directors and the ratification of the appointment of the independent auditor. The enclosed proxy and voting instruction cards, however, will confer discretionary voting authority with respect to any other matter that may properly come before the Meeting. It is the intention of the persons named therein to vote in accordance with their best judgment on any such matter.

SHAREHOLDER NOMINATIONS AND PROPOSALS

         In order to be eligible for inclusion in the Company's 2005 proxy materials pursuant to the federal proxy rules, any shareholder proposal to take action at such meeting must be received at the Company's principal executive offices by November 24, 2004, and must comply with applicable federal proxy rules. In addition, the Company's bylaws require shareholders to furnish timely written notice of their intent to nominate a director or bring any other matter before a shareholders' meeting, whether or not they wish to include their proposal in the Company's proxy materials. In general, notice must be received by the Secretary of the Company between November 6, 2004 and February 5, 2005 and must contain specified information concerning, among other things, the matters to be brought before such meeting and concerning the shareholder proposing such matters. (If the date of the 2005 annual meeting is more than 30 days earlier or later than May 6, 2005, notice must be received by the Secretary of the Company within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made.) For additional information on these procedures, see "Corporate Governance - Director Nomination Process."

ANNUAL REPORT AND FINANCIAL INFORMATION

         Appendix A includes the Annual Financial Statements and Review of Operations of the Company in the form in which they were filed with the Securities and Exchange Commission on March 12, 2004 as part of the Company's Annual Report on Form 10-K for the year ended December 31, 2003. The Company expects to mail a copy of its summary annual report for the year ended December 31, 2003 on or about the date that it mails this Proxy Statement to its shareholders.

         You may obtain a copy of the Company's Form 10-K report without charge by writing to Stacey W. Goff, Secretary, CenturyTel, Inc., 100 CenturyTel Drive, Monroe, LA 71203, or by visiting the Company's website at www.centurytel.com.

         Neither Appendix A nor the Company's summary annual report is to be regarded as proxy soliciting material.

                                            By Order of the Board of Directors
                                            /s/ Stacey W. Goff
                                            Stacey W. Goff
                                            Secretary

Dated:  March 24, 2004

'
                                                                      APPENDIX A
                                                              TO PROXY STATEMENT

                                CENTURYTEL, INC.

                           ANNUAL FINANCIAL STATEMENTS

                                       AND

                              REVIEW OF OPERATIONS

INDEX TO FINANCIAL INFORMATION

DECEMBER 31, 2003

         The materials included in this Appendix A are excerpted from Items 7 and 8 of the Company's Annual Report on Form 10-K for the year ended December 31, 2003, which the Company filed with the Securities and Exchange Commission on March 12, 2004. Reference is made to the Form 10-K for additional information about the business and operations of the Company.

                                                                                               Page
                                                                                               ----
Management's Discussion and Analysis of Financial Condition and
  Results of Operations.........................................................                A-3
Financial Statements and Supplementary Data:
               Report of Management.............................................               A-36
               Independent Auditors' Report.....................................               A-37
               Consolidated Statements of Income................................               A-38
               Consolidated Statements of Comprehensive Income..................               A-40
               Consolidated Balance Sheets......................................               A-41
               Consolidated Statements of Cash Flows............................               A-42
               Consolidated Statements of Stockholders' Equity..................               A-43
               Notes to Consolidated Financial Statements.......................               A-44
               Consolidated Quarterly Income Statement Information..............               A-79

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                             RESULTS OF OPERATIONS

OVERVIEW

         CenturyTel, Inc. ("CenturyTel") and its subsidiaries is a regional integrated communications company engaged primarily in providing local exchange, long distance, Internet access and data services to customers in 22 states. For the year ended December 31, 2003, local exchange telephone operations provided 87% of the consolidated revenues of CenturyTel and its subsidiaries (the "Company"). The Company's local exchange telephone operations derive revenues from providing (i) local telephone services, (ii) network access services and
(iii) other related services.

         On July 1, 2002, the Company acquired the local exchange telephone operations of Verizon Communications, Inc. ("Verizon") in the state of Alabama for approximately $1.022 billion cash. On August 31, 2002, the Company acquired the local exchange telephone operations of Verizon in the state of Missouri for approximately $1.179 billion cash. The results of operations for the Verizon assets acquired are reflected in the Company's consolidated results of operations subsequent to each respective acquisition. See "Acquisitions" below and Note 2 of Notes to Consolidated Financial Statements for additional information. During 2003, the Company also acquired fiber transport assets in five central U.S. states (which the Company operates under the name LightCore) for $55.2 million cash.

         On August 1, 2002, the Company sold substantially all of its wireless operations principally to an affiliate of ALLTEL Corporation ("Alltel") in exchange for an aggregate of approximately $1.59 billion in cash. As a result, the Company's wireless operations for the years ended December 31, 2002 and 2001 have been reflected as discontinued operations on the Company's consolidated statements of income and cash flows. For further information, see "Discontinued Operations" below.

         During the three years ended December 31, 2003, the Company has acquired and sold various other operations, the impact of which has not been material to the financial position or results of operations of the Company.

         The net income of the Company for 2003 was $344.7 million, compared to $801.6 million during 2002 and $343.0 million during 2001. Diluted earnings per share for 2003 was $2.38 compared to $5.61 in 2002 and $2.41 in 2001. Income from continuing operations (and diluted earnings per share from continuing operations) was $344.7 million ($2.38), $193.5 million ($1.35) and $149.1 million ($1.05) for 2003, 2002 and 2001, respectively. In accordance with the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), amortization of goodwill ceased effective January 1, 2002. If the results of operations for the year ended December 31, 2001 been subject to the provisions of SFAS 142, income from continuing operations (and diluted earnings per share) would have been $195.4 million ($1.37) and net income (and diluted earnings per share) would have been $399.3 million ($2.81).

Year ended December 31,                                                        2003                 2002            2001
----------------------                                                      ----------            --------        --------
                                                                                  (Dollars, except per share amounts,
                                                                                        and shares in thousands)
Operating income
        Telephone                                                           $  688,114             543,113         423,420
        Other                                                                   62,282              43,568          22,098
        Corporate overhead costs allocable to discontinued
               operations                                                            -             (11,275)        (20,213)
                                                                            ----------            --------        --------
                                                                               750,396             575,406         425,305
Interest expense                                                              (226,751)           (221,845)       (225,523)
Income from unconsolidated cellular entity                                       6,160               5,582           7,592
Nonrecurring gains and losses, net                                                   -               3,709          33,043
Other income and expense                                                         2,154             (63,814)             32
Income tax expense                                                            (187,252)           (105,505)        (91,368)
                                                                            ----------            --------        --------
Income from continuing operations                                              344,707             193,533         149,081
Discontinued operations, net of tax                                                  -             608,091         193,950
                                                                            ----------            --------        --------
Net income                                                                  $  344,707             801,624         343,031
                                                                            ==========             =======         =======
Net income, as adjusted for goodwill amortization                           $  344,707             801,624         399,297
                                                                            ==========             =======         =======
Basic earnings per share
        From continuing operations                                          $     2.40                1.36            1.06
        From continuing operations, as adjusted for
             goodwill amortization                                          $     2.40                1.36            1.39
        From discontinued operations                                        $        -                4.29            1.38
        From discontinued operations, as adjusted for
             goodwill amortization                                          $        -                4.29            1.45
        Basic earnings per share                                            $     2.40                5.66            2.43
        Basic earnings per share, as adjusted for
             goodwill amortization                                          $     2.40                5.66            2.83

Diluted earnings per share
        From continuing operations                                          $     2.38                1.35            1.05
        From continuing operations, as adjusted for
             goodwill amortization                                          $     2.38                1.35            1.37
        From discontinued operations                                        $        -                4.26            1.36
        From discontinued operations, as adjusted for
             goodwill amortization                                          $        -                4.26            1.43
        Diluted earnings per share                                          $     2.38                5.61            2.41
        Diluted earnings per share, as adjusted for
             goodwill amortization                                          $     2.38                5.61            2.81
Average basic shares outstanding                                               143,583             141,613         140,743
                                                                            ==========             =======         =======
Average diluted shares outstanding                                             144,700             142,879         142,307
                                                                            ==========             =======         =======

         Contributions to operating revenues and operating income by the Company's telephone and other operations for each of the years in the three-year period ended December 31, 2003 were as follows:

Year ended December 31,                                               2003          2002          2001
------------------------------------------------------------------------------------------------------
Operating revenues
     Telephone operations                                             87.0%         87.9          89.7
     Other operations                                                 13.0%         12.1          10.3
Operating income
     Telephone operations                                             91.7%         94.4          99.6
     Other operations                                                  8.3%          7.6           5.2
     Corporate overhead costs allocable to discontinued operations       -%         (2.0)         (4.8)

         In addition to historical information, this management's discussion and analysis includes certain forward-looking statements that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of the Company. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry; the Company's ability to effectively manage its growth, including integrating newly-acquired businesses into the Company's operations, hiring adequate numbers of qualified staff, and successfully upgrading its billing and other information systems; possible changes in the demand for, or pricing of, the Company's products and services; the Company's ability to successfully introduce new product or service offerings on a timely and cost-effective basis; the Company's ability to collect its receivables from financially troubled communications companies; other risks referenced from time to time in this report or other of the Company's filings with the Securities and Exchange Commission; and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to the business are described in greater detail in Item 1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to update any of its forward-looking statements for any reason.

TELEPHONE OPERATIONS

         The Company conducts its telephone operations in rural, suburban and small urban communities in 22 states. As of December 31, 2003, approximately 70% of the Company's 2.4 million access lines were in Wisconsin, Missouri, Alabama, Arkansas and Washington. The operating revenues, expenses and income of the Company's telephone operations for 2003, 2002 and 2001 are summarized below.

Year ended December 31,                                              2003            2002           2001
-----------------------                                       -------------------------------------------
                                                                           (Dollars in thousands)
Operating revenues
      Local service                                           $    754,063         604,580        491,529
      Network access                                             1,135,223         972,303        874,458
      Other                                                        182,694         156,709        139,746
                                                              -------------------------------------------
                                                                 2,071,980       1,733,592      1,505,733
                                                              -------------------------------------------
Operating expenses
      Plant operations                                             505,786         433,187        380,466
      Customer operations                                          167,594         148,502        117,080
      Corporate and other                                          259,635         211,924        186,483
Depreciation and amortization                                      450,851         396,866        398,284
                                                              -------------------------------------------
                                                                 1,383,866       1,190,479      1,082,313
                                                              -------------------------------------------
Operating income                                              $    688,114         543,113        423,420
                                                              ===========================================

         Local service revenues. Local service revenues are derived from the provision of local exchange telephone services in the Company's service areas. Of the $149.5 million (24.7%) increase in local service revenues in 2003, $130.1 million was due to the properties acquired from Verizon in the third quarter of 2002. Of the remaining $19.4 million increase, $8.4 million was due to the provision of custom calling features to more customers and $5.9 million was due to increased rates in certain jurisdictions. Of the $113.1 million (23.0%) increase in local service revenues in 2002, $102.8 million was due to the acquisition of the Verizon properties in 2002. The remaining $10.3 million increase was primarily due to a $7.6 million increase resulting from the provision of custom calling features to more customers and a $1.8 million increase due to increased rates in certain jurisdictions. Access lines declined 38,400 (1.6%) during 2003 compared to a decline of 19,600 (1.1%) in 2002
(exclusive of acquisitions). The Company believes the decline in the number of access lines during 2003 and 2002 is primarily due to general economic conditions in the Company's markets and the displacement of traditional wireline telephone services by other competitive services, including the Company's DSL product offering. Even as the economy recovers, the Company believes that any rebound in access lines will be limited by continued access line losses caused primarily by the impact of other competitive services. Based on current conditions, the Company expects access lines to decline between 1 and 2% for 2004.

         Network access revenues. Network access revenues are primarily derived from charges to long distance companies and other customers for access to the Company's local exchange carrier ("LEC") networks in connection with the completion of interstate or intrastate voice and data transmissions. Certain of the Company's interstate network access revenues are based on tariffed access charges filed directly with the Federal Communications Commission ("FCC"); the remainder of such revenues are derived under revenue sharing arrangements with other LECs administered by the National Exchange Carrier Association. Intrastate network access revenues are based on tariffed access charges filed with state regulatory agencies or are derived under revenue sharing arrangements with other LECs.

         Network access revenues increased $162.9 million (16.8%) in 2003 and $97.8 million (11.2%) in 2002 due to the following factors:

                                                                             2003             2002
                                                                           increase         increase
                                                                          (decrease)       (decrease)
                                                                         -----------------------------
                                                                             (Dollars in thousands)
Acquisitions of Verizon properties in third quarter 2002                 $   146,941           98,014
Increased recovery from the federal Universal Service Fund ("USF")               250           13,832
One-time refund of access charges to interexchange carriers                    7,645           (7,645)
Intrastate revenues due to decreased minutes of use and decreased
   access rates in certain states                                             (6,798)         (27,740)
Partial recovery of increased operating costs through
   revenue sharing arrangements with other telephone companies,
   increased recovery from state support funds and return on rate base         4,116            9,756
Rate changes in certain jurisdictions                                          2,472            5,600
Revision of prior year revenue settlement agreements                           9,983            1,912
Other, net                                                                    (1,689)           4,116
                                                                         ----------------------------
                                                                         $   162,920           97,845
                                                                         ============================

         As indicated in the chart above, in 2003 the Company experienced a reduction in its intrastate revenues (exclusive of the properties acquired from Verizon in 2002) of approximately $6.8 million primarily due to (i) a reduction in intrastate minutes (partially due to the displacement of minutes by wireless and electronic mail services) and
(ii) decreased access rates in certain states. The corresponding decrease in 2002 compared to 2001 was $27.7 million. The Company believes intrastate minutes will continue to decline in 2004, although the magnitude of such decrease cannot be precisely estimated.

         The Company anticipates that revenue derived from its revision of prior year revenue settlement agreements will be lower in 2004 compared to 2003 levels.

         Other revenues. Other revenues include revenues related to (i) leasing, selling, installing, maintaining and repairing customer premise telecommunications equipment and wiring ("CPE services"), (ii) providing billing and collection services for long distance carriers and (iii) participating in the publication of local directories. Other revenues increased $26.0 million (16.6%) during 2003, substantially all of which is due to the properties acquired from Verizon in the third quarter of 2002. Other revenues increased $17.0 million (12.1%) in 2002, of which $18.2 million was due to the properties acquired from Verizon in 2002.

         Operating expenses. Plant operations expenses during 2003 and 2002 increased $72.6 million (16.8%) and $52.7 million (13.9%), respectively. Of the $72.6 million increase in 2003, $74.8 million was due to the properties acquired from Verizon in the third quarter of 2002. The remaining $2.2 million decrease was due to a $5.7 million decrease in information technology expenses and a $5.2 million decrease in repair and maintenance expenses. Such decreases were partially offset by a $4.8 million increase in access expenses and $4.7 million increase in salaries and benefits. Of the $52.7 million increase in 2002, $58.4 million was attributable to the properties acquired from Verizon in 2002 and $13.8 million related to increases in salaries and benefits. Such increases were partially offset by a $16.4 million decrease in access expenses primarily as a result of changes in certain optional calling plans in Arkansas approved in late 2001 and a $3.0 million decrease in repairs and maintenance expense.

         Customer operations, corporate and other expenses increased $66.8 million (18.5%) in 2003 and $56.9 million (18.7%) in 2002. Of the $66.8 million increase in 2003, $65.4 million related to the Verizon acquisitions in 2002. The remaining increase of $1.4 million was due primarily to (i) a $14.0 million increase in operating taxes, which included a $7.5 million charge arising out of various operating tax audits in 2003, and (ii) a $6.7 million increase in information technology expenses largely attributable to the Company's development of the new billing system described below under "Development of Billing System". Such increases were partially offset by (i) a $16.0 million decrease in the provision for uncollectible receivables (as 2002 was adversely impacted by the establishment of a $15.0 million reserve for uncollectible receivables primarily related to the bankruptcy of MCI (formerly WorldCom, Inc.), whereas 2003 was positively impacted by a $5.0 million reduction in the provision for uncollectible receivables due to the partial recovery of amounts previously written off related to the bankruptcy of MCI) and (ii) a $4.6 million decrease in customer service expenses. Of the $56.9 million increase in 2002, $47.2 million related to the Verizon acquisitions in 2002. The remaining increase of $9.7 million was due primarily to a $7.7 million increase in salaries and benefits, a $4.6 million increase in customer service expenses and a $3.9 million increase in the provision for uncollectible receivables (attributable to the above-mentioned establishment of a $15.0 million reserve for uncollectible receivables primarily related to the bankruptcy of MCI which was partially offset by an $11.1 million reduction in the provision for uncollectible receivables for non-carrier customers). Such increases were partially offset by a $5.0 million decrease in operating taxes and a $1.4 million decrease in expenses related to the provision of CPE services.

         Depreciation and amortization increased $54.0 million (13.6%) in 2003 and decreased $1.4 million (0.4%) in 2002. Of the $54.0 million increase in 2003, $50.9 million was due to the properties acquired from Verizon in 2002. The remaining increase is primarily due to an increase in depreciation expense due to higher levels of plant in service in incumbent markets. Of the $1.4 million decrease in 2002, $58.0 million related to ceasing amortization of goodwill effective January 1, 2002 in accordance with the provisions of SFAS 142. Such decrease was substantially offset by $38.0 million of depreciation and amortization related to the properties acquired from Verizon in 2002 and a $21.8 million increase in depreciation expense due to higher levels of plant in service in incumbent markets. The composite depreciation rate for the Company's telephone properties was 7.0% for 2003, 6.9% for 2002 and 6.8% for 2001.

         Other. For additional information regarding certain matters that have impacted or may impact the Company's telephone operations, see "Regulation and Competition".

OTHER OPERATIONS

         Other operations includes the results of continuing operations of subsidiaries of the Company which are not included in the telephone segment including, but not limited to, the Company's non-regulated long distance operations, Internet operations, competitive local exchange carrier ("CLEC") operations and fiber transport operations. During 2003, the Company paid $55.2 million cash to acquire fiber transport assets in five central U.S. states (which the Company operates under the name LightCore). The operating revenues, expenses and income of the Company's other operations for 2003, 2002 and 2001 are summarized below.

Year ended December 31,                                              2003           2002           2001
---------------------------------------------------------------------------------------------------------
                                                                           (Dollars in thousands)
Operating revenues
     Long distance                                             $   173,884        146,536         117,363
     Internet                                                       79,933         58,665          39,057
     Other                                                          54,948         33,203          17,351
                                                               ------------------------------------------
                                                                   308,765        238,404         173,771
                                                               ------------------------------------------
Operating expenses
     Cost of sales and operating expenses                          226,693        180,076         142,919
     Depreciation and amortization                                  19,790         14,760           8,754
                                                               ------------------------------------------
                                                                   246,483        194,836         151,673
                                                               ------------------------------------------
Operating income                                               $    62,282         43,568          22,098
                                                               ==========================================

         Long distance revenues increased $27.3 million (18.7%) and $29.2 million (24.9%) in 2003 and 2002, respectively. The $27.3 million increase in 2003 was primarily attributable to the growth in the number of customers and increased minutes of use ($32.6 million), primarily due to penetration of the markets acquired from Verizon in 2002. Such increase was partially offset by a decrease in the average rate charged by the Company ($5.3 million). The $29.2 million increase in 2002 was primarily attributable to the growth in the number of customers and increased average minutes of use ($34.8 million), partially offset by a decrease in the average rate charged by the Company per minute of use ($5.8 million). The Company anticipates that increased competition will continue to place downward pressure on rates. The number of long distance customers as of December 31, 2003, 2002, and 2001 was approximately 769,760, 648,790, and 465,870, respectively.

         Internet revenues increased $21.3 million (36.3%) in 2003 and $19.6 million (50.2%) in 2002 due primarily to growth in the number of customers, principally due to the expansion of the Company's DSL product offering.

         Other revenues increased $21.7 million (65.5%) primarily due to (i) $16.7 million of revenues associated with the Company's LightCore operations and
(ii) a $4.3 million increase in revenues in the Company's CLEC business primarily due to an increased number of customers, including those acquired in connection with the purchase of certain CLEC operations on February 28, 2002. Other revenues increased $15.9 million in 2002, of which $15.1 million was due to increased revenues in the Company's CLEC business, primarily due to the above-referenced CLEC acquisition in early 2002.

         Cost of sales and operating expenses increased $46.6 million (25.9%) in 2003 primarily due to (i) a $14.6 million increase in expenses associated with the Company's long distance operations (of which $7.4 million was due to increased payments to other carriers due to higher minutes of use partially offset by a decrease in the rate per minute of use; $2.8 million was due to an increase in the provision for doubtful accounts; and $2.4 million was due to an increase in billing and collection costs); (ii) a $16.4 million increase in expenses associated with the Company's Internet operations due to an increase in the number of customers; and (iii) a $10.4 million increase in expenses associated with the Company's LightCore operations.

         Cost of sales and operating expenses increased $37.2 million (26.0%) in 2002 primarily due to (i) a $23.9 million increase in expenses associated with the Company's long distance operations (of which $13.4 million was due to increased payments to other carriers due to higher minutes of use partially offset by a decrease in the rate per minute of use; $5.3 million was related to increased sales and marketing costs; $2.2 million was due to an increase in the provision for doubtful accounts; and $2.3 million was due to an increase in billing and collection costs); (ii) an $11.8 million increase in expenses associated with the Company's CLEC operations primarily due to the expansion of the business and operations acquired in the first quarter of 2002; and (iii) a $12.3 million increase associated with expanding the Company's Internet operations due to an increase in customers. Such increases were partially offset by a $7.4 million reduction in expenses primarily due to the increased intercompany profit with regulated affiliates (the recognition of which in accordance with regulatory accounting principles acts to offset operating expenses).

         Depreciation and amortization increased $5.0 million in 2003 and $6.0 million in 2002 primarily due to increased depreciation expense in the Company's CLEC and fiber transport businesses (including LightCore).

         Certain of the Company's service subsidiaries provide managerial, operational, technical, accounting and administrative services, along with materials and supplies, to the Company's telephone subsidiaries. In accordance with regulatory accounting, intercompany profit on transactions with regulated affiliates has not been eliminated in connection with consolidating the results of operations of the Company. When the regulated operations of the Company no longer qualify for the application of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"), such intercompany profit will be eliminated in subsequent financial statements, the primary result of which will be a decrease in operating expenses applicable to the Company's telephone operations and an increase in operating expenses applicable to the Company's other operations. The amount of intercompany profit with regulated affiliates which was not eliminated was approximately $28.5 million, $29.5 million and $22.0 million in 2003, 2002 and 2001, respectively. For additional information applicable to SFAS 71, see "Regulation and Competition -- Other Matters."

INTEREST EXPENSE

         Interest expense increased $4.9 million in 2003 primarily due to $7.5 million of interest associated with various operating tax audits. Such increase was partially offset by reduced interest expense due to a decrease in average debt outstanding.

         Interest expense decreased $3.7 million in 2002 due to a decrease in average debt outstanding and decreased rates.

INCOME FROM UNCONSOLIDATED CELLULAR ENTITY

         Income from unconsolidated cellular entity was $6.2 million in 2003, $5.6 million in 2002 and $7.6 million in 2001. Such income represents the Company's share of income from its 49% interest in a cellular partnership.

NONRECURRING GAINS AND LOSSES, NET

         In 2002, the Company recorded a pre-tax gain of $3.7 million from the sale of a PCS license.

         In 2001, the Company's net favorable nonrecurring pre-tax gains were $33.0 million. The Company recorded a pre-tax gain on the sale of its remaining shares of Illuminet Holdings, Inc. ("Illuminet") common stock aggregating $54.6 million ($35.5 million after-tax; $.25 per diluted share) and a pre-tax gain of $4.0 million ($2.6 million after-tax; $.02 per diluted share) on the sale of certain other assets. Additionally in 2001, the Company recorded pre-tax charges of $25.5 million ($16.6 million after-tax; $.12 per diluted share) due to the write-down in the value of certain non-operating investments in which the Company owns a minority interest.

OTHER INCOME AND EXPENSE

         Other income and (expense) was $2.2 million in 2003, ($63.8 million) in 2002 and $32,000 in 2001. Included in 2002 was a $59.9 million pre-tax charge related to the Company's payment of premium in connection with redeeming its Series I remarketable notes, net of unamortized premium.

INCOME TAX EXPENSE

         The Company's effective income tax rate (from continuing operations) was 35.2%, 35.3% and 38.0% in 2003, 2002 and 2001, respectively. The decrease in the effective tax rate in 2002 compared to 2001 is primarily attributable to the effect of ceasing amortization of goodwill (some of which was nondeductible for tax purposes) effective January 1, 2002 in accordance with the provisions of SFAS 142. In 2003, the Company reduced the valuation allowance related to net state operating loss carryforwards as it was more likely than not that future taxable income will be sufficient to enable the Company to utilize a portion of the operating loss carryforwards. For additional information, see Note 12 to the Company's consolidated financial statements appearing elsewhere in this report. The Company expects its effective income tax rate to increase in 2004 due to an increase in the effective state income tax rate.

DISCONTINUED OPERATIONS

         On August 1, 2002, the Company sold substantially all of its wireless operations to Alltel and certain other purchasers for an aggregate of approximately $1.59 billion in cash. As a result, the Company's wireless operations for 2002 have been reflected as discontinued operations in the Company's consolidated financial statements. The results of operations for 2001 have been restated to conform to the 2002 presentation. The following table summarizes certain information concerning the Company's wireless operations for the periods presented.

                                                                                    2002           2001
                                                                         --------------------------------
Year ended December 31,                                                          (Dollars in thousands)
Operating revenues                                                       $        246,705         437,965
Operating expenses, exclusive of corporate overhead costs
     of $11.3 million and $20.2 million                                          (175,447)       (305,351)
Income from unconsolidated cellular entities                                       25,768          19,868
Minority interest expense                                                          (8,569)        (11,510)
Gain on sale of discontinued operations                                           803,905               -
Nonrecurring gains                                                                      -         166,928
Other income                                                                          188           4,707
Income tax expense                                                               (284,459)       (118,657)
                                                                         --------------------------------
Income from discontinued operations, net of tax                          $        608,091         193,950
                                                                         ================================

         Included in operating expenses for 2002 is a $30.5 million charge associated with a write-off of all amounts expended to develop the wireless portion of the Company's billing system currently in development. Depreciation and amortization of long-lived assets and amortizable intangibles related to the Company's wireless operations ceased effective March 19, 2002, the date of the Company's definitive sales agreement with Alltel. Such cessation of depreciation and amortization had the effect of reducing depreciation and amortization expense approximately $20 million in 2002.

         The Company recorded an $803.9 million pre-tax gain on the sale of substantially all of its wireless business in the third quarter of 2002.

         Nonrecurring gains for 2001 relate to the sale of 30 PCS licenses to Leap Wireless International, Inc.

         For further information, see Notes 3 and 13 to the Company's consolidated financial statements appearing elsewhere in this report.

ACQUISITIONS AND RELATED FINANCING ARRANGEMENTS

         On July 1, 2002, the Company completed the acquisition of approximately 300,000 telephone access lines in the state of Alabama from Verizon for approximately $1.022 billion cash. On August 31, 2002, the Company completed the acquisition of approximately 350,000 telephone access lines in the state of Missouri from Verizon for approximately $1.179 billion cash.

         On May 6, 2002, the Company issued and sold in an underwritten public offering $500 million of equity units. Net proceeds to the Company from this issuance were approximately $483.4 million. Each of the 20 million equity units issued was priced at $25 and consists initially of a beneficial interest in a CenturyTel senior unsecured note with a principal amount of $25 and a contract to purchase shares of CenturyTel common stock no later than May 2005. The senior notes mature in May 2007. Each purchase contract will generally require the holder to purchase between .6944 and .8741 of a share of CenturyTel common stock in May 2005 based on the then current price of CenturyTel common stock in exchange for $25, subject to certain adjustments and exceptions. Accordingly, upon full settlement of the purchase contracts in May 2005, the Company will receive proceeds of $500 million and will deliver between 13.9 million and 17.5 million common shares in the aggregate. The senior notes are pledged by the holders to secure their obligations under the purchase contracts. The total distributions on the equity units will be at an initial annual rate of 6.875%, consisting of interest (6.02%) and contract adjustment payments (0.855%), each payable quarterly. On or after mid-February 2005, the senior notes will be remarketed, at which time the remarketing agent will reset the interest rate on the senior notes in order to generate sufficient proceeds to secure the holder's obligation under the purchase contract. In the event of an unsuccessful remarketing, the Company will exercise its right as a secured party to dispose of the senior notes and satisfy in full the holder's obligation to purchase common stock under the purchase contract.

         On July 22, 2002, the Company entered into $800 million of credit facilities, consisting of a $533 million three-year facility and a $267 million 364-day revolving facility which lapsed during 2003. These facilities replaced credit facilities that matured during the third quarter of 2002.

         In the third quarter of 2002, the Company issued $500 million of senior notes due 2012 (which bear interest at 7.875%) and $165 million of convertible senior debentures (which bear interest at 4.75% and which may be converted into shares of CenturyTel common stock at a conversion price of $40.455 per share).

         The Company used proceeds from the sale of equity units, senior notes and convertible senior debentures, along with the $1.59 billion cash proceeds received from the sale of substantially all of the Company's wireless operations and utilization of its credit facilities, to finance the third quarter 2002 acquisitions of telephone properties in Alabama and Missouri from Verizon which aggregated $2.201 billion, the redemption of $400 million principal amount in remarketable debt securities (plus an associated $71.1 million premium payment) in October 2002, and the Company's fourth quarter 2002 estimated tax payment, which aggregated $290 million and included the obligation to pay taxes associated with the sale of substantially all of its wireless operations.

         In June and December 2003, the Company purchased certain fiber transport assets for an aggregate of approximately $55.2 million. In the fourth quarter of 2003, the Company acquired an additional 24.3% interest in a telephone company in which it owned a majority interest for $32.4 million cash.

ACCOUNTING PRONOUNCEMENTS

         On January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"), which addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and be capitalized as part of the book value of the long-lived asset.

         Although the Company generally has had no legal obligation to remove obsolete assets, depreciation rates of certain assets established by regulatory authorities for the Company's telephone operations subject to Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"), have historically included a component for removal costs in excess of the related estimated salvage value. Notwithstanding the adoption of SFAS 143, SFAS 71 requires the Company to continue to reflect this accumulated liability for removal costs in excess of salvage value even though there is no legal obligation to remove the assets. For the Company's telephone operations acquired from Verizon in 2002 and its other operations (neither of which are subject to SFAS 71), the Company has not accrued a liability for anticipated removal costs in the past. For these reasons, the adoption of SFAS 143 did not have a material effect on the Company's financial statements.

         In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"), which provides standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and for pre-existing instruments as of the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on the Company's financial condition or results of operations.

         In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation" ("SFAS 148"). SFAS 148, effective for fiscal years ending after December 15, 2002, amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The Company has elected to account for employee stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as allowed by SFAS 123.

         In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on EITF 00-21, "Accounting for Revenue Arrangements with Multiple Element Deliverables." This release addresses how to account for arrangements that may involve the delivery or performance of multiple products, services or rights to use assets. Under this release, revenue arrangements with multiple deliverables should be divided into separate units of accounting based on their relative fair value. The final consensus was applicable to agreements entered into in periods beginning after June 15, 2003. The adoption of EITF 00-21 did not have a material impact on the Company's results of operations.

CRITICAL ACCOUNTING POLICIES

         The Company's financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Management continually evaluates its estimates and judgments including those related to (i) revenue recognition, (ii) allowance for doubtful accounts, (iii) purchase price allocation, (iv) pension and postretirement benefits and (v) long-lived assets. Actual results may differ from these estimates. The Company believes the following critical accounting policies involve a higher degree of judgment or complexity.

         Revenue recognition. Certain of the Company's telephone subsidiaries participate in revenue sharing arrangements with other telephone companies for interstate revenue and for certain intrastate revenue. Under such sharing arrangements, which are typically administered by quasi-governmental agencies, participating telephone companies contribute toll revenue or access charges within state jurisdictions and access charges in the interstate market. These revenues are pooled by the administrative agencies and used to reimburse exchange carriers for their costs. Typically, participating companies have 24 months to update or correct data previously submitted. As a result, revenues earned through the various sharing arrangements are initially recorded based on the Company's estimates. Historically, revisions of previous revenue estimates have not been material.

         Certain of the Company's telephone subsidiaries file tariffs directly with the Federal Communications Commission ("FCC") for certain interstate revenues. Generally, the Company records such revenue at the authorized rate of return prescribed by the FCC. If amounts are billed in excess of the authorized rate of return, such excess is subject to refund upon request from other telecommunications carriers and customers. Amounts not requested for refund by carriers or customers are recognized as revenues at the end of the settlement period, which is generally 33 months subsequent to the two-year monitoring periods. See Note 19 to the Company's consolidated financial statements appearing elsewhere in this report for additional information.

         Allowance for doubtful accounts. In evaluating the collectibility of its accounts receivable, the Company assesses a number of factors, including a specific customer's or carrier's ability to meet its financial obligations to the Company, the length of time the receivable has been past due and historical collection experience. Based on these assessments, the Company records both specific and general reserves for uncollectible accounts receivable to reduce the related accounts receivable to the amount the Company ultimately expects to collect from customers and carriers. If circumstances change or economic conditions worsen such that the Company's past collection experience is no longer relevant, the Company's estimate of the recoverability of its accounts receivable could be further reduced from the levels reflected in the accompanying consolidated balance sheet.

         Purchase price allocation. For the properties acquired from Verizon in 2002, the Company allocated the aggregate purchase price to the assets acquired and liabilities assumed based on fair value at the date of acquisition. The fair value of property, plant and equipment and identifiable intangible assets was determined by an independent appraisal of such assets. The fair value of the postretirement benefit obligation was determined through actuarial valuations. The fair value of current assets and current liabilities was assumed to approximate the recorded value at acquisition due to their short maturity. The remaining unallocated acquisition cost was considered goodwill.

         Pension and postretirement benefits. The amounts recognized in the financial statements related to pension and postretirement benefits are determined on an actuarial basis, which utilizes many assumptions in the calculation of such amounts. A significant assumption used in determining the Company's pension and postretirement expense is the expected long-term rate of return on plan assets. For 2003, the Company lowered its expected long-term rate of return on plan assets to 8.25%, reflecting the expected moderation of long-term rates of return in the financial markets. For 2002, such expected return was assumed to be 10%.

         Another assumption used in the determination of the Company's pension and postretirement benefit plan obligations is the appropriate discount rate, which is generally based on the yield on high-quality corporate bonds. The Company lowered its assumed discount rate to 6.0% at December 31, 2003 from 6.75% at December 31, 2002. Changes in the discount rate do not have a material impact on the Company's results of operations.

         See "Pension and Medical Costs" for additional information.

         Intangible and long-lived assets. Effective January 1, 2002, the Company was subject to testing for impairment of long-lived assets under two new accounting standards, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") and Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144").

         SFAS 142 requires goodwill recorded in business combinations to be reviewed for impairment at least annually and requires write-downs only in periods in which the recorded amount of goodwill exceeds the fair value. Under SFAS 142, impairment of goodwill is tested by comparing the fair value of the reporting unit to its carrying value (including goodwill). Estimates of the fair value of the reporting unit are based on valuation models using techniques such as multiples of earnings (before interest, taxes and depreciation and amortization). If the fair value of the reporting unit is less than the carrying value, a second calculation is required in which the implied fair value of goodwill is compared to its carrying value. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value. The Company completed the required annual test of goodwill impairment (as of September 30, 2003) under SFAS 142 and determined its goodwill is not impaired as of such date. Prior to January 1, 2002, substantially all of the Company's goodwill was amortized over 40 years. The Company's amortization of goodwill for the year ended December 31, 2001 totaled approximately $69.2 million.

         Under SFAS 144, the carrying value of long-lived assets other than goodwill is reviewed for impairment whenever events or circumstances indicate that such carrying amount cannot be recoverable by assessing the recoverability of the carrying value through estimated undiscounted net cash flows expected to be generated by the assets. If the undiscounted net cash flows are less than the carrying value, an impairment loss would be measured as the excess of the carrying value of a long-lived asset over its fair value.

         For additional information on the Company's critical accounting policies, see "Accounting Pronouncements" and "Regulation and Competition - Other Matters", and the footnotes to the Company's consolidated financial statements.

INFLATION

         The effects of increased costs historically have been mitigated by the Company's ability to recover certain costs over time applicable to its regulated telephone operations through the rate-making process. Possible future regulatory changes and the continued movement toward alternative forms of regulation for intrastate operations may alter the Company's ability to recover increased costs in its regulated operations. For the properties acquired from Verizon in 2002, which are regulated under price-cap regulation for interstate purposes, price changes are limited to the rate of inflation, minus a productivity offset. For additional information regarding the current regulatory environment, see "Regulation and Competition." As operating expenses in the Company's nonregulated lines of business increase as a result of inflation, the Company, to the extent permitted by competition, attempts to recover the costs by increasing prices for its services and equipment.

MARKET RISK

         The Company is exposed to market risk from changes in interest rates on its long-term debt obligations. The Company has estimated its market risk using sensitivity analysis. Market risk is defined as the potential change in the fair value of a fixed-rate debt obligation due to a hypothetical adverse change in interest rates. Fair value of long-term debt obligations is determined based on a discounted cash flow analysis, using the rates and maturities of these obligations compared to terms and rates currently available in the long-term financing markets. The results of the sensitivity analysis used to estimate market risk are presented below, although the actual results may differ from these estimates.

         At December 31, 2003, the fair value of the Company's long-term debt was estimated to be $3.4 billion based on the overall weighted average rate of the Company's long-term debt of 6.4% and an overall weighted maturity of 10 years compared to terms and rates currently available in long-term financing markets. Market risk is estimated as the potential decrease in fair value of the Company's long-term debt resulting from a hypothetical increase of 64 basis points in interest rates (ten percent of the Company's overall weighted average borrowing rate). Such an increase in interest rates would result in approximately a $143.9 million decrease in the fair value of the Company's long-term debt. As of December 31, 2003, after giving effect to interest rate swaps currently in place, approximately 84% of the Company's long-term debt obligations were fixed rate.

         The Company seeks to maintain a favorable mix of fixed and variable rate debt in an effort to limit interest costs and cash flow volatility resulting from changes in rates. From time to time, the Company uses derivative instruments to (i) lock-in or swap its exposure to changing or variable interest rates for fixed interest rates or (ii) to swap obligations to pay fixed interest rates for variable interest rates. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. Management periodically reviews the Company's exposure to interest rate fluctuations and implements strategies to manage the exposure.

         At December 31, 2003, the Company had outstanding four fair value interest rate hedges associated with the full $500 million aggregate principal amount of its Series L senior notes, due 2012, that pay interest at a fixed rate of 7.875%. These hedges are "fixed to variable" interest rate swaps that effectively convert the Company's fixed rate interest payment obligations under these notes into obligations to pay variable rates that range from the six-month London InterBank Offered Rate ("LIBOR") plus 3.229% to the six-month LIBOR plus 3.67%, with settlement and rate reset dates occurring each six months through the expiration of the hedges in August 2012. At December 31, 2003, the Company realized a rate under these hedges of 4.8%. Interest expense was reduced by $7.7 million during 2003 as a result of these hedges. The aggregate fair market value of these hedges was $11.7 million at December 31, 2003 and is reflected both as a liability and as a decrease in the Company's underlying long-term debt on the December 31, 2003 balance sheet. With respect to these hedges, market risk is estimated as the potential change in the fair value of the hedge resulting from a hypothetical 10% increase in the forward rates used to determine the fair value. A hypothetical 10% increase in the forward rates would result in a $17.8 million decrease in the fair value of these hedges.

         Effective May 8, 2003, the Company terminated a fair value interest rate hedge associated with $500 million aggregate principal amount of its Series H senior notes and received $22.3 million cash upon settlement, which represented the fair value of the hedge at the termination date. Such amount will be amortized as a reduction of interest expense through 2010, the maturity date of the Series H notes.

DEVELOPMENT OF BILLING SYSTEM

         The Company is in the process of developing an integrated billing and customer care system which will provide the Company with, in addition to standard billing functionality currently being provided by its legacy system, custom built hardware and software technology for more efficient and effective customer care, billing and provisioning systems. The costs to develop such system have been accounted for in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). The capitalized costs of the system aggregated $163.5 million (before accumulated amortization) at December 31, 2003. The Company began amortizing its billing system costs in early 2003 (over a 20-year period) based on the total number of customers that the Company has migrated to the new system.

       The system remains in the development stage and has required substantially more time and money to develop than originally anticipated. The Company currently expects to complete all phases of the new system no later than mid-2005 at an aggregate capitalized cost in accordance with SOP 98-1 of approximately $200-215 million (exclusive of previously-disclosed write-offs). In addition, the Company expects to incur additional costs related to completion of the project, including (i) approximately $15 million of customer service related and data conversion costs (the majority of which are expected to be incurred in 2004) that will be expensed as incurred and (ii) $10 million of capitalized hardware costs (which will be amortized over a three-year period). The estimates above do not include any amounts for maintenance or on-going support of either the old or new system, and are based on assumptions regarding various future events, several of which are beyond the Company's control. There is no assurance that the system will be completed in accordance with this schedule or budget, or that the system will function as anticipated. If the system does not function as anticipated, the Company may have to write off part or all of its development costs and further explore its other billing and customer care system alternatives.

PENSION AND MEDICAL COSTS

         During the past several years, the Company's employee benefit expenses, including defined benefit pension expenses and pre- and post-retirement medical expenses, have increased due to rising medical costs, the decline of equity markets in recent years prior to 2003 and record low interest rates. During 2003, such costs (including the effect of the Verizon acquisitions in 2002) increased approximately $19.3 million over 2002. As a result of continued increases in medical costs, the Company discontinued its practice of subsidizing post-retirement medical benefits for persons hired on or after January 1, 2003. In addition, the Company announced changes, effective January 1, 2004, that would decrease its subsidization of benefits provided under its postretirement medical plan. The amount of the Company's cost savings will be dependent upon several factors, including the age and years of service of the Company's retirees. The Company also lowered its expected long-term return on plan assets for its pension and post-retirement plans to 8.25% for 2003 compared to 10% for 2002. Pension and medical costs are anticipated to increase between $6-8 million in 2004 compared to 2003 levels.

                         LIQUIDITY AND CAPITAL RESOURCES

         Excluding cash used for acquisitions, the Company relies on cash provided by operations to provide for its cash needs. The Company's operations have historically provided a stable source of cash flow which has helped the Company continue its long-term program of capital improvements.

         Operating activities. Net cash provided by operating activities from continuing operations was $1.068 billion, $793.4 million and $572.9 million in 2003, 2002 and 2001, respectively. The Company's accompanying consolidated statements of cash flows identify major differences between net income and net cash provided by operating activities for each of those years. For additional information relating to the continuing and discontinued operations of the Company, see "Results of Operations."

         Investing activities. Net cash used in investing activities from continuing operations was $464.6 million, $2.623 billion and $417.2 million in 2003, 2002 and 2001, respectively. Cash used for acquisitions was $86.2 million in 2003 (primarily due to the acquisitions of fiber transport assets and the acquisition of an additional 24.3% interest in a telephone company in which the Company owns a majority interest), $2.245 billion in 2002 (substantially all of which relates to the 2002 Verizon acquisitions) and $47.1 million in 2001. Proceeds from the sales of assets were $4.1 million in 2002 (excluding the Company's 2002 wireless divestiture) and $58.2 million in 2001. Capital expenditures from continuing operations for 2003 were $317.4 million for telephone operations and $60.6 million for other operations. Capital expenditures from continuing operations during 2002 and 2001 were $386.3 million and $435.5 million, respectively.

         Financing activities. Net cash provided by (used in) financing activities from continuing operations was ($403.8) million in 2003, $506.3 million in 2002 and ($395.4) million in 2001. Net payments of debt were $432.3 million in 2003. Proceeds from the issuance of debt, net of debt payments, were $531.4 million during 2002, compared to net payments of debt of $375.6 million during 2001.

         On May 6, 2002, the Company issued and sold in an underwritten public offering $500 million of equity units. Net proceeds to the Company from this issuance were approximately $483.4 million. Each of the 20 million equity units issued was priced at $25 and consists initially of a beneficial interest in a CenturyTel senior unsecured note with a principal amount of $25 and a contract to purchase shares of CenturyTel common stock no later than May 2005. The senior notes will mature in May 2007. Each stock purchase contract will generally require the holder to purchase between .6944 and .8741 of a share of CenturyTel common stock in May 2005 in exchange for $25, subject to certain adjustments and exceptions. The total distributions on the equity units will be at an initial annual rate of 6.875%, consisting of interest (6.02%) and contract adjustment payments (0.855%). For additional information, see Note 6 to the Company's consolidated financial statements appearing elsewhere in this report.

         On July 22, 2002, the Company entered into $800 million of credit facilities, consisting of a $533 million three-year facility and a $267 million 364-day revolving facility with a one-year term-out option. The Company did not renew its $267 million 364-day facility in 2003.

         In the third quarter of 2002, the Company issued $500 million of senior notes due 2012 (which bear interest at 7.875%) and $165 million of convertible senior debentures (which bear interest at 4.75% and which may be converted into shares of CenturyTel common stock at a conversion price of $40.455 per share). Holders of the convertible senior debentures will have the right to require the Company to purchase all or a portion of the debentures on August 1, 2006, August 1, 2010 and August 1, 2017 at par plus any accrued and unpaid interest to the purchase date. For additional information, see Note 6 to the Company's consolidated financial statements appearing elsewhere in this report.

         On August 1, 2002, the Company sold substantially all of its wireless operations to Alltel and certain other purchasers for an aggregate of approximately $1.59 billion cash.

         The Company used proceeds from the sale of equity units, senior notes and convertible senior debentures, along with the proceeds received from the sale of the Company's wireless operations and utilization of its $800 million credit facilities, to finance the third quarter 2002 acquisitions of telephone properties in Alabama and Missouri from Verizon which aggregated $2.201 billion, the redemption of $400 million principal amount in remarketable debt securities (plus an associated $71.1 million premium payment) in October 2002 and the Company's fourth quarter 2002 estimated tax payment, which aggregated $290 million and included the obligation to pay taxes associated with the sale of substantially all of its wireless operations.

         In second quarter 2001, the Company completed the sale of 30 PCS operating licenses for an aggregate of $195 million to Leap Wireless International, Inc. The Company received approximately $108 million of the purchase price in cash at closing and the remainder was collected in installments through the fourth quarter of 2001. Such proceeds, and the proceeds from the Company's above-described divestiture of its wireless operations in 2002, are included as net cash provided by discontinued operations on the statements of cash flows appearing elsewhere in this report. In third quarter 2001, the Company sold its remaining shares of its investment in Illuminet common stock for an aggregate of approximately $58.2 million. Proceeds from these sales were used to repay indebtedness.

         Other. Budgeted capital expenditures for 2004 total $290 million for telephone operations and $110 million for other operations. The Company anticipates that capital expenditures in its telephone operations will continue to include the upgrading of its plant and equipment, including its digital switches, to provide enhanced services, particularly in its newly acquired markets, and the installation of fiber optic cable.

         The following table contains certain information concerning the Company's material contractual obligations as of December 31, 2003.

                                                          Payments due by period
----------------------------------------------------------------------------------------------------------
Contractual                                  Less than                                           After
obligations                 Total             1 year          1-3 years        4-5 years        5 years
----------------------------------------------------------------------------------------------------------
                                                  (Dollars in thousands)
Long-term debt,
   including current
   maturities and
   capital lease

   obligations           $ 3,181,755           72,453       523,952 (1)       805,397 (2)       1,779,953
----------------------------------------------------------------------------------------------------------

(1) Includes $165 million aggregate principal amount of the Company's convertible debentures, Series K, due 2032, which can be put to the Company at various dates beginning in 2006.

(2) Includes $500 million aggregate principal amount of the Company's senior notes, Series J, due 2007, which the Company is committed to remarket in 2005.

         On February 3, 2004, the Company announced that its board of directors approved a stock repurchase program that will allow the Company to repurchase up to an aggregate of $400 million of either its common stock or convertible equity units prior to December 31, 2005. The Company commenced purchases under this plan on February 6, 2004.

         The Company continually evaluates the possibility of acquiring additional telecommunications operations and expects to continue its long-term strategy of pursuing the acquisition of attractive communications properties in exchange for cash, securities or both. At any given time, the Company may be engaged in discussions or negotiations regarding additional acquisitions. The Company generally does not announce its acquisitions or dispositions until it has entered into a preliminary or definitive agreement. The Company may require additional financing in connection with any such acquisitions, the consummation of which could have a material impact on the Company's financial condition or operations. Approximately 4.1 million shares of CenturyTel common stock and 200,000 shares of CenturyTel preferred stock remain available for future issuance in connection with acquisitions under CenturyTel's acquisition shelf registration statement.

         As of December 31, 2003, the Company had available $533.0 million of undrawn committed bank lines of credit and the Company's telephone subsidiaries had available for use $123.0 million of commitments for long-term financing from the Rural Utilities Service and Rural Telephone Bank. The Company has a commercial paper program that authorizes the Company to have outstanding up to $1.5 billion in commercial paper at any one time; however, borrowings are limited to the amount available under its credit facility. As of December 31, 2003, the Company had no commercial paper outstanding under such program. The Company also has access to debt and equity capital markets, including its shelf registration statements. At December 31, 2003, the Company held over $203 million of cash and cash equivalents.

         Moody's Investors Service ("Moody's") rates CenturyTel's long-term debt Baa2 (with a stable outlook) and Standard & Poor's ("S&P") rates CenturyTel's long-term debt BBB+ (with a stable outlook). The Company's commercial paper program is rated P2 by Moody's and A2 by S&P. Any downgrade in the Company's ratings could adversely impact the Company's ability to issue commercial paper or use its bank facility.

         The following table reflects the Company's debt to total capitalization percentage and ratio of earnings to fixed charges and preferred stock dividends as of and for the years ended December 31:

                                                                     2003           2002           2001
                                                                     ------------------------------------
Debt to total capitalization                                         47.8%          54.2             57.0
Ratio of earnings from continuing operations to fixed charges
  and preferred stock dividends                                      3.33           2.33             2.03

                           REGULATION AND COMPETITION

         The communications industry continues to undergo various fundamental regulatory, legislative, competitive and technological changes. These changes may have a significant impact on the future financial performance of all communications companies.

         Events affecting the communications industry. In 1996, the United States Congress enacted the Telecommunications Act of 1996 (the "1996 Act"), which obligates LECs to permit competitors to interconnect their facilities to the LEC's network and to take various other steps that are designed to promote competition. Under the 1996 Act's rural telephone company exemption, approximately 50% of the Company's telephone access lines are exempt from certain of these interconnection requirements unless and until the appropriate state regulatory commission overrides the exemption upon receipt from a competitor of a bona fide request meeting certain criteria.

         During 2003, the FCC released new rules which outline the obligations of incumbent LECs to lease elements of their circuit-switched networks on an unbundled basis to competitors. The new framework eliminates the prior obligation of incumbent LECs to lease their high-speed data lines to competitors. Incumbent LECs will remain obligated to offer other telecommunications services to resellers at wholesale rates. These wholesale rates are based on a forward-looking cost model and other terms that substantially limit the profitability of these arrangements to incumbent LECs. This new rule also provides for a significant role of state regulatory commissions in implementing these new guidelines and establishing wholesale service rates. On March 2, 2004, a federal district court of appeals overturned the rules previously adopted by the FCC requiring LECs to provide competitors with discounted access to the LECs networks. The court also ruled that the FCC should not have given states the authority previously granted. It is expected that such decision will be appealed to the Supreme Court. During 2003, the FCC also sought public comments on whether it should make additional changes to its interconnection regulations, and instituted a comprehensive review of its methodologies for establishing wholesale rates.

         Prior to and since the enactment of the 1996 Act, the FCC and a number of state legislative and regulatory bodies have also taken steps to foster local exchange competition. Coincident with this recent movement toward increased competition has been the gradual reduction of regulatory oversight of LECs. These cumulative changes, coupled with various technological developments, have led to the continued growth of various companies providing services that compete with LECs' services. Wireless services entities also increasingly constitute a significant source of competition with LECs.

         As mandated by the 1996 Act, in May 2001 the FCC modified its existing universal service support mechanism for rural telephone companies. The FCC adopted an interim mechanism for a five-year period, effective July 1, 2001, based on embedded, or historical, costs that will provide predictable levels of support to rural local exchange carriers, including substantially all of the Company's local exchange carriers. During

2003 and 2002 the Company's telephone subsidiaries received $199.2 million and $192.4 million, respectively, from the federal Universal Service High Cost Loop Fund, representing 8.4% and 9.8%, respectively, of the Company's consolidated revenues from continuing operations for 2003 and 2002. The Company anticipates its 2004 revenues from the federal Universal Service High Cost Loop Fund will be lower than 2003 levels due to increases in the nationwide average cost per loop factor used by the FCC to allocate funds among all recipients. Wireless and other competitive service providers continue to seek eligible telecommunications carrier ("ETC") status in order to be eligible to receive Universal Service Fund support, which is placing additional financial pressure on the amount of money needed to provide support to all eligible service providers, including support payments the Company receives from the High Cost Loop Fund. As a result of the limited growth in the size of the High Cost Loop Fund and changes in requests for support from the Universal Service Fund, the Company has no assurance it will continue to receive payments from the Universal Service Fund commensurate with those received in the past.

         In 2001, the FCC modified its interstate access charge rules and universal service support system for rate of return LECs. This order, among other things, (i) increased the caps on the subscriber line charges ("SLC") to the levels paid by most subscribers nationwide; (ii) allowed limited SLC deaveraging, which enhanced the competitiveness of rate of return carriers by giving them pricing flexibility; (iii) lowered per minute rates collected for federal access charges; (iv) created a new explicit universal service support mechanism that replaced other implicit support mechanisms in a manner designed to ensure that rate structure changes do not affect the overall recovery of interstate access costs by rate of return carriers serving high cost areas; and
(v) preserved the historic 11.25% authorized interstate return rate for rate of return LECs. The effect of this order on the Company was revenue neutral for interstate purposes but did result in a reduction in intrastate revenues in Arkansas and Ohio (where intrastate access rates must mirror the interstate access rates).

         Technological developments have led to the development of new services that compete with traditional LEC services. Technological improvements have enabled cable television companies to provide traditional circuit-switched telephone service over their cable networks, and several national cable companies have aggressively pursued this opportunity. Recent improvements in the quality of "Voice-over-Internet Protocol" ("VoIP") service have led several large cable television and telephone companies, as well as start-up companies, to substantially increase their offerings of VoIP service to business and residential customers. VoIP providers route calls over the Internet, without use of ILEC's circuit switches and, in certain cases, without use of ILEC's networks to carry their communications traffic. VoIP providers can offer services at prices substantially below those currently charged for traditional local and long distance telephone services for several reasons, including lower network cost structures and the current ability of VoIP providers to use ILECs' networks without paying access charges. In December 2003, the FCC initiated rulemaking that is expected to address the effect of VoIP on intercarrier compensation, universal service and emergency services. There can be no assurance that this rulemaking will be on terms favorable to ILECs, or that VoIP providers will not successfully compete for the Company's customers.

         In November 2003, the FCC adopted rules requiring companies to allow their customers to keep their wireline or wireless phone number when switching to another service provider (generally referred to as "local number portability"). For several years, customers have been able to retain their numbers when switching their local service between wireline carriers. The new rules now require local number portability between wireline and wireless carriers. This requirement went into effect November 24, 2003 for wireline carriers in the top 100 Metropolitan Statistical Areas ("MSAs"). The new requirement will go into effect May 24, 2004 for wireline carriers operating in markets smaller than the top 100 MSAs. The majority of the Company's wireline operations are conducted in markets below the top 100 MSAs. Local number portability may increase the number of customers who chose to completely forego the use of traditional wireline phone service, although the Company believes that it is too early to fully assess the rule's impact. The costs to comply with the requirements of local number portability, net of the amount that is recoverable through the ratemaking process, are not expected to have a material impact on the Company's results of operations.

         The FCC is currently examining several issues that could have a substantial impact on the Company's revenues, including a broad inquiry initiated in 2001 into all currently regulated forms of intercarrier compensation. As discussed further below, certain providers of competitive communications services are not required to compensate ILECs for the use of their networks. The Company relies on access revenues as an important source of revenues. Depending on the final outcome of the FCC's intercarrier compensation issue, the Company could suffer a material loss of access revenues.

         Recent events affecting the Company. During the last few years, several states in which the Company has substantial operations took legislative or regulatory steps to further introduce competition into the LEC business. The number of companies which have requested authorization to provide local exchange service in the Company's service areas has increased in recent years, especially in the markets acquired from Verizon in 2002 and 2000, and it is anticipated that similar action may be taken by others in the future.

         State alternative regulation plans recently adopted by certain of the Company's LECs have also affected revenue growth recently.

         Certain long distance carriers continue to request that the Company reduce intrastate access tariffed rates for certain of its LECs. In addition, the Company has recently experienced reductions in intrastate traffic, partially due to the displacement of minutes by wireless and electronic mail services. In 2003 the Company incurred a reduction in its intrastate revenues (exclusive of the properties acquired from Verizon in 2002) of approximately $6.8 million compared to 2002 primarily due to these factors. The corresponding decrease in 2002 compared to 2001 was $27.7 million. The Company believes such trend of decreased intrastate minutes will continue in 2004, although the magnitude of such decrease cannot be precisely estimated.

         In January 2003, the Louisiana Public Service Commission directed its staff to review the feasibility of converting the $42 million Louisiana Local Optional Service Fund ("LOS Fund") into a state universal service fund. Currently, the LOS Fund is funded primarily by BellSouth, which proposes to expand the base of contributors into the LOS Fund. A recommendation by the Commission staff is not expected until late 2004. The Company currently receives approximately $21 million from the LOS Fund each year. There can be no assurance that this funding will remain at current levels.

         Competition to provide traditional telephone services has thus far affected large urban areas to a greater extent than rural, suburban and small urban areas such as those in which the Company's telephone operations are located. Although the Company does not believe that the increased competition it has thus far experienced is likely to materially affect it in the near term, the Company anticipates that regulatory, technological and competitive changes will result in future revenue reductions. The Company expects its telephone revenues to decline in 2004 due to continued access line losses and reduced network access revenues; however, the Company expects its consolidated revenues to increase in 2004 primarily due to increased revenues from its newly-acquired LightCore operations and expected increased demand for its long distance, fiber transport, DSL and other nonregulated product offerings.

         Other matters. The Company's regulated telephone operations (except for the properties acquired from Verizon in 2002) are subject to the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). Actions by regulators can provide reasonable assurance of the recognition of an asset, reduce or eliminate the value of an asset and impose a liability on a regulated enterprise. Such regulatory assets are required to be recorded and, accordingly, reflected in the balance sheet of an entity subject to SFAS 71. The Company is monitoring the ongoing applicability of SFAS 71 to its regulated telephone operations due to the changing regulatory, competitive and legislative environments, and it is possible that changes in regulation, legislation or competition or in the demand for regulated services or products could result in the Company's telephone operations no longer being subject to SFAS 71 in the near future.

         Statement of Financial Accounting Standards No. 101, "Regulated Enterprises - Accounting for the Discontinuance of Application of FASB Statement No. 71" ("SFAS 101"), specifies the accounting required when an enterprise ceases to meet the criteria for application of SFAS 71. SFAS 101 requires the elimination of the effects of any actions of regulators that have been recognized as assets and liabilities in accordance with SFAS 71 but would not have been recognized as assets and liabilities by nonregulated enterprises. SFAS 101 further provides that the carrying amounts of property, plant and equipment are to be adjusted only to the extent the assets are impaired and that impairment shall be judged in the same manner as for nonregulated enterprises.

         The Company's consolidated balance sheet as of December 31, 2003 included regulatory assets of approximately $3.3 million (primarily deferred costs related to financing costs, regulatory proceedings and income taxes) and regulatory liabilities of approximately $912,000 (related to income taxes). Net deferred income tax liabilities related to the regulatory assets and liabilities quantified above were $1.2 million.

         When and if the Company's regulated operations no longer qualify for the application of SFAS 71, the Company does not expect to record any impairment charge related to the carrying value of the property, plant and equipment of its regulated telephone operations. Additionally, upon the discontinuance of SFAS 71, the Company would be required to revise the lives of its property, plant and equipment to reflect the estimated useful lives of the assets. The Company does not expect such revisions in asset lives to have a material impact on the Company's results of operations. For regulatory purposes, the accounting and reporting of the Company's telephone subsidiaries will not be affected by the discontinued application of SFAS 71.

         The Company has certain obligations based on federal, state and local laws relating to the protection of the environment. Costs of compliance through 2003 have not been material, and the Company currently has no reason to believe that such costs will become material.

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                              REPORT OF MANAGEMENT

The Shareholders
CenturyTel, Inc.:

         Management has prepared and is responsible for the Company's consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and necessarily include amounts determined using our best judgments and estimates with consideration given to materiality.

         The Company maintains internal control systems and related policies and procedures designed to provide reasonable assurance that the accounting records accurately reflect business transactions and that the transactions are in accordance with management's authorization. The design, monitoring and revision of the systems of internal control involve, among other things, our judgment with respect to the relative cost and expected benefits of specific control measures. Additionally, the Company maintains an internal auditing function which independently evaluates the effectiveness of internal controls, policies and procedures and formally reports on the adequacy and effectiveness thereof.

         The Company's consolidated financial statements have been audited by KPMG LLP, independent certified public accountants, who have expressed their opinion with respect to the fairness of the consolidated financial statements. Their audit was conducted in accordance with auditing standards generally accepted in the United States of America, which include the consideration of the Company's internal controls to the extent necessary to form an independent opinion on the consolidated financial statements prepared by management.

         The Audit Committee of the Board of Directors is composed of independent directors who are not officers or employees of the Company. The Committee meets periodically with the independent certified public accountants, internal auditors and management. The Committee considers the independence of the external auditors and the audit scope and discusses internal control, financial and reporting matters. Both the independent and internal auditors have free access to the Committee.

/s/ R. Stewart Ewing, Jr.
-----------------------------------------------------
R. Stewart Ewing, Jr.
Executive Vice President and Chief Financial Officer

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
CenturyTel, Inc.:

         We have audited the accompanying consolidated balance sheets of CenturyTel, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CenturyTel, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002.

/s/ KPMG LLP
KPMG LLP
Shreveport, Louisiana
January 29, 2004

                                CENTURYTEL, INC.
                        Consolidated Statements of Income

                                                                         Year ended December 31,
                                                           --------------------------------------------
                                                                   2003           2002           2001
                                                           --------------------------------------------
                                                                (Dollars, except per share amounts,
                                                                     and shares in thousands)
OPERATING REVENUES
     Telephone                                             $   2,071,980      1,733,592       1,505,733
     Other                                                       308,765        238,404         173,771
                                                           --------------------------------------------
          Total operating revenues                             2,380,745      1,971,996       1,679,504
                                                           --------------------------------------------
OPERATING EXPENSES
     Cost of sales and operating expenses (exclusive of
      depreciation and amortization)                           1,159,708        973,689         826,948
     Corporate overhead costs allocable to
       discontinued operations                                         -         11,275          20,213
     Depreciation and amortization                               470,641        411,626         407,038
                                                           --------------------------------------------
          Total operating expenses                             1,630,349      1,396,590       1,254,199
                                                           --------------------------------------------
OPERATING INCOME                                                 750,396        575,406         425,305
                                                           --------------------------------------------
OTHER INCOME (EXPENSE)
     Interest expense                                           (226,751)      (221,845)       (225,523)
     Income from unconsolidated cellular entity                    6,160          5,582           7,592
     Nonrecurring gains and losses, net                                -          3,709          33,043
     Other income and expense                                      2,154        (63,814)             32
                                                           --------------------------------------------
          Total other income (expense)                          (218,437)      (276,368)       (184,856)
                                                           --------------------------------------------
INCOME FROM CONTINUING OPERATIONS
     BEFORE INCOME TAX EXPENSE                                   531,959        299,038         240,449
Income tax expense                                               187,252        105,505          91,368
                                                           --------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                344,707        193,533         149,081
DISCONTINUED OPERATIONS
     Income from discontinued operations, net of
          $284,459, and $118,657 tax                                   -        608,091         193,950
                                                           --------------------------------------------
NET INCOME                                                 $     344,707        801,624         343,031
                                                           ============================================
NET INCOME, AS ADJUSTED FOR GOODWILL
     AMORTIZATION                                          $     344,707        801,624         399,297
                                                           ============================================

See accompanying notes to consolidated financial statements.

                                CENTURYTEL, INC.
                        Consolidated Statements of Income
                                   (Continued)

                                                                         Year ended December 31,
                                                           --------------------------------------------
                                                                   2003           2002           2001
                                                           --------------------------------------------
                                                                (Dollars, except per share amounts,
                                                                    and shares in thousands)
BASIC EARNINGS PER SHARE
     From continuing operations                            $        2.40           1.36            1.06
     From continuing operations, as adjusted for
        goodwill amortization                              $        2.40           1.36            1.39
     From discontinued operations                          $           -           4.29            1.38
     From discontinued operations, as adjusted for
        goodwill amortization                              $           -           4.29            1.45
     Basic earnings per share                              $        2.40           5.66            2.43
     Basic earnings per share, as adjusted for
        goodwill amortization                              $        2.40           5.66            2.83
DILUTED EARNINGS PER SHARE
     From continuing operations                            $        2.38           1.35            1.05
     From continuing operations, as adjusted for
        goodwill amortization                              $        2.38           1.35            1.37
     From discontinued operations                          $           -           4.26            1.36
     From discontinued operations, as adjusted for
        goodwill amortization                              $           -           4.26            1.43
     Diluted earnings per share                            $        2.38           5.61            2.41
     Diluted earnings per share, as adjusted for
        goodwill amortization                              $        2.38           5.61            2.81
DIVIDENDS PER COMMON SHARE                                 $         .22            .21             .20
                                                           ============================================
AVERAGE BASIC SHARES OUTSTANDING                                 143,583        141,613         140,743
                                                           ============================================
AVERAGE DILUTED SHARES OUTSTANDING                               144,700        142,879         142,307
                                                           ============================================

See accompanying notes to consolidated financial statements.

                                CENTURYTEL, INC.
                 Consolidated Statements of Comprehensive Income

                                                                              Year ended December 31,
                                                                  ------------------------------------------
                                                                       2003           2002            2001
                                                                  ------------------------------------------
                                                                            (Dollars in thousands)
NET INCOME                                                        $   344,707        801,624         343,031
OTHER COMPREHENSIVE INCOME, NET OF TAXES
    Unrealized holding gains (losses):
       Unrealized holding gains (losses) related to marketable
         equity securities arising during period,
        net of $5,385 tax                                                   -              -           9,999
       Less:  reclassification adjustment for gains included
        in net income, net of ($19,100) tax                                 -              -         (35,470)
    Minimum pension liability adjustment:
       Minimum pension liability adjustment, net of
        $19,312 and ($19,312) tax                                      35,864        (35,864)              -
    Derivative instruments:
       Net losses on derivatives hedging variability of
        cash flows, net of ($36) and ($496) tax                           (67)          (921)              -
       Less:  reclassification adjustment for losses included
        in net income, net of $487 and $44 tax                            906             82               -
                                                                  ------------------------------------------
COMPREHENSIVE INCOME                                              $   381,410        764,921         317,560
                                                                  ==========================================
COMPREHENSIVE INCOME, AS ADJUSTED
    FOR GOODWILL AMORTIZATION                                     $   381,410        764,921         373,826
                                                                  ==========================================

See accompanying notes to consolidated financial statements.

                                CENTURYTEL, INC.
                           Consolidated Balance Sheets

                                                                                December 31,
                                                                  ---------------------------------------
                                                                           2003                  2002
                                                                  ---------------------------------------
                                                                         (Dollars in thousands)
                                     ASSETS
CURRENT ASSETS
     Cash and cash equivalents                                    $           203,181               3,661
     Accounts receivable
         Customers, less allowance of $13,862 and $15,314                     163,526             161,319
         Interexchange carriers and other, less allowance
           of $9,817 and $18,648                                               72,661             111,673
     Materials and supplies, at average cost                                    9,229              10,150
     Other                                                                     14,342               9,099
                                                                  ---------------------------------------
         Total current assets                                                 462,939             295,902
                                                                  ---------------------------------------
NET PROPERTY, PLANT AND EQUIPMENT                                           3,455,481           3,531,645
                                                                  ---------------------------------------
INVESTMENTS AND OTHER ASSETS
     Goodwill                                                               3,425,001           3,427,281
     Other                                                                    552,431             515,580
                                                                  ---------------------------------------
         Total investments and other assets                                 3,977,432           3,942,861
                                                                  ---------------------------------------
TOTAL ASSETS                                                      $         7,895,852           7,770,408
                                                                  =======================================
                             LIABILITIES AND EQUITY
CURRENT LIABILITIES
     Current maturities of long-term debt                         $            72,453              70,737
     Accounts payable                                                         113,274              64,825
     Accrued expenses and other current liabilities
         Salaries and benefits                                                 83,628              63,937
         Income taxes                                                          43,082              40,897
         Other taxes                                                           35,532              28,183
         Interest                                                              64,247              59,045
         Other                                                                 14,555              18,596
     Advance billings and customer deposits                                    44,612              41,884
                                                                  ---------------------------------------
         Total current liabilities                                            471,383             388,104
                                                                  ---------------------------------------
LONG-TERM DEBT                                                              3,109,302           3,578,132
                                                                  ---------------------------------------
DEFERRED CREDITS AND OTHER LIABILITIES                                        836,651             716,168
                                                                  ---------------------------------------
STOCKHOLDERS' EQUITY
     Common stock, $1.00 par value, authorized 350,000,000 shares,
       issued and outstanding 144,364,168 and 142,955,839 shares              144,364             142,956
     Paid-in capital                                                          576,515             537,804
     Accumulated other comprehensive income (loss), net of tax                      -             (36,703)
     Retained earnings                                                      2,750,162           2,437,472
     Unearned ESOP shares                                                        (500)             (1,500)
     Preferred stock - non-redeemable                                           7,975               7,975
                                                                  ---------------------------------------
         Total stockholders' equity                                         3,478,516           3,088,004
                                                                  ---------------------------------------
TOTAL LIABILITIES AND EQUITY                                      $         7,895,852           7,770,408
                                                                  =======================================

See accompanying notes to consolidated financial statements.

                                CENTURYTEL, INC.
                      Consolidated Statements of Cash Flows

                                                                         Year ended December 31,
                                                                  ------------------------------------
                                                                     2003          2002          2001
                                                                  ----------    ----------     --------
                                                                           (Dollars in thousands)
OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
     Net income                                                   $  344,707       801,624      343,031
     Adjustments to reconcile net income to net
       cash provided by operating activities from
       continuing operations
        Income from discontinued operations, net of tax                    -      (608,091)    (193,950)
        Depreciation and amortization                                470,641       411,626      407,038
        Deferred income taxes                                        128,706        71,112       57,944
        Income from unconsolidated cellular entity                    (6,160)       (5,582)      (7,592)
        Nonrecurring gains and losses, net                                 -        (3,709)     (33,043)
        Changes in current assets and current liabilities
           Accounts receivable                                        37,980       (13,481)      34,266
           Accounts payable                                           47,972         3,769      (29,485)
           Accrued taxes                                              57,709        43,046        1,078
           Other current assets and other current
             liabilities, net                                         17,323        36,316        9,526
        Retirement benefits                                          (14,739)       (9,416)      (5,059)
        Increase in noncurrent assets                                (23,528)      (30,543)     (65,698)
        Increase (decrease) in other noncurrent liabilities           (6,151)       35,489          691
        Other, net                                                    13,504        61,274       54,139
                                                                  ----------    ----------     --------
           Net cash provided by operating activities
               from continuing operations                          1,067,964       793,434      572,886
                                                                  ----------    ----------     --------
INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
     Acquisitions, net of cash acquired                              (86,243)   (2,245,026)     (47,131)
     Payments for property, plant and equipment                     (377,939)     (386,267)    (435,515)
     Proceeds from sale of assets                                          -         4,144       58,184
     Distributions from unconsolidated cellular entity                 1,104         5,438        3,713
     Other, net                                                       (1,560)       (1,378)       3,553
                                                                  ----------    ----------     --------
           Net cash used in investing activities
               from continuing operations                           (464,638)   (2,623,089)    (417,196)
                                                                  ----------    ----------     --------
FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
     Proceeds from issuance of debt                                        -     2,123,618        3,896
     Payments of debt                                               (432,258)   (1,592,246)    (379,516)
     Proceeds from settlement of interest rate hedge contract         22,315             -            -
     Proceeds from issuance of common stock                           33,980        29,125        7,351
     Payment of debt issuance costs                                        -       (12,999)           -
     Payment of equity unit issuance costs                                 -       (15,867)           -
     Cash dividends                                                  (32,017)      (30,156)     (28,653)
     Other, net                                                        4,174         4,866        1,549
                                                                  ----------    ----------     --------
           Net cash provided by (used in) financing activities
               from continuing operations                           (403,806)      506,341     (395,373)
                                                                  ----------    ----------     --------
Net cash provided by discontinued operations                               -     1,323,479      231,772
                                                                  ----------    ----------     --------
Net increase (decrease) in cash and cash equivalents                 199,520           165       (7,911)
Cash and cash equivalents at beginning of year                         3,661         3,496       11,407
                                                                  ----------    ----------     --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                          $  203,181         3,661        3,496
                                                                  ==========    ==========     ========

See accompanying notes to consolidated financial statements.

                                CENTURYTEL, INC.
                 Consolidated Statements of Stockholders' Equity

                                                                                      Year ended December 31,
                                                                               ------------------------------------
                                                                                  2003         2002          2001
                                                                               ----------    ---------    ---------
                                                                                  (Dollars and shares in thousands)
COMMON STOCK
     Balance at beginning of year                                              $  142,956      141,233      140,667
     Conversion of convertible securities into common stock                             -            -          254
     Issuance of common stock through dividend
       reinvestment, incentive and benefit plans                                    1,408        1,723          312
                                                                               ----------    ---------    ---------
              Balance at end of year                                              144,364      142,956      141,233
                                                                               ----------    ---------    ---------
PAID-IN CAPITAL
     Balance at beginning of year                                                 537,804      524,668      509,840
     Equity unit issuance costs and initial contract adjustment liability               -      (24,377)           -
     Conversion of convertible securities into common stock                             -            -        3,046
     Issuance of common stock through dividend
        reinvestment, incentive and benefit plans                                  32,572       27,402        7,039
     Amortization of unearned compensation and other                                6,139       10,111        4,743
                                                                               ----------    ---------    ---------
              Balance at end of year                                              576,515      537,804      524,668
                                                                               ----------    ---------    ---------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS),
   NET OF TAX
     Balance at beginning of year                                                 (36,703)           -       25,471
     Change in other comprehensive income (loss) (net of reclassification
       adjustment), net of tax                                                     36,703      (36,703)     (25,471)
                                                                               ----------    ---------    ---------
              Balance at end of year                                                    -      (36,703)           -
                                                                               ----------    ---------    ---------
RETAINED EARNINGS
     Balance at beginning of year                                               2,437,472    1,666,004    1,351,626
     Net income                                                                   344,707      801,624      343,031
     Cash dividends declared
         Common stock - $.22, $.21 and $.20 per share                             (31,618)     (29,757)     (28,254)
         Preferred stock                                                             (399)        (399)        (399)
                                                                               ----------    ---------    ---------
              Balance at end of year                                            2,750,162    2,437,472    1,666,004
                                                                               ----------    ---------    ---------
UNEARNED ESOP SHARES
     Balance at beginning of year                                                  (1,500)      (2,500)      (3,500)
     Release of ESOP shares                                                         1,000        1,000        1,000
                                                                               ----------    ---------    ---------
              Balance at end of year                                                 (500)      (1,500)      (2,500)
                                                                               ----------    ---------    ---------
PREFERRED STOCK - NON-REDEEMABLE
     Balance at beginning and end of year                                           7,975        7,975        7,975
                                                                               ----------    ---------    ---------
TOTAL STOCKHOLDERS' EQUITY                                                     $3,478,516    3,088,004    2,337,380
                                                                               ==========    =========    =========
COMMON SHARES OUTSTANDING
     Balance at beginning of year                                                 142,956      141,233      140,667
     Conversion of convertible securities into common stock                             -            -          254
     Issuance of common stock through dividend
       reinvestment, incentive and benefit plans                                    1,408        1,723          312
                                                                               ----------    ---------    ---------
              Balance at end of year                                              144,364      142,956      141,233
                                                                               ==========    =========    =========

See accompanying notes to consolidated financial statements.

                                CENTURYTEL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Principles of consolidation - The consolidated financial statements of CenturyTel, Inc. and its subsidiaries (the "Company") include the accounts of CenturyTel, Inc. ("CenturyTel") and its majority-owned subsidiaries.

         Regulatory accounting - The Company's regulated telephone operations (except for the properties acquired from Verizon in 2002) are subject to the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). Actions by regulators can provide reasonable assurance of the recognition of an asset, reduce or eliminate the value of an asset and impose a liability on a regulated enterprise. Such regulatory assets are required to be recorded and, accordingly, reflected in the balance sheet of an entity subject to SFAS 71. The Company is monitoring the ongoing applicability of SFAS 71 to its regulated telephone operations due to the changing regulatory, competitive and legislative environments, and it is possible that changes in regulation, legislation or competition or in the demand for regulated services or products could result in the Company's telephone operations no longer being subject to SFAS 71 in the near future.

         Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

         Revenue recognition - Revenues are generally recognized when services are provided or when products are delivered to customers. Revenue that is billed in advance includes monthly recurring network access services, special access services and monthly recurring local line charges. The unearned portion of this revenue is initially deferred as a component of advanced billings and customer deposits on the Company's balance sheet and recognized as revenue over the period that the services are provided. Revenue that is billed in arrears includes nonrecurring network access services, nonrecurring local services and long distance services. The earned but unbilled portion of this revenue is recognized as revenue in the period that the services are provided.

         Certain of the Company's telephone subsidiaries participate in revenue sharing arrangements with other telephone companies for interstate revenue and for certain intrastate revenue. Such sharing arrangements are funded by toll revenue and/or access charges within state jurisdictions and by access charges in the interstate market. Revenues earned through the various sharing arrangements are initially recorded based on the Company's estimates.

         Property, plant and equipment - Telephone plant is stated at original cost. Normal retirements of telephone plant are charged against accumulated depreciation, along with the costs of removal, less salvage, with no gain or loss recognized. Renewals and betterments of plant and equipment are capitalized while repairs, as well as renewals of minor items, are charged to operating expense. Depreciation of telephone plant is provided on the straight line method using class or overall group rates acceptable to regulatory authorities; such rates range from 1.8% to 25%.

         Non-telephone property is stated at cost and, when sold or retired, a gain or loss is recognized. Depreciation of such property is provided on the straight line method over estimated service lives ranging from three to 30 years.

         Intangible assets - Effective January 1, 2002, in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), systematic amortization of goodwill is no longer permitted; instead, SFAS 142 requires goodwill recorded in a business combination to be reviewed for impairment and to be written down only in periods in which the recorded amount of goodwill exceeds its fair value. Impairment of goodwill is tested at least annually by comparing the fair value of the reporting unit to its carrying value (including goodwill). Estimates of the fair value of the reporting unit are based on valuation models using criterion such as multiples of earnings. Each adjustment reflected in the consolidated statements of income and comprehensive income (or in these notes) by use of the term "as adjusted for goodwill amortization" reflects the effects of SFAS 142, as more fully described in Note 4. Prior to January 1, 2002, substantially all of the Company's goodwill was amortized over 40 years.

         Long-lived assets - Effective January 2002, Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), addresses financial accounting and reporting for the impairment or disposal of long-lived assets (exclusive of goodwill) and also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. As a result of the Company's agreement in March 2002 to sell its wireless operations (which was consummated on August 1, 2002) (see Note
3), such operations have been reflected as discontinued operations for the years ended December 31, 2002 and 2001.

         Affiliated transactions - Certain service subsidiaries of CenturyTel provide installation and maintenance services, materials and supplies, and managerial, operational, technical, accounting and administrative services to subsidiaries. In addition, CenturyTel provides and bills management services to subsidiaries and in certain instances makes interest bearing advances to finance construction of plant and purchases of equipment. These transactions are recorded by the Company's telephone subsidiaries at their cost to the extent permitted by regulatory authorities. Intercompany profit on transactions with regulated affiliates is limited to a reasonable return on investment and has not been eliminated in connection with consolidating the results of operations of CenturyTel and its subsidiaries. Intercompany profit on transactions with affiliates not subject to SFAS 71 has been eliminated.

         Income taxes - CenturyTel files a consolidated federal income tax return with its eligible subsidiaries. The Company uses the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are established for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Investment tax credits related to telephone plant have been deferred and are being amortized as a reduction of federal income tax expense over the estimated useful lives of the assets giving rise to the credits.

         Derivative financial instruments - Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), requires all derivative instruments be recognized as either assets or liabilities at fair value on the balance sheet. The Company uses derivative instruments to (i) lock-in or swap its exposure to changing or variable interest rates for fixed interest rates or (ii) swap obligations to pay fixed interest rates for variable interest rates. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. Management periodically reviews the Company's exposure to interest rate fluctuations and implements strategies to manage the exposure.

         Earnings per share - Basic earnings per share amounts are determined on the basis of the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all potential dilutive common shares that were outstanding during the period.

         Stock-based compensation - The Company accounts for stock compensation plans using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Options have been granted at a price either equal to or exceeding the then-current market price. Accordingly, the Company has not recognized compensation cost in connection with issuing stock options.

         During 2003 the Company granted 1,720,317 options (the "2003 Options") at market price. The weighted average fair value of each of the 2003 Options was estimated as of the date of grant to be $9.94 using an option-pricing model with the following assumptions: dividend yield - .7%; expected volatility - 30%; weighted average risk-free interest rate - 3.4%; and expected option life - seven years.

         During 2002 the Company granted 1,983,150 options (the "2002 Options") at market price. The weighted average fair value of each of the 2002 Options was estimated as of the date of grant to be $11.66 using an option-pricing model with the following assumptions: dividend yield - .7%; expected volatility - 30%; weighted average risk-free interest rate - 3.4%; and expected option life - seven years.

         During 2001 the Company granted 1,971,750 options (the "2001 Options") at market price. The weighted average fair value of each of the 2001 Options was estimated as of the date of grant to be $11.16 using an option-pricing model with the following assumptions: dividend yield - .6%; expected volatility - 30%; weighted average risk-free interest rate - 4.8%; and expected option life - seven years.

         If compensation cost for CenturyTel's options had been determined consistent with SFAS 123, the Company's net income and earnings per share on a pro forma basis for 2003, 2002 and 2001 would have been as follows:

                Year ended December 31,                    2003          2002        2001
----------------------------------------------           ---------     --------     -------
                                                               (Dollars in thousands,
                                                              except per share amounts)
Net income, as reported                                  $ 344,707      801,624     343,031
Less:   Total stock-based compensation
     expense determined under fair value based
     method, net of tax                                  $ (13,183)     (15,001)     (8,971)
                                                         ---------     --------     -------
Pro forma net income                                     $ 331,524      786,623     334,060
                                                         =========     ========     =======
Basic earnings per share
     As reported                                         $    2.40         5.66        2.43
     Pro forma                                           $    2.31         5.56        2.37
Diluted earnings per share
     As reported                                         $    2.38         5.61        2.41
     Pro forma                                           $    2.29         5.51        2.35

         Cash equivalents - The Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.

         Discontinued operations - On August 1, 2002, the Company sold substantially all of its wireless operations to an affiliate of ALLTEL Corporation ("Alltel") and certain other purchasers for an aggregate of approximately $1.59 billion in cash. As a result, the Company's wireless operations have been reflected as discontinued operations for 2002 and 2001. See
Note 3 for additional information.

         Reclassifications - Certain amounts previously reported for prior years have been reclassified to conform with the 2003 presentation, including the reclassification of an investment in a cellular partnership from discontinued operations to continuing operations. Such investment was originally planned to be sold to Alltel in connection with the Company's disposition of its wireless operations but was subsequently retained.

(2)      ACQUISITIONS

         On July 1, 2002, the Company purchased approximately 300,000 telephone access lines in the state of Alabama from Verizon Communications, Inc. ("Verizon") for approximately $1.022 billion cash. On August 31, 2002, the Company purchased approximately 350,000 telephone access lines in the state of Missouri from Verizon for approximately $1.179 billion cash. The assets purchased in these transactions included (i) the franchise authorizing the provision of local telephone service, (ii) related property and equipment comprising Verizon's local exchange operations in predominantly rural markets throughout Alabama and Missouri and (iii) Verizon's assets used to provide digital subscriber line ("DSL") and other high speed data services within the purchased exchanges. For financing arrangements related to these acquisitions, see Note 6.

         In June and December 2003, the Company acquired certain fiber transport assets for an aggregate of $55.2 million cash (of which $3.8 million was paid as a deposit in 2002). In the fourth quarter of 2003, the Company purchased an additional 24.3% interest in a telephone company in which it owned a majority interest for $32.4 million cash.

         The results of operations of the acquired properties are included in the Company's results of operations from and after the respective acquisition dates.

         The following pro forma information represents the consolidated results of continuing operations of the Company for the years ended December 31, 2002 and 2001 as if the Verizon acquisitions in 2002 had been consummated as of January 1, 2002 and 2001, respectively.

                                                              2002            2001
                                                           ----------      ---------
                                                           (Dollars in thousands,
                                                           except per share amounts)
Operating revenues from continuing operations              $2,285,866      2,231,631
Income from continuing operations                          $  218,252        186,871
Basic earnings per share from
   continuing operations, as adjusted for goodwill
   amortization                                            $     1.54           1.65
Diluted earnings per share from
   continuing operations, as adjusted for goodwill
   amortization                                            $     1.53           1.64

         The pro forma information is based on various assumptions and estimates. The pro forma information (i) reflects the effect of reduced interest expense after August 1, 2002 as a result of reducing outstanding indebtedness from utilization of proceeds received from the August 1, 2002 sale of substantially all of the Company's wireless operations described in Note 3 and
(ii) makes no pro forma adjustments to reflect any assumed consummation of such sale (or any use of such sale proceeds) prior to August 1, 2002. The pro forma information is not necessarily indicative of the operating results that would have occurred if the Verizon acquisitions had been consummated as of January 1 of each respective period, nor is it necessarily indicative of future operating results. The pro forma information does not give effect to any potential revenue enhancements or cost synergies or other operating efficiencies that could result from the acquisitions.

(3)      DISCONTINUED OPERATIONS

         On August 1, 2002, the Company sold substantially all of its wireless operations to Alltel and certain other purchasers for an aggregate of approximately $1.59 billion in cash. In connection with this transaction, the Company divested its (i) interests in its majority-owned and operated cellular systems, which at June 30, 2002 served approximately 783,000 customers and had access to approximately 7.8 million pops, (ii) minority cellular equity interests representing approximately 1.8 million pops at June 30, 2002, and
(iii) licenses to provide PCS covering 1.3 million pops in Wisconsin and Iowa. Proceeds from the sale of the wireless operations were used to partially fund the Company's acquisitions of telephone properties in Alabama and Missouri during the third quarter of 2002.

         As a result of the sale, the Company's wireless operations have been reflected as discontinued operations in the Company's consolidated statements of income and cash flows for the years ended December 31, 2002 and 2001. In its December 31, 2002 consolidated balance sheet, the Company reflected as "assets held for sale" a minority interest in a cellular partnership that it had previously agreed to sell to Alltel upon the satisfaction of various closing conditions. In light of the failure of the parties to agree upon whether the closing conditions were met, the Company determined during the first quarter of 2003 to retain such investment; therefore, for reporting purposes, this investment (and its related earnings) has been reclassified from discontinued operations to continuing operations on the accompanying financial statements for 2003. Prior periods have been restated to reflect this investment (and its related earnings) as part of continuing operations.

         The depreciation and amortization of long-lived and amortizable intangible assets related to the wireless operations ceased on March 19, 2002, the date of the definitive agreement to sell such operations.

         The Company had no outstanding indebtedness directly related to its wireless operations; therefore, no interest expense was allocated to discontinued operations. The following table represents certain summary income statement information related to the Company's wireless operations that is reflected in discontinued operations.

          Year ended December 31,                             2002                 2001
----------------------------------------------             ---------            ---------
                                                               (Dollars in thousands)
Operating revenues                                         $ 246,705              437,965
                                                           ---------            ---------
Operating income (1)                                       $  71,258              132,614
Nonrecurring gains and losses, net                                 -              166,928
Income from unconsolidated cellular entities                  25,768               19,868
Minority interest expense                                     (8,569)             (11,510)
Gain on sale of discontinued operations                      803,905                    -
Other income                                                     188                4,707
                                                           ---------            ---------
Pre-tax income from discontinued operations                $ 892,550              312,607
Income tax expense                                          (284,459)            (118,657)
                                                           ---------            ---------
Income from discontinued operations                        $ 608,091              193,950
                                                           =========            =========

(1) Excludes corporate overhead costs of $11.3 million and $20.2 million for 2002 and 2001, respectively, allocated to the wireless operations. Included as a reduction in operating income for 2002 is a $30.5 million charge associated with the write-off of all amounts expended to develop the wireless portion of the Company's billing system currently in development.

         The following table represents certain summary cash flow statement information related to the Company's wireless operations reflected as discontinued operations:

               Year ended December 31,                             2002             2001
----------------------------------------------------         ---------------      -------
                                                                (Dollars in thousands)
Net cash provided by (used in) operating activities          $  (248,716) (1)      90,242
Net cash provided by investing activities                      1,572,195  (2)     141,530
Net cash provided by financing activities                              -                -
                                                             -----------          -------
       Net cash provided by discontinued operations          $ 1,323,479          231,772
                                                             ===========          =======

(1) Includes approximately $305 million estimated tax payment related to sale of wireless operations.

(2) Includes cash proceeds of $1.59 billion from the sale of substantially all of the Company's wireless operations.

(4)      INVESTMENTS AND OTHER ASSETS

         Investments and other assets at December 31, 2003 and 2002 were composed of the following:

                        December 31,                                         2003           2002
---------------------------------------------------------------           -----------     ---------
                                                                            (Dollars in thousands)
Goodwill                                                                  $ 3,425,001     3,427,281
Billing system development costs, less accumulated amortization
   of $508 in 2003                                                            162,980       139,451
Cash surrender value of life insurance contracts                               93,960        93,664
Prepaid pension asset                                                          59,055        26,046
Franchise costs                                                                35,300        35,300
Customer base, less accumulated amortization of $2,242 and $729                20,458        21,971
Deferred interest rate hedge contracts                                         31,239        33,635
Debt issuance costs, net                                                       19,317        23,491
Fair value of interest rate swap                                                    -        22,163
Other                                                                         130,122       119,859
                                                                          -----------     ---------
                                                                          $ 3,977,432     3,942,861
                                                                          ===========     =========

         The following information relates to the Company's goodwill as of December 31, 2003 and 2002:

                        December 31,                                         2003           2002
---------------------------------------------------------------           -----------     ---------
                                                                            (Dollars in thousands)
Carrying amount of goodwill
     Telephone segment                                                    $ 3,369,242     3,382,113
     Other operations                                                          55,759        45,168
                                                                          -----------     ---------
         Total goodwill                                                   $ 3,425,001     3,427,281
                                                                          ===========     =========

         Amortization of goodwill and other intangibles from continuing operations of $1.5 million, $729,000 and $58.4 million for 2003, 2002 and 2001, respectively, is included in "Depreciation and amortization" in the Company's Consolidated Statements of Income. In accordance with SFAS 142, effective January 1, 2002, goodwill is no longer subject to amortization but instead is tested for impairment at least annually. As of September 30, 2003, the Company completed the required annual test under SFAS 142 and determined its goodwill was not impaired.

         The following is a reconciliation of reported net income and reported earnings per share to the amounts that would have been reported had the Company been subject to SFAS 142 during 2001.

         Year ended December 31,                                 2001
----------------------------------------                ------------------------
                                                          (Dollars in thousands,
                                                        except per share amounts)
Net income, as reported                                        $   343,031
Goodwill amortization, net of taxes                                 56,266
                                                               -----------
Net income, as adjusted                                        $   399,297
                                                               ===========
Basic earnings per share, as reported                          $      2.43
Goodwill amortization, net of taxes                                    .40
                                                               -----------
Basic earnings per share, as adjusted                          $      2.83
                                                               ===========
Diluted earnings per share, as reported                        $      2.41
Goodwill amortization, net of taxes                                    .40
                                                               -----------
Diluted earnings per share, as adjusted                        $      2.81
                                                               ===========

         The Company is in the process of developing an integrated billing and customer care system. The costs to develop such system have been accounted for in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Aggregate capitalized costs (before accumulated amortization) totaled $163.5 million and $139.5 million at December 31, 2003 and 2002, respectively. A portion of such costs related to the wireless business ($30.5 million) was written off as a component of discontinued operations in the third quarter of 2002 as a result of the sale of substantially all of the Company's wireless operations on August 1, 2002. Excluding this write-off, the Company's aggregate capitalized billing system costs are expected to approximate $200-215 million upon completion and will be amortized over a twenty-year period. The Company began amortizing its billing system in 2003 based on the total number of customers that the Company has migrated to the new system.

         In connection with the acquisitions of properties from Verizon in 2002, the Company assigned $35.3 million of the purchase price as an intangible asset associated with franchise costs (which includes amounts necessary to maintain eligibility to provide telecommunications services in its licensed service areas). Such asset has an indefinite life and therefore is not subject to amortization currently.

         The Company assigned $22.7 million of the purchase price to a customer base intangible asset in connection with the acquisitions of Verizon properties in 2002. Such asset is being amortized over 15 years; amortization expense for 2003 and 2002 was $1.5 million and $729,000, respectively, and is expected to be $1.5 million for each of the full years remaining in the amortization period.

(5)      PROPERTY, PLANT AND EQUIPMENT

         Net property, plant and equipment at December 31, 2003 and 2002 was composed of the following:

              December 31,                                   2003            2002
----------------------------------------                -------------     ----------
                                                           (Dollars in thousands)
Telephone
      Cable and wire                                    $   3,801,079      3,643,167
      Central office                                        2,230,943      2,150,217
      General support                                         490,884        474,022
      Information origination/termination                      46,142         44,198
      Construction in progress                                 21,289         32,507
      Other                                                     6,263          3,789
                                                        -------------     ----------
                                                            6,596,600      6,347,900
      Accumulated depreciation                             (3,498,298)    (3,136,107)
                                                        -------------     ----------
                                                            3,098,302      3,211,793
                                                        -------------     ----------
Other, at cost
      General support                                         320,417        346,037
      Fiber transport                                         141,853         74,305
      Other                                                   125,285        100,950
                                                        -------------     ----------
                                                              587,555        521,292
      Accumulated depreciation                               (230,376)      (201,440)
                                                        -------------     ----------
                                                              357,179        319,852
                                                        -------------     ----------
Net property, plant and equipment                       $   3,455,481      3,531,645
                                                        =============     ==========

         Depreciation expense was $469.1 million, $410.9 million and $348.6 million in 2003, 2002 and 2001, respectively. The composite depreciation rate for telephone properties was 7.0% for 2003, 6.9% for 2002 and 6.8% for 2001.

(6)      LONG-TERM AND SHORT-TERM DEBT

       The Company's long-term debt as of December 31, 2003 and 2002 was as follows:

                        December 31,                                             2003         2002
-------------------------------------------------------------------          -----------   ---------
                                                                              (Dollars in thousands)
CenturyTel
      Senior credit facilities                                               $         -     385,000
      Senior notes and debentures:
          7.75% Series A, due 2004                                                50,000      50,000
          8.25% Series B, due 2024                                               100,000     100,000
          6.55% Series C, due 2005                                                50,000      50,000
          7.20% Series D, due 2025                                               100,000     100,000
          6.15% Series E, due 2005                                               100,000     100,000
          6.30% Series F, due 2008                                               240,000     240,000
          6.875% Series G, due 2028                                              425,000     425,000
          8.375% Series H, due 2010                                              500,000     500,000
          6.02% Series J, due 2007 (remarketable 2005)                           500,000     500,000
          4.75% Series K, due 2032                                               165,000     165,000
          7.875% Series L, due 2012                                              500,000     500,000
          9.38% notes                                                                  -       2,800
      6.86%* Employee Stock Ownership
        Plan commitment, due in installments through 2004                            500       1,500
      Unamortized net discount                                                    (4,501)     (5,084)
      Fair value of derivative instrument related to
        Series H senior notes                                                     19,440      22,163
      Fair value of derivative instruments related to
        Series L senior notes                                                    (11,693)          -
      Other                                                                          114         146
                                                                             -----------   ---------
               Total CenturyTel                                                2,733,860   3,136,525
                                                                             -----------   ---------
Subsidiaries
      First mortgage debt
          5.92%* notes, payable to agencies of the U. S. government
            and cooperative lending associations, due in
            installments through 2025                                            234,743     250,325
          7.98% notes, due through 2017                                            5,211       5,500
      Other debt
          6.98%* unsecured medium-term notes, due through 2008                   199,613     244,124
          7.11%* notes, due in installments through 2020                           3,739       5,361
          6.55%* capital lease obligations, due through 2008                       4,589       7,034
                                                                             -----------   ---------
               Total subsidiaries                                                447,895     512,344
                                                                             -----------   ---------
Total long-term debt                                                           3,181,755   3,648,869
Less current maturities                                                           72,453      70,737
                                                                             -----------   ---------
Long-term debt, excluding current maturities                                 $ 3,109,302   3,578,132
                                                                             ===========   =========

* weighted average interest rate at December 31, 2003

         The approximate annual debt maturities for the five years subsequent to December 31, 2003 are as follows: 2004 - $72.5 million; 2005 - $246.1 million; 2006 - $277.9 million (including $165 million aggregate principal amount of the Company's convertible debentures, Series K, due 2032, which can be put to the Company at various dates beginning in 2006); 2007 - $521.7 million; and 2008 - $283.7 million.

         Certain of the loan agreements of CenturyTel and its subsidiaries contain various restrictions, among which are limitations regarding issuance of additional debt, payment of cash dividends, reacquisition of capital stock and other matters. In addition, the transfer of funds from certain consolidated subsidiaries to CenturyTel is restricted by various loan agreements. Subsidiaries which have loans from government agencies and cooperative lending associations, or have issued first mortgage bonds, generally may not loan or advance any funds to CenturyTel, but may pay dividends if certain financial ratios are met. At December 31, 2003, restricted net assets of subsidiaries were $249.1 million and subsidiaries' retained earnings in excess of amounts restricted by debt covenants totaled $1.476 billion. At December 31, 2003, all of the consolidated retained earnings reflected on the balance sheet was available under CenturyTel's loan agreements for the declaration of dividends.

         Approximately 25% of the Company's telephone property, plant and equipment is pledged to secure the long-term debt of subsidiaries.

         On May 6, 2002, the Company issued and sold in an underwritten public offering $500 million of equity units. Net proceeds to the Company from this issuance were approximately $483.4 million. Each of the 20 million equity units issued was priced at $25 and consists initially of a beneficial interest in a CenturyTel senior unsecured note (Series J) with a principal amount of $25 and a contract to purchase shares of CenturyTel common stock no later than May 2005. The senior notes will mature in May 2007. Each purchase contract will generally require the holder to purchase between .6944 and .8741 of a share of CenturyTel common stock in May 2005 based on the then current stock price of CenturyTel common stock in exchange for $25, subject to certain adjustments and exceptions. Accordingly, upon full settlement of the purchase contracts in May 2005, the Company will receive proceeds of $500 million and will deliver between 13.9 million and 17.5 million common shares in the aggregate. The senior notes are pledged by the holders to secure their obligations under the purchase contracts. The total distributions on the equity units will be at an initial annual rate of 6.875%, consisting of interest (6.02%) and contract adjustment payments (0.855%), each payable quarterly. On or after mid-February 2005, the senior notes will be remarketed, at which time the remarketing agent will reset the interest rate on the senior notes in order to generate sufficient proceeds to secure the holder's obligation under the purchase contract. In the event of an unsuccessful remarketing, the Company will exercise its right as a secured party to dispose of the senior notes and satisfy in full the holder's obligation to purchase common stock under the purchase contract.

         The senior note portion of the equity units is reflected on the balance sheet as long-term debt in the amount of $500 million. Interest expense on the senior notes is accrued at a rate of 6.02%, the initial interest rate. The present value of the aggregate contract adjustment payments has been recorded as an $11.6 million reduction to paid-in capital and as an equivalent liability. The Company is amortizing the difference between the aggregate amount of all payments and the present value thereof as interest expense over the three-year term of the purchase contracts. Upon making each such payment, the Company will allocate most of the payment to the reduction of its $11.6 million liability, and record the remainder as interest expense. The issuance costs of the equity units have been allocated to the units' debt and equity components. The debt issuance costs ($3.3 million) were computed based on typical costs of a debt transaction and will be amortized to interest expense over the term of the senior notes. The remainder of the issuance costs ($12.6 million) were treated as a cost of raising equity and recorded as a charge to paid-in capital.

         On July 22, 2002, the Company entered into $800 million of credit facilities, consisting of a $533 million three-year facility and a $267 million 364-day revolving facility with a one-year term-out option. The 364-day revolving facility was not renewed in 2003. The Company had no outstanding borrowings under its facility at December 31, 2003.

         In the third quarter of 2002, the Company issued $500 million of senior notes, Series L, due 2012 (which bear interest at 7.875%) and $165 million of convertible senior debentures, Series K, due 2032 (which bear interest at 4.75% and which may be converted into shares of CenturyTel common stock at a conversion price of $40.455 per share). Holders of the convertible senior debentures will have the right to require the Company to purchase all or a portion of the debentures on August 1, 2006, August 1

2010 and August 1, 2017. In each case, the purchase price payable will be equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest to the purchase date. The Company will pay cash for all debentures so purchased on August 1, 2006. For any such purchases on or after August 1, 2010, the Company may choose to pay the purchase price in cash or shares of its common stock, or any combination thereof (except that the Company will pay any accrued and unpaid interest in cash).

         On October 15, 2002, the Company redeemed $400 million principal amount of its Series I Remarketable Senior Notes at par value, plus accrued interest. In connection with such redemption, the Company also paid a premium of approximately $71.1 million in accordance with the redemption provisions of the associated remarketing agreement. Such premium payment (net of $11.1 million of unamortized net premium primarily associated with the option payment received by the Company in 2000 in connection with the original issuance of the remarketable notes) is reflected as an Other Expense in the Company's results of operations for year ended December 31, 2002.

         At December 31, 2003, the Company had available $533.3 million of undrawn committed bank lines of credit and the Company's telephone subsidiaries had available for use $123.0 million of commitments for long-term financing from the Rural Utilities Service and Rural Telephone Bank.

(7)      DERIVATIVE INSTRUMENTS

         During 2002, the Company entered into a fair value hedge with respect to the Company's $500 million aggregate principal amount of 8.375% Series H senior notes, due 2010. This hedge was a "fixed to variable" interest rate swap that effectively converted the Company's fixed rate interest payment obligations under these notes into variable rate obligations. The change in the value of this hedge was reflected as a component of interest expense for the year ended December 31, 2002. As of December 31, 2002, the Company realized an interest rate of 4.96% related to such hedge. Interest expense was reduced by $7.8 million in 2002 as a result of this hedge. The fair value of such hedge at December 31, 2002 was $22.2 million and is reflected on the accompanying balance sheet as both an asset (included in "Other assets") and as an increase in the underlying debt (included in "Long-term debt"). In May 2003, the Company terminated this hedge. In connection with such termination, the Company received approximately $22.3 million in cash upon settlement, which represented the fair value of the hedge at the termination date. Such amount is being amortized as a reduction of interest expense through 2010, the maturity date of the Series H notes.

         In May and July 2003, the Company entered into four separate fair value interest rate hedges associated with the full $500 million principal amount of its Series L senior notes, due 2012, that pay interest at a fixed rate of 7.875%. These hedges are "fixed to variable" interest rate swaps that effectively convert the Company's fixed rate interest payment obligations under these notes into obligations to pay variable rates that range from the six-month London InterBank Offered Rate ("LIBOR") plus 3.229% to the six-month LIBOR plus 3.67%, with settlement and rate reset dates occurring each six months through the expiration of the hedges in August 2012. As of December 31, 2003, the Company realized a weighted average interest rate of 4.8% related to these hedges. Interest expense was reduced by $7.7 million during 2003 as a result of these hedges. The aggregate fair value of such hedges at December 31, 2003 was $11.7 million and is reflected on the accompanying balance sheet as both a liability (included in "Deferred credits and other liabilities") and as a decrease to the Company's underlying long-term debt.

         During 2002, the Company entered into (i) a cash flow hedge designed to lock in a fixed interest rate for $100 million of the $500 million senior notes issued in the third quarter of 2002 which was settled in the third quarter of 2002 for a $1.1 million payment by the Company (which is being amortized as additional interest expense over a ten-year period, which equates to the term of the debt issuance hedged) and (ii) a cash flow hedge designed to eliminate the variability of interest payments for $400 million of variable rate debt under the Company's $800 million credit facilities. During the second quarter of 2003, the Company retired all outstanding indebtedness associated with its $800 million credit facilities; therefore, such cash flow hedge was deemed ineffective in 2003 and resulted in a $722,000 unfavorable pre-tax charge to the Company's income.

(8)      DEFERRED CREDITS AND OTHER LIABILITIES

         Deferred credits and other liabilities at December 31, 2003 and 2002 were composed of the following:

December 31,                                                                   2003               2002
---------------------------------------------------------------------------------------------------------
                                                                               (Dollars in thousands)
Deferred federal and state income taxes                                    $    528,551           352,161
Accrued postretirement benefit costs                                            222,613           208,542
Fair value of interest rate swap                                                 11,693             1,290
Additional minimum pension liability                                                  -            56,388
Minority interest                                                                 7,218            26,067
Other                                                                            66,576            71,720
---------------------------------------------------------------------------------------------------------
                                                                           $    836,651           716,168
=========================================================================================================

(9)    STOCKHOLDERS' EQUITY

Common stock - Unissued shares of CenturyTel common stock were reserved as follows:

December 31,                                                                                   2003
---------------------------------------------------------------------------------------------------------
                                                                                           (In thousands)
Incentive compensation programs                                                                12,099
Acquisitions                                                                                    4,064
Employee stock purchase plan                                                                    4,822
Dividend reinvestment plan                                                                        454
Conversion of convertible preferred stock                                                         435
Other employee benefit plans                                                                    3,717
-----------------------------------------------------------------------------------------------------
                                                                                               25,591
=====================================================================================================

         Under CenturyTel's Articles of Incorporation each share of common stock beneficially owned continuously by the same person since May 30, 1987 generally entitles the holder thereof to ten votes per share. All other shares entitle the holder to one vote per share. At December 31, 2003, the holders of 8.9 million shares of common stock were entitled to ten votes per share.

Preferred stock - As of December 31, 2003, CenturyTel had 2.0 million shares of authorized convertible preferred stock, $25 par value per share. At December 31, 2003 and 2002, there were 319,000 shares of outstanding preferred stock. Holders of outstanding CenturyTel preferred stock are entitled to receive cumulative dividends, receive preferential distributions equal to $25 per share plus unpaid dividends upon CenturyTel's liquidation and vote as a single class with the holders of common stock.

Shareholders' Rights Plan - In 1996 the Board of Directors declared a dividend of one preference share purchase right for each common share outstanding. Such rights become exercisable if and when a potential acquiror takes certain steps to acquire 15% or more of CenturyTel's common stock. Upon the occurrence of such an acquisition, each right held by shareholders other than the acquiror may be exercised to receive that number of shares of common stock or other securities of CenturyTel (or, in certain situations, the acquiring company) which at the time of such transaction will have a market value of two times the exercise price of the right.

(10)     POSTRETIREMENT BENEFITS

         The Company sponsors health care plans (which use a December 31 measurement date) that provide postretirement benefits to all qualified retired employees.

         On December 8, 2003, President Bush signed into law a bill that expands Medicare, primarily adding a prescription drug benefit for Medicare-eligible retirees starting in 2006. The Company anticipates that the benefits it pays after 2006 will be lower as a result of the new Medicare provisions; however, the Company's retiree medical obligations and reported costs do not reflect the impact of this legislation. Deferring recognition of the new medicare provisions' impact is permitted by Financial Accounting Standards Board Staff Position 106-1 due to unresolved questions about some of the new Medicare provisions and a lack of authoritative accounting guidance about certain matters.

         In 2003, the Company announced changes, effective January 1, 2004, that would decrease its subsidization of benefits provided under its postretirement benefit plan.

         The following is a reconciliation of the beginning and ending balances for the benefit obligation and the plan assets.

December 31,                                                          2003            2002        2001
---------------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
Change in benefit obligation
     Benefit obligation at beginning of year                      $    253,762       215,872      165,266
     Service cost                                                        6,176         6,669        6,373
     Interest cost                                                      18,216        15,962       14,512
     Participant contributions                                           1,199           617          548
     Acquisitions                                                            -        56,539            -
     Plan amendments                                                   (34,597)            -            -
     Actuarial (gain) loss                                              79,163       (29,534)      40,005
     Benefits paid                                                     (12,498)      (12,363)     (10,832)
---------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                 $    311,421       253,762      215,872
=========================================================================================================

Change in plan assets
     Fair value of plan assets at beginning of year               $     28,697        36,555       39,873
     Return on assets                                                    4,479        (2,896)      (1,379)
     Employer contributions                                              8,000         6,784        8,345
     Participant contributions                                           1,199           617          548
     Benefits paid                                                     (12,498)      (12,363)     (10,832)
---------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                          $     29,877        28,697       36,555
=========================================================================================================

         Net periodic postretirement benefit cost for 2003, 2002 and 2001 included the following components:

Year ended December 31,                                               2003             2002         2001
---------------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
Service cost                                                      $      6,176         6,669        6,373
Interest cost                                                           18,216        15,962       14,512
Expected return on plan assets                                          (2,870)       (3,656)      (3,987)
Amortization of unrecognized actuarial loss                              2,234         1,470        1,337
Amortization of unrecognized prior service cost                         (2,447)         (129)        (129)
---------------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                          $     21,309        20,316       18,106
=========================================================================================================

         The following table sets forth the amounts recognized as liabilities for postretirement benefits at December 31, 2003, 2002 and 2001.

December 31,                                                           2003           2002         2001
---------------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
Benefit obligation                                                $   (311,421)     (253,762)    (215,872)
Fair value of plan assets                                               29,877        28,697       36,555
Unamortized prior service cost                                         (33,068)         (918)      (1,046)
Unrecognized net actuarial loss                                         89,893        14,573       33,925
---------------------------------------------------------------------------------------------------------
Accrued benefit cost                                              $   (224,719)     (211,410)    (146,438)
=========================================================================================================

         Assumptions used in accounting for postretirement benefits as of December 31, 2003 and 2002 were:

                                                                                2003             2002
-------------------------------------------------------------------------------------------------------
Determination of benefit obligation
    Discount rate                                                                  6.0%             6.75
    Healthcare trend rates (Medical/Prescription Drug)
      Following year                                                        11.0%/16.0%          4.9/5.7
      Rate to which the cost trend rate is assumed to decline (the
         ultimate trend rate)                                                 5.0%/5.0%          4.5/4.5
      Year that the rate reaches the ultimate trend rate                     2010/2015         2015/2015

Determination of benefit cost
    Discount rate                                                                 6.75%              7.00
    Expected return on plan assets                                                8.25%              10.0
---------------------------------------------------------------------------------------------------------

         The Company employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long term. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset studies and periodic portfolio reviews.

         The Company's postretirement benefit plan weighted-average asset allocations at December 31, 2003 and 2002 by asset category are as follows:

                                                                                 2003               2002
--------------------------------------------------------------------------------------------------------
Equity securities                                                                80.5%              56.2
Debt securities                                                                  16.4               36.6
Other                                                                             3.1                7.2
--------------------------------------------------------------------------------------------------------
Total                                                                           100.0%             100.0
========================================================================================================

         In determining the expected return on plan assets, historical markets are studied and long-term relationships between equities and fixed income are preserved consistent with the widely-accepted capital market principle that assets with higher volatility and risk generate a greater return over the long term. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. Peer data and historical returns are also reviewed to check for reasonableness.

         Assumed health care cost trends have a significant effect on the amounts reported for postretirement benefit plans. A one-percentage-point change in assumed health care cost rates would have the following effects:

                                                                     1-Percentage         1-Percentage
                                                                    Point Increase       Point Decrease
--------------------------------------------------------------------------------------------------------
                                                                           (Dollars in thousands)
Effect on total of service and interest cost components              $     1,588              (1,514)
Effect on postretirement benefit obligation                          $    20,377              19,126)
--------------------------------------------------------------------------------------------------------

         The Company expects to contribute approximately $13 million to its postretirement benefit plan in 2004.

(11)     RETIREMENT AND SAVINGS PLANS

         CenturyTel and certain subsidiaries sponsor defined benefit pension plans for substantially all employees. CenturyTel also sponsors an Outside Directors' Retirement Plan and a Supplemental Executive Retirement Plan to provide directors and officers, respectively, with supplemental retirement, death and disability benefits. The Company uses a December 31 measurement date for its plans.

         The following is a reconciliation of the beginning and ending balances for the aggregate benefit obligation and the plan assets for the Company's retirement and savings plans.

December 31,                                                          2003             2002         2001
---------------------------------------------------------------------------------------------------------
                                                                           (Dollars in thousands)
Change in benefit obligation
      Benefit obligation at beginning of year                    $     346,256       271,490      249,835
      Service cost                                                      12,840        10,353        7,760
      Interest cost                                                     23,617        20,053       17,829
      Plan amendments                                                        -             -        1,205
      Acquisitions                                                           -        51,428            -
      Settlements                                                       (9,962)            -            -
      Actuarial (gain) loss                                             46,221         9,231        9,065
      Benefits paid                                                    (28,139)      (16,299)     (14,204)
---------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                $     390,833       346,256      271,490
=========================================================================================================

Change in plan assets
      Fair value of plan assets at beginning of year             $     266,420       270,902      315,727
      Return on plan assets                                             52,783       (42,998)     (31,998)
      Employer contributions                                            50,437         3,387        1,377
      Acquisitions                                                       6,807        51,428            -
      Benefits paid                                                    (28,139)      (16,299)     (14,204)
---------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                         $     348,308       266,420      270,902
=========================================================================================================

         At December 31, 2003, the Company's underfunded pension plans (meaning those with benefit obligations in excess of plan assets) had aggregate benefit obligations of $138.4 million and aggregate plan assets of $84.4 million. As of December 31, 2002, all of the pension plans had benefit obligations in excess of plan assets.

         Net periodic pension expense (benefit) for 2003, 2002 and 2001 included the following components:

Year ended December 31,                                                2003            2002         2001
---------------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
Service cost                                                     $      12,840        10,353        7,760
Interest cost                                                           23,617        20,053       17,829
Expected return on plan assets                                         (22,065)      (28,575)     (30,803)
Settlements                                                              2,233             -            -
Recognized net (gains) losses                                            7,214         1,248       (2,399)
Net amortization and deferral                                              397           395          301
---------------------------------------------------------------------------------------------------------
Net periodic pension expense (benefit)                           $      24,236         3,474       (7,312)
=========================================================================================================

         The following table sets forth the combined plans' funded status and amounts recognized in the Company's consolidated balance sheet at December 31, 2003, 2002 and 2001.

December 31,                                                          2003           2002         2001
---------------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
Benefit obligation                                               $    (390,833)     (346,256)    (271,490)
Fair value of plan assets                                              348,308       266,420      270,902
Unrecognized transition asset                                             (900)       (1,152)      (1,404)
Unamortized prior service cost                                           3,721         4,370        5,017
Unrecognized net actuarial (gain) loss                                  98,759       102,664       23,121
---------------------------------------------------------------------------------------------------------
Prepaid pension cost                                             $      59,055        26,046       26,146
=========================================================================================================

         The Company's accumulated benefit obligation as of December 31, 2003 and 2002 was $329.0 million and $284.8 million, respectively.

         Amounts recognized on the balance sheet consist of:

December 31,                                                          2003            2002         2001
---------------------------------------------------------------------------------------------------------
                                                                          (Dollars in thousands)
Prepaid pension cost                                             $      59,055        26,046       26,146
Additional minimum pension liability (reflected in Deferred
    Credits and Other Liabilities)                                           -       (56,388)           -
Intangible asset (reflected in Other Assets)                                 -         1,212            -
Accumulated Other Comprehensive Loss                                         -        55,176            -
---------------------------------------------------------------------------------------------------------
                                                                 $      59,055        26,046       26,146
=========================================================================================================

Assumptions used in accounting for the pension plans as of December 2003 and 2002 were:

                                                                                      2003         2002
-------------------------------------------------------------------------------------------------------
Determination of benefit obligation
     Discount rate                                                                    6.0%          6.75
     Weighted average rate of compensation increase                                   4.0%          4.50

Determination of benefit cost
     Discount rate                                                                   6.75%           7.0
     Weighted average rate of compensation increase                                  4.50%          4.50
     Expected long-term rate of return on assets                                     8.25%          10.0
--------------------------------------------------------------------------------------------------------

         The Company employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long term. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset studies and periodic portfolio reviews.

         The Company's pension plans weighted-average asset allocations at December 31, 2003 and 2002 by asset category are as follows:

                                                                2003             2002
-------------------------------------------------------------------------------------
Equity securities                                               54.0%            66.5
Debt securities                                                 11.0              5.7
Cash and cash equivalents                                       32.3             24.4
Other                                                            2.7              3.4
-------------------------------------------------------------------------------------
Total                                                          100.0%           100.0
=====================================================================================

         In determining the expected return on plan assets, historical markets are studied and long-term relationships between equities and fixed income are preserved consistent with the widely-accepted capital market principle that assets with higher volatility and risk generate a greater return over the long term. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. Peer data and historical returns are also reviewed to check for reasonableness.

         The amount of the 2004 contribution will be determined based on a number of factors, including the results of the 2004 actuarial valuation report. At this time, the amount of the 2004 contribution is not known.

         CenturyTel sponsors an Employee Stock Ownership Plan ("ESOP") which covers most employees with one year of service with the Company and is funded by Company contributions determined annually by the Board of Directors. The Company's expense related to the ESOP during 2003, 2002 and 2001 was $8.9 million, $9.3 million, and $7.5 million, respectively. At December 31, 2003, the ESOP owned an aggregate of 7.2 million shares of CenturyTel common stock.

         CenturyTel and certain subsidiaries also sponsor qualified profit sharing plans pursuant to Section 401(k) of the Internal Revenue Code (the "401(k) Plans") which are available to substantially all employees of the Company. The Company's matching contributions to the 401(k) Plans were $8.2 million in 2003, $6.7 million in 2002 and $6.6 million in 2001.

(12)     INCOME TAXES

         Income tax expense from continuing operations included in the Consolidated Statements of Income for the years ended December 31, 2003, 2002 and 2001 was as follows:

Year ended December 31,                                                 2003          2002          2001
---------------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
Federal

     Current                                                       $    58,659        22,987       26,689
     Deferred                                                          118,600        80,056       62,164
State

     Current                                                              (113)       11,406        6,735
     Deferred                                                           10,106        (8,944)      (4,220)
---------------------------------------------------------------------------------------------------------
                                                                   $   187,252       105,505       91,368
=========================================================================================================

         Income tax expense for 2003 was reduced by $21.6 million primarily as a result of reducing the valuation allowance related to net state operating loss carryforwards as it is more likely than not that future taxable income will be sufficient to enable the Company to utilize this portion of the operating loss carryforwards.

         Income tax expense from continuing operations was allocated as follows:

Year ended December 31,                                                   2003         2002        2001
---------------------------------------------------------------------------------------------------------
                                                                              (Dollars in thousands)
Income tax expense in the consolidated statements of income           $  187,252      105,505      91,368
Stockholders' equity:
     Compensation expense for tax purposes
        in excess of amounts recognized for
        financial reporting purposes                                      (4,385)      (7,471)     (1,051)
     Tax effect of the change in accumulated other
        comprehensive income (loss)                                       19,763      (19,763)    (13,715)
---------------------------------------------------------------------------------------------------------

         The following is a reconciliation from the statutory federal income tax rate to the Company's effective income tax rate from continuing operations:

Year ended December 31,                                                    2003         2002          2001
---------------------------------------------------------------------------------------------------------
                                                                           (Percentage of pre-tax income)
Statutory federal income tax rate                                          35.0%        35.0          35.0
State income taxes, net of federal income tax benefit                       1.2           .5            .7
Amortization of nondeductible goodwill                                        -            -           3.4
Amortization of investment tax credits                                        -          (.1)          (.2)
Amortization of regulatory liability                                        (.1)         (.3)          (.7)
Other, net                                                                  (.9)          .2           (.2)
----------------------------------------------------------------------------------------------------------
Effective income tax rate                                                  35.2%        35.3          38.0
==========================================================================================================

         In accordance with SFAS 142, effective January 1, 2002, goodwill amortization for financial reporting purposes ceased.

         The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 were as follows:

December 31,                                                                   2003                 2002
---------------------------------------------------------------------------------------------------------
                                                                                 (Dollars in thousands)
Deferred tax assets

     Postretirement benefit costs                                          $     59,215            40,852
     Regulatory support                                                          12,464            11,414
     Net state operating loss carryforwards                                      41,358            28,380
     Other employee benefits                                                     10,160            28,697
     Other                                                                       24,819            18,720
---------------------------------------------------------------------------------------------------------
         Gross deferred tax assets                                              148,016           128,063
         Less valuation allowance                                               (19,735)          (28,380)
---------------------------------------------------------------------------------------------------------
         Net deferred tax assets                                                128,281            99,683
---------------------------------------------------------------------------------------------------------
Deferred tax liabilities

     Property, plant and equipment, primarily due to
        depreciation differences                                               (291,482)         (189,663)
     Goodwill                                                                  (350,812)         (256,801)
     Deferred debt costs                                                         (2,470)           (2,400)
     Intercompany profits                                                        (3,485)           (2,980)
     Other                                                                       (8,583)                -
---------------------------------------------------------------------------------------------------------
         Gross deferred tax liabilities                                        (656,832)         (451,844)
---------------------------------------------------------------------------------------------------------
Net deferred tax liability                                                 $   (528,551)         (352,161)
=========================================================================================================

         As of December 31, 2003, the Company had available tax benefits associated with net state operating loss carryforwards, which expire through 2023, of $41.4 million. In assessing whether the Company can realize the benefits of its net state operating loss carryforwards, the Company considers whether it is more likely than not that some portion or all of the carryforwards will not be realized. The ultimate realization of the benefits of the carryforwards is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers its scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. As a result of such assessment, $19.7 million was reserved through the valuation allowance as of December 31, 2003 as it is likely that this amount of net operating loss carryforwards will not be utilized prior to expiration.

(13)     NONRECURRING GAINS AND LOSSES, NET

         In the second quarter of 2002, the Company recorded a pre-tax gain of $3.7 million from the sale of a PCS license.

         In the third quarter of 2001, the Company recorded a pre-tax gain on the sale of its remaining common shares of Illuminet Holdings, Inc. aggregating $54.6 million ($35.5 million after-tax; $.25 per diluted share). The Company also recorded a pre-tax gain of $4.0 million ($2.6 million after-tax; $.02 per diluted share) on the sale of certain other assets. Additionally in 2001, the Company recorded pre-tax charges of $25.5 million ($16.6 million after-tax; $.12 per diluted share) due to the write-down in the value of certain non-operating investments in which the Company owns a minority interest.

(14)     EARNINGS PER SHARE

         The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

Year ended December 31,                                             2003            2002           2001
---------------------------------------------------------------------------------------------------------
                                                                        (Dollars, except per share
                                                                    amounts, and shares in thousands)
Income (Numerator):
   Income from continuing operations                           $    344,707        193,533        149,081
   Discontinued operations, net of tax                                    -        608,091        193,950
---------------------------------------------------------------------------------------------------------
Net income                                                          344,707        801,624        343,031
Dividends applicable to preferred stock                                (399)          (399)          (399)
---------------------------------------------------------------------------------------------------------
Net income applicable to common stock for
   computing basic earnings per share                               344,308        801,225        342,632
Dividends applicable to preferred stock                                 399            399            399
---------------------------------------------------------------------------------------------------------
Net income as adjusted for purposes of computing
   diluted earnings per share                                  $    344,707        801,624        343,031
=========================================================================================================
Net income applicable to common stock for computing basic
   earnings per share, as adjusted for goodwill amortization   $    344,308        801,225        398,898
=========================================================================================================
Net income as adjusted for purposes of computing diluted
   earnings per share, as adjusted for goodwill amortization   $    344,707        801,624        399,297
=========================================================================================================
Shares (Denominator):
Weighted average number of shares outstanding
   during period                                                    143,673        141,796        141,021
Employee Stock Ownership Plan shares not committed to be
   released                                                             (90)          (183)          (278)
---------------------------------------------------------------------------------------------------------
Weighted average number of shares outstanding during
   period for computing basic earnings per share                    143,583        141,613        140,743
Incremental common shares attributable to
   dilutive securities:
     Shares issuable under convertible securities                       435            435            435
     Shares issuable under outstanding stock options                    682            831          1,129
---------------------------------------------------------------------------------------------------------
Number of shares as adjusted for purposes of
   computing diluted earnings per share                             144,700        142,879        142,307
=========================================================================================================

Basic earnings per share
     From continuing operations                                $       2.40           1.36           1.06
     From continuing operations, as adjusted for
        goodwill amortization                                  $       2.40           1.36           1.39
     From discontinued operations                              $          -           4.29           1.38
     From discontinued operations, as adjusted for
        goodwill amortization                                  $          -           4.29           1.45
     Basic earnings per share                                  $       2.40           5.66           2.43
     Basic earnings per share, as adjusted for
        goodwill amortization                                  $       2.40           5.66           2.83

Diluted earnings per share
     From continuing operations                                $       2.38           1.35           1.05
     From continuing operations, as adjusted for
        goodwill amortization                                  $       2.38           1.35           1.37
     From discontinued operations                              $          -           4.26           1.36
     From discontinued operations, as adjusted for
        goodwill amortization                                  $          -           4.26           1.43
     Diluted earnings per share                                $       2.38           5.61           2.41
     Diluted earnings per share, as adjusted for
        goodwill amortization                                  $       2.38           5.61           2.81

         The weighted average number of options to purchase shares of common stock that were excluded from the computation of diluted earnings per share because the exercise price of the option was greater than the average market price of the common stock was 2.6 million for 2003, 3.3 million for 2002 and 1.3 million for 2001.

(15)     STOCK OPTION PROGRAMS

         CenturyTel maintains programs which allow the Board of Directors, through the Compensation Committee, to grant (i) incentives to certain employees in any one or a combination of several forms, including incentive and non-qualified stock options; stock appreciation rights; restricted stock; and performance shares and (ii) stock options to outside directors. As of December 31, 2003, CenturyTel had reserved 12.1 million shares of common stock which may be issued under CenturyTel's current incentive compensation programs.

         Under the Company's programs, options have been granted to employees and directors at a price either equal to or exceeding the then-current market price. All of the options expire ten years after the date of grant and the vesting period ranges from immediate to three years.

         Stock option transactions during 2003, 2002 and 2001 were as follows:

                                                                                 Number          Average
                                                                               of options         price
---------------------------------------------------------------------------------------------------------
Outstanding December 31, 2000                                                 4,681,159         $   21.16
      Exercised                                                                (149,806)            15.91
      Granted                                                                 1,971,750             28.14
      Forfeited                                                                (135,583)            18.42
---------------------------------------------------------------------------------------
Outstanding December 31, 2001                                                 6,367,520             23.51
      Exercised                                                              (1,366,560)            13.97
      Granted                                                                 1,983,150             32.28
      Forfeited                                                                 (88,308)            28.59
---------------------------------------------------------------------------------------
Outstanding December 31, 2002                                                 6,895,802             27.95
      Exercised                                                              (1,059,414)            22.30
      Granted                                                                 1,720,317             27.36
      Forfeited                                                                (822,133)            33.34
---------------------------------------------------------------------------------------
Outstanding December 31, 2003                                                 6,734,572             28.14
=======================================================================================

Exercisable December 31, 2003                                                 3,807,355             27.21
=======================================================================================

Exercisable December 31, 2002                                                 3,991,753             25.68
=======================================================================================

         The following tables summarize certain information about CenturyTel's stock options at December 31, 2003.


                                            Options outstanding
----------------------------------------------------------------------------------------------------------
                                                          Weighted average
     Range of                                           remaining contractual            Weighted average
  exercise prices             Number of options           life outstanding                exercise price
----------------------------------------------------------------------------------------------------------

$    11.67-17.64                     931,324                      1.9                     $     14.90
     24.10-26.31                     230,308                      7.6                           25.20
     26.62-31.56                   3,061,468                      7.9                           27.73
     31.75-38.50                   2,469,563                      8.4                           33.66
     39.00-46.19                      41,909                      5.3                           42.47
                                   ---------
     11.67-46.19                   6,734,572                      7.5                           28.14
                                   =========

                                            Options exercisable
----------------------------------------------------------------------------------------------------------
     Range of                                     Number of                               Weighted average
  exercise prices                            options exercisable                          exercise price
----------------------------------------------------------------------------------------------------------
$    11.67-17.64                                    931,324                               $     14.90
     24.10-26.31                                    178,753                                     25.14
     26.62-31.56                                  1,179,303                                     28.15
     31.75-38.50                                  1,476,066                                     34.04
     39.00-46.19                                     41,909                                     42.47
                                                 ----------
     11.67-46.19                                  3,807,355                                     27.21
                                                  =========

(16)     SUPPLEMENTAL CASH FLOW DISCLOSURES

         The amount of interest actually paid by the Company, net of amounts capitalized of $488,000, $1.2 million and $3.5 million during 2003, 2002 and 2001, respectively, was $221.1 million, $210.9 million and $224.7 million during 2003, 2002 and 2001, respectively. Income taxes paid were $91.6 million in 2003, $325.5 million in 2002 and $128.3 million in 2001. Income tax refunds totaled $85.7 million in 2003, $2.7 million in 2002 and $5.0 million in 2001.

         The Company has consummated the acquisitions of various operations, along with certain other assets, during the three years ended December 31, 2003. In connection with these acquisitions, the following assets were acquired and liabilities assumed:

Year ended December 31,                                               2003            2002         2001
---------------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
Property, plant and equipment, net                               $      46,390       866,575            -
Goodwill                                                                21,743     1,335,157       33,183
Deferred credits and other liabilities                                  21,754       (56,897)      13,948
Other assets and liabilities, excluding
   cash and cash equivalents                                            (3,644)      100,191            -
---------------------------------------------------------------------------------------------------------
Decrease in cash due to acquisitions                             $      86,243     2,245,026       47,131
=========================================================================================================

         The Company has disposed of various operations reflected within continuing operations, along with certain other assets, during the three years ended December 31, 2003. In connection with these dispositions, the following assets were sold, liabilities eliminated, assets received and gain recognized:

Year ended December 31,                                                2003           2002         2001
---------------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
Property, plant and equipment, net                                   $       -             -       (2,447)
Marketable equity securities                                                 -             -       (3,614)
Other assets and liabilities, excluding cash and
   cash equivalents                                                          -          (435)     (19,080)
Gain on sale of assets                                                       -        (3,709)     (33,043)
----------------------------------------------------------------------------------------------------------
Increase in cash due to dispositions                                 $       -        (4,144)     (58,184)
==========================================================================================================

         For information on the Company's discontinued operations, see Note 3.

(17)     FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following table presents the carrying amounts and estimated fair values of certain of the Company's financial instruments at December 31, 2003 and 2002.

                                                                          Carrying              Fair
                                                                           Amount               value
---------------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
December 31, 2003

Financial assets
     Other                                                             $      54,605          54,605  (2)

Financial liabilities
     Long-term debt (including current maturities)                     $   3,181,755       3,440,279  (1)
     Interest rate swaps                                               $      11,693          11,693  (2)
     Other                                                             $      44,612          44,612  (2)
--------------------------------------------------------------------------------------------------------
December 31, 2002

Financial assets
     Interest rate swaps                                               $      22,163          22,163  (2)
     Other                                                             $      33,637          33,637  (2)

Financial liabilities
     Long-term debt (including current maturities)                     $   3,648,869       3,937,535  (1)
     Interest rate swaps                                                       1,290           1,290  (2)
     Other                                                             $      41,884          41,884  (2)
--------------------------------------------------------------------------------------------------------

(1) Fair value was estimated by discounting the scheduled payment streams to present value based upon rates currently available to the Company for similar debt.

(2)      Fair value was estimated by the Company to approximate carrying value.

         The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates the fair value due to the short maturity of these instruments and have not been reflected in the above table.

(18)     BUSINESS SEGMENTS

         The Company's only separately reportable business segment is its telephone operations. The operating income of this segment is reviewed by the chief operating decision maker to assess performance and make business decisions. Due to the sale of the Company's wireless operations, such operations (which were previously reported as a separate segment) are classified as discontinued operations. Other operations include, but are not limited to, the Company's non-regulated long distance operations, Internet operations, competitive local exchange carrier operations, fiber transport business and security monitoring operations.

         The Company's telephone operations are conducted in rural, suburban and small urban communities in 22 states. Approximately 70% of the Company's telephone access lines are in Wisconsin, Missouri, Alabama, Arkansas and Washington.

                                                                              Depreciation
                                                              Operating            and           Operating
                                                              revenues        amortization        income
----------------------------------------------------------------------------------------------------------
                                                                         (Dollars in thousands)
Year ended December 31, 2003

Telephone                                                 $   2,071,980          450,851           688,114
Other operations                                                308,765           19,790            62,282
----------------------------------------------------------------------------------------------------------
Total                                                     $   2,380,745          470,641           750,396
==========================================================================================================

Year ended December 31, 2002

Telephone                                                 $   1,733,592          396,866           543,113
Other operations                                                238,404           14,760            43,568
Corporate overhead costs allocable to
     discontinued operations                                          -                -           (11,275)
-----------------------------------------------------------------------------------------------------------
Total                                                     $   1,971,996          411,626           575,406
==========================================================================================================

Year ended December 31, 2001

Telephone                                                 $   1,505,733          398,284           423,420
Other operations                                                173,771            8,754            22,098
Corporate overhead costs allocable to
     discontinued operations                                          -                -           (20,213)
----------------------------------------------------------------------------------------------------------
Total                                                     $   1,679,504          407,038           425,305
==========================================================================================================

Year ended December 31,                                          2003              2002            2001
---------------------------------------------------------------------------------------------------------
                                                                          (Dollars in thousands)

Operating income                                          $     750,396          575,406           425,305
Interest expense                                               (226,751)        (221,845)         (225,523)
Income from unconsolidated cellular entity                        6,160            5,582             7,592
Nonrecurring gains and losses, net                                    -            3,709            33,043
Other income and expense                                          2,154          (63,814)               32
----------------------------------------------------------------------------------------------------------
Income from continuing operations
       before income tax expense                          $     531,959          299,038           240,449
==========================================================================================================

Year ended December 31,                                          2003              2002            2001
---------------------------------------------------------------------------------------------------------
                                                                          (Dollars in thousands)
Capital expenditures
     Telephone                                            $     317,357          319,536           351,010
     Other operations                                            60,582           66,731            84,505
----------------------------------------------------------------------------------------------------------
Total                                                     $     377,939          386,267           435,515
==========================================================================================================

December 31,                                                     2003              2002            2001
---------------------------------------------------------------------------------------------------------
                                                                          (Dollars in thousands)
Total assets
     Telephone                                            $   6,747,036        6,962,713         4,754,522
     Other operations                                         1,148,816          807,695           730,395
     Assets held for sale                                             -                -           833,767
----------------------------------------------------------------------------------------------------------
Total assets                                              $   7,895,852        7,770,408         6,318,684
==========================================================================================================

         Interexchange carriers and other accounts receivable on the balance sheets are primarily amounts due from various long distance carriers, principally AT&T, and several large local exchange operating companies.

(19)     COMMITMENTS AND CONTINGENCIES

         Construction expenditures and investments in vehicles, buildings and equipment during 2004 are estimated to be $290 million for telephone operations and $110 million for other operations.

         In Barbrasue Beattie and James Sovis, on behalf of themselves and all others similarly situated, v. CenturyTel, Inc., filed on October 29, 2002 in the United States District Court for the Eastern District of Michigan (Case No. 02-10277), the plaintiffs allege that the Company unjustly and unreasonably billed customers for inside wire maintenance services, and seek unspecified money damages and injunctive relief under various legal theories on behalf of a purported class of over two million customers in the Company's telephone markets. The Court has not yet ruled on the plaintiffs' certification motion, and has not yet set a date to resolve this issue. Given the current status of this case, the Company cannot estimate the potential impact, if any, that this case will have on its results of operations.

         AT&T filed a petition with the FCC in December 2003 seeking forbearance from enforcing certain provisions of the Telecommunications Act of 1996 that allows LECs to file access tariffs on a streamlined basis and, if certain criteria are met, deems those tariffs lawful. Certain of the Company's telephone subsidiaries file interstate tariffs directly with the FCC using this streamlined filing approach. As a result of recent court rulings, tariffs that have been "deemed lawful" in effect nullify an interexchange carrier's ability to seek refunds should the earnings from the tariffs ultimately result in earnings above the authorized rate of return prescribed by the FCC. The Company has not recognized any revenues in excess of the authorized rate of return applicable to those carriers who historically have requested refunds pending resolution of the "deemed lawful" tariff issue. The Company will continue to monitor the status of the AT&T petition with the FCC. Although it is possible the Company could benefit favorably upon resolution of this issue, there is no assurance that a favorable outcome will occur.

         From time to time, the Company is involved in various other claims and legal actions relating to the conduct of its business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

(20)     SUBSEQUENT EVENT

         On February 3, 2004, the Company announced that its board of directors approved a stock repurchase program that will allow the Company to repurchase up to an aggregate of $400 million of either its common stock or convertible equity units prior to December 31, 2005. The Company commenced purchases under this plan on February 6, 2004.

                                * * * * * * * * *

                                CENTURYTEL, INC.

               Consolidated Quarterly Income Statement Information
                                   (Unaudited)

                                                          First         Second        Third       Fourth
                                                         quarter        quarter       quarter     quarter
----------------------------------------------------------------------------------------------------------
                                                          (Dollars in thousands, except per share amounts)
2003                                                                         (unaudited)
----------------------------------------------------------------------------------------------------------
Operating revenues                                    $   580,530        590,148      603,752     606,315
Operating income                                      $   184,773        188,381      190,781     186,461
Net income                                            $    83,919         87,367       90,979      82,442
Basic earnings per share                              $       .59            .61          .63         .57
Diluted earnings per share                            $       .58            .60          .63         .57

2002
----------------------------------------------------------------------------------------------------------
Operating revenues                                    $   422,918        438,702      524,497     585,879
Operating income                                      $   119,049        109,531      157,716     189,110
Income from continuing operations                     $    43,117         41,482       64,589      44,345
Net income                                            $    70,767         78,763      607,749      44,345
Basic earnings per share from continuing operations   $       .30            .29          .46         .31
Basic earnings per share                              $       .50            .56         4.29         .31
Diluted earnings per share from continuing operations $       .30            .29          .45         .31
Diluted earnings per share                            $       .50            .55         4.26         .31

2001
---------------------------------------------------------------------------------------------------------
Operating revenues                                    $   411,602        409,250      423,973     434,679
Operating income                                      $   104,309         99,209      105,991     115,796
Income from continuing operations                     $    27,708         22,533       60,994      37,846
Net income                                            $    46,722        154,241       92,305      49,763
Basic earnings per share from continuing operations   $       .20            .16          .43         .27
Basic earnings per share from continuing operations,
   as adjusted                                        $       .28            .24          .51         .35
Basic earnings per share                              $       .33           1.10          .65         .35
Basic earnings per share, as adjusted                 $       .43           1.20          .75         .45
Diluted earnings per share from continuing operations $       .19            .16          .43         .27
Diluted earnings per share from continuing operations,
   as adjusted                                        $       .28            .24          .51         .35
Diluted earnings per share                            $       .33           1.09          .65         .35
Diluted earnings per share, as adjusted               $       .43           1.19          .75         .45
---------------------------------------------------------------------------------------------------------

         Diluted earnings per share for the fourth quarter of 2003 included a $.06 per share charge related to operating taxes, net of related revenue effect, and interest associated with various operating tax audits.

         Diluted earnings per share for the third quarter of 2002 included $3.72 per share related to the gain on the sale of substantially all of the Company's wireless operations, net of amounts written off for costs expended related to the wireless portion of the new billing system currently in development. Diluted earnings per share for the fourth quarter of 2002 was negatively impacted by $.27 per share related to the redemption premium on the Company Series I remarketable notes that were redeemed in October 2002. On July 1 and August 31, 2002, the Company acquired nearly 650,000 telephone access lines and related assets from Verizon. See Note 2 for additional information.

                                   * * * * * *

(CENTURYTEL LOGO)



                                                    000000 0000000000 0 0000

                                                    000000000.000 ext
                                                    000000000.000 ext
                                                    000000000.000 ext
MR A SAMPLE                                         000000000.000 ext
DESIGNATION (IF ANY)                                000000000.000 ext
ADD 1                                               000000000.000 ext
ADD 2                                               000000000.000 ext
ADD 3
ADD 4                                               HOLDER ACCOUNT NUMBER
ADD 5
ADD 6                                               C 1234567890       J N T

(BARCODE)                                           (BARCODE)

                                                    [ ]  Mark this box with an
                                                         X if you have made
                                                         changes to your name
                                                         or address details
                                                         above.

--------------------------------------------------------------------------------
ANNUAL MEETING PROXY CARD
--------------------------------------------------------------------------------

A. TO ELECT FOUR CLASS I DIRECTORS

1. The Board of Directors recommends a vote FOR the listed nominees.


                                    FOR         WITHHOLD

01 - William R. Boles, Jr.          [ ]           [ ]

02 - W. Bruce Hanks                 [ ]           [ ]

03 - C.G. Melville, Jr.             [ ]           [ ]

04 - Glen F. Post, III              [ ]           [ ]


--------------------------------------------------------------------------------
                      KEY FOR EXPLANATION OF VOTING RIGHTS

         TVS - TOTAL VOTING SECURITIES, INCLUDING DIVIDEND REINVESTMENT
                     AND/OR EMPLOYEE STOCK PURCHASE PLAN(S)
                              1VT - ONE-VOTE TOTAL
                              10VT - TEN-VOTE TOTAL
                  VOTE - TOTAL VOTES TO WHICH YOU ARE ENTITLED

                 NOTE: TO DETERMINE THE TOTAL NUMBER OF 10-VOTE
                   SHARES, DIVIDE THE 10VT AMOUNT BY TEN (10).
--------------------------------------------------------------------------------

B. ISSUES


                                                    FOR     AGAINST   ABSTAIN

2.   To ratify the selection of KPMG LLP as         [ ]       [ ]        [ ]
     the Company's independent auditor for
     2004.

3.   In their discretion to vote upon such          [ ]       [ ]        [ ]
     other business as may properly come
     before the Meeting.


C. AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Signature 1 - Please keep     Signature 2 - Please keep        Date (mm/dd/yyyy)
signature within the box      signature within the box

-------------------------     -------------------------        ----------------------------
                                                                        /       /
-------------------------     -------------------------        ----------------------------

                             1 UPX HHH PPPP 003005

================================================================================
PROXY - CENTURYTEL, INC.
================================================================================

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Glen F. Post, III or Stacey W. Goff, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to cast the number of votes attributable to all of the shares of common stock and voting preferred stock (collectively, the "Voting Shares") of CenturyTel, Inc. (the "Company") that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 6, 2004, and at any and all adjournments thereof (the "Meeting").

The Board of Directors recommends that you vote FOR the nominees and the proposal listed on the reverse side hereof. In addition to serving as a Proxy, this card will also serve as instructions to Computershare Investor Services, LLC (the "Agent") to cast in the manner designated on the reverse side hereof the number of votes allocable to the undersigned, if any, that are attributable to shares of the Company's common stock held as of March 8, 2004 in the name of the Agent and credited to any plan account of the undersigned in accordance with the Company's dividend reinvestment plan or employee stock purchase plans. Upon timely receipt of this Proxy, properly executed, all of the votes attributable to your Voting Shares, including any held in the name of the Agent, will be voted as specified. If this Proxy is properly executed but no specific directions are given, all of your votes will be voted for the nominees and the proposal.

                            (Please See Reverse Side)